Exhibit 10.12

$400,000,000

CREDIT AGREEMENT

Dated as of             , 2015

among

EASTERLY GOVERNMENT PROPERTIES LP,

as Borrower,

EASTERLY GOVERNMENT PROPERTIES, INC.,

as Parent Guarantor,

THE GUARANTORS NAMED HEREIN,

as Guarantors,

THE INITIAL LENDERS AND THE INITIAL ISSUING BANKS NAMED HEREIN,

as Initial Lenders and Initial Issuing Banks,

CITIBANK, N.A.,

as Administrative Agent,

RAYMOND JAMES BANK, N.A.

and

ROYAL BANK OF CANADA,

as Co-Syndication Agents,

and

CITIGROUP GLOBAL MARKETS INC.,

RAYMOND JAMES BANK, N.A.,

and

RBC CAPITAL MARKETS*,

as Joint Lead Arrangers and Joint Book Running Managers

*	RBC Capital Markets is a marketing name for the investment banking activities of Royal Bank of Canada and its affiliates.

i

SCHEDULES

Schedule I	-	Commitments and Applicable Lending Offices
Schedule II	-	Unencumbered Assets
Schedule 4.01(b)	-	Subsidiaries
Schedule 4.01(f)	-	Material Litigation
Schedule 4.01(m)	-	Existing Debt
Schedule 4.01(n)	-	Surviving Debt
Schedule 4.01(o)	-	Existing Liens
Schedule 4.01(p)	-	Real Property
Part I	-	Owned Assets
Part II	-	Leased Assets
Schedule 4.01(q)	-	Environmental Concerns
Schedule 4.01(w)	-	Plans and Welfare Plans

EXHIBITS

Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Guaranty Supplement
Exhibit D	-	Form of Assignment and Acceptance
Exhibit E	-	Form of Notice of Competitive Bid Borrowing
Exhibit F	-	Form of Availability Certificate
Exhibit G-1	-	Form of Section 2.12(g) U.S. Tax Compliance Certificate
(For Foreign Lender Parties That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-2		Form of Section 2.12(g) U.S. Tax Compliance Certificate
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-3		Form of Section 2.12(g) U.S. Tax Compliance Certificate
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-4		Form of Section 2.12(g) U.S. Tax Compliance Certificate
(For Foreign Lender Parties That Are Partnerships For U.S. Federal Income Tax Purposes)

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of             , 2015 (this “Agreement”) among EASTERLY GOVERNMENT PROPERTIES LP, a Delaware limited partnership (the “Borrower”), EASTERLY GOVERNMENT PROPERTIES, INC., a Maryland corporation (the “Parent Guarantor”), the entities listed on the signature pages hereof as the subsidiary guarantors from time to time (together with any Additional Guarantors (as hereinafter defined) acceding hereto pursuant to Section 5.01(j) or 7.05, from time to time, the “Subsidiary Guarantors” and, together with the Parent Guarantor, the “Guarantors”), the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the initial lenders (the “Initial Lenders”), CITIBANK, N.A. and ROYAL BANK OF CANADA, as the initial issuers of Letters of Credit (as hereinafter defined) (the “Initial Issuing Banks”), CITIBANK, N.A. (“Citibank”), as administrative agent (together with any successor administrative agent appointed pursuant to Section 8.06, the “Administrative Agent”) for the Lender Parties (as hereinafter defined), RAYMOND JAMES BANK, N.A. (“Raymond James”) and ROYAL BANK OF CANADA (“Royal Bank”), as co-syndication agents and CITIGROUP GLOBAL MARKETS INC. (“CGMI”), RAYMOND JAMES BANK, N.A. and RBC CAPITAL MARKETS* (“RBCCM”), as joint lead arrangers and joint book running managers (the “Arrangers”).

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceding Lender” has the meaning specified in Section 2.17(d).

“Accession Agreement” has the meaning specified in Section 2.17(d)(i).

“Additional Guarantor” has the meaning specified in Section 7.05.

“Adjusted EBITDA” means an amount equal to (a) EBITDA for the fiscal quarter of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be, multiplied by four, less (b) the Capital Expenditure Reserve for all Assets for such fiscal quarter, provided that calculations which pertain to the fiscal quarters of the Parent Guarantor ending on or prior to December 31, 2014 shall be made on a pro forma basis, including to give effect to the IPO and the Formation Transactions.

“Adjusted Net Operating Income” means, with respect to any Asset, (a) Net Operating Income attributable to such Asset multiplied by four less (b) the Management Fee Adjustment for such Asset less (c) the Capital Expenditure Reserve for such Asset, in each case for the fiscal quarter most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be. In no event shall the Adjusted Net Operating Income for any Asset be less than zero.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent with Citibank, at its office at 1615 Brett Road, OPS III, New Castle, Delaware 19720, ABA No. 021000089, Account No. 36852248, Account Name: Agency/Medium Term

*	RBC Capital Markets is a marketing name for the investment banking activities of Royal Bank of Canada and its affiliates.

Finance, Reference: Easterly Partners Financing, Attention: Global Loans/Agency, or such other account as the Administrative Agent shall specify in writing to the Borrower and the Lender Parties.

“Advance” means a Revolving Credit Advance, a Competitive Bid Advance or a Letter of Credit Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Agreement” has the meaning specified in the recital of parties to this Agreement.

“Agreement Value” means, the net amount in respect of all Hedge Agreements, determined, with respect to each Hedge Agreement, on any date of determination, reasonably and in good faith by the Administrative Agent equal to: (a) in the case of a Hedge Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the “Master Agreement”), the amount, if any, that would be payable by or to any Loan Party or any of its Subsidiaries to or by its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) such Loan Party or Subsidiary was the sole “Affected Party”, and (iii) the Administrative Agent was the sole party determining such payment amount (with the Administrative Agent making such determination reasonably and in good faith pursuant to the provisions of the form of Master Agreement); or (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss or unrealized profit on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party to such Hedge Agreement determined reasonably and in good faith by the Administrative Agent based on the settlement price of such Hedge Agreement on such date of determination; or (c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss or unrealized profit on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party to such Hedge Agreement determined reasonably and in good faith by the Administrative Agent as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party or Subsidiary exceeds (or is less than, as applicable) (ii) the present value of the future cash flows to be received by such Loan Party or Subsidiary pursuant to such Hedge Agreement; capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the above described Master Agreement.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower, the Parent Guarantor or their Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended.

“Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Advance and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance. Further, in the case of a Competitive Bid Advance, the office of the Lender Party identified as its Applicable Lending Office in a notice by such Lender Party to the Administrative Agent with respect to such Competitive Bid Advance shall constitute such Lender Party’s Applicable Lending Office for such purpose.

“Applicable Margin” means, at any date of determination, (a) a percentage per annum determined by reference to the Leverage Ratio as set forth below, but subject to clause (b) below:

Pricing Level	Leverage Ratio	Applicable Margin for Eurodollar Rate Advances	Applicable Margin for Base Rate Advances
I	< 40%	1.40%	0.40%
II	≥ 40% but < 45%	1.50%	0.50%
III	≥ 45% but < 50%	1.55%	0.55%
IV	≥ 50% but < 55%	1.70%	0.70%
V	≥ 55%	1.90%	0.90%

The Applicable Margin for each Base Rate Advance shall be determined by reference to the Leverage Ratio in effect from time to time and the Applicable Margin for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing shall be determined by reference to the Leverage Ratio in effect on the first day of such Interest Period; provided, however, that (i) the Applicable Margin shall initially be at Pricing Level I on the Closing Date, (ii) no change in the Applicable Margin resulting from the Leverage Ratio shall be effective until the first Business Day after the date on which the Administrative Agent receives (x) the financial statements required to be delivered pursuant to Section 5.03(b) or (c), as the case may be, and (y) a certificate of the Chief Financial Officer (or other Responsible Officer performing similar functions) of the Borrower demonstrating the Leverage Ratio, and (iii) the Applicable Margin shall be at Pricing Level V for so long as the Borrower has not submitted to the Administrative Agent as and when required under Section 5.03(b) or (c), as applicable, the information described in clause (ii) of this proviso and shall continue to apply until the first Business Day after the date on which the information described in clause (ii) of this proviso is delivered. If as a result of a restatement of the Borrower’s financial statements or other recomputation of the Leverage Ratio on which the Applicable Margin is based, the interest paid or accrued hereunder was paid or accrued at a rate lower than the interest that would have been payable had such Leverage Ratio been correctly computed, the Borrower shall pay to the Administrative Agent for the account of the Lenders promptly following demand therefor the difference between the amount that should have been paid or accrued and the amount actually paid or accrued.

(b) In the event that the Parent Guarantor achieves an Investment Grade Rating, the Parent Guarantor may, upon written notice to the Administrative Agent, make an irrevocable one-time written election (setting forth the date for such election to be effective) to exclusively use the ratings-based pricing grid set forth below (a “Ratings Grid Election”), in which case the Applicable Margin for Eurodollar Rate Advances and Base Rate Advances will be determined, as per the pricing grid below, on the basis of the Debt Rating of the Parent Guarantor, as set forth below, notwithstanding any failure of the Parent Guarantor to maintain an Investment Grade Rating:

Debt Rating of Parent Guarantor	Applicable Margin for Eurodollar Rate Advances	Applicable Margin for Base Rate Advances	Facility Fee
≥ A-/A3	0.875%	0.00%	0.125%
BBB+/Baa1	0.925%	0.00%	0.150%
BBB/Baa2	1.050%	0.05%	0.200%
BBB-/Baa3	1.250%	0.25%	0.250%
< BBB-/Baa3	1.700%	0.70%	0.300%

“Approved Electronic Communications” means each Communication that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information materials required to be delivered pursuant to Sections 5.03(b), (c), (e), (g), and (k); provided, however, that solely with respect to delivery of any such Communication by any Loan Party to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic Communication” shall exclude (i) any notice of borrowing, letter of credit request, notice of conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.06(a) and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning specified in Section 9.02(c).

“Arrangers” has the meaning specified in the recital of parties to this Agreement.

“Assets” means Office Assets, Development Assets, Redevelopment Assets, Joint Venture Assets and Mixed Use Assets.

“Asset Value” means, at any date of determination, (a) in the case of any Office Asset or any Mixed Use Asset, the Capitalized Value of such Office Asset or Mixed Use Asset; provided, however, that the Asset Value of each Office Asset or Mixed Use Asset, as the case may be (other than a Development Asset or Redevelopment Asset) shall be equal, during the first 12 months following acquisition thereof, to the greater of (i) the acquisition price of such Office Asset or Mixed Use Asset, as applicable and (ii) the Capitalized Value of such Office Asset or Mixed Use Asset, as applicable, (b) in the case of any Development Asset or Redevelopment Asset, the gross book value of such Asset as determined in accordance with GAAP, (c) in the case of any Joint Venture Asset that, but for such Asset being owned by a Joint Venture, would qualify as an Office Asset or a Mixed Use Asset under the applicable definition thereof, the JV Pro Rata Share of the Capitalized Value of such Joint Venture Asset; provided, however, that the Asset Value of each Joint Venture Asset shall be equal, during the first 12 months following acquisition thereof, to the JV Pro Rata Share of the greater of (i) the acquisition price of such Joint Venture Asset or (ii) the Capitalized Value of such Joint Venture Asset, (d) in the case of any Joint Venture Asset that, but for such Asset being owned by a Joint Venture, would qualify as a Development Asset or Redevelopment Asset under the definition thereof, the JV Pro Rata Share of the gross book value of such Joint Venture Asset as determined in accordance with GAAP, and (e) in the case of any other asset of the Parent Guarantor or any of its Subsidiaries that is not already referenced in clauses (a) through (d) above, the gross book value of such asset as determined in accordance with GAAP.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender Party and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit D hereto.

“Availability Certificate” means a certificate in substantially the form of Exhibit F hereto, duly certified by the Chief Financial Officer (or other Responsible Officer performing similar functions) of the Parent Guarantor.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Bankruptcy Law” means any applicable law governing a proceeding of the type referred to in Section 6.01(f) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate, (b)  1⁄2 of 1% per annum above the Federal Funds Rate and (c) the one-month Eurodollar Rate plus 1% per annum. Citibank’s base rate is a rate set by Citibank based upon various factors, including Citibank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such base rate announced by Citibank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower’s Account” means the account of the Borrower maintained by the Borrower with Citibank, N.A. at its office at 153 East 53rd Street, 21st Floor, New York, New York 10022, ABA No. 021000089, Account No. 4991074200 or such other account as the Borrower shall specify in writing to the Administrative Agent.

“Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by the Lenders or a Competitive Bid Borrowing.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Capital Expenditure Reserve” means, with respect to any Asset at any date of determination, $0.25 times the total number of rentable square feet of such Asset, provided that with respect to any Asset that is a Joint Venture Asset, the Capital Expenditure Reserve shall be equal to the JV Pro Rata Share of such amount.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Capitalized Value” means, in the case of any applicable Asset, the Adjusted Net Operating Income of such Asset divided by 7.25%.

“Cash Collateralize” means, in respect of an Obligation of the Loan Parties in respect of the Letter of Credit Facility, to provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, or, if the Administrative Agent and the applicable Issuing Banks shall agree in their sole discretion, other credit support, in each case at a location and pursuant to documentation in form and substance satisfactory to the Administrative Agent and the applicable Issuing Banks (and “Cash Collateralization” has a corresponding meaning).

“Cash Equivalents” means any of the following: (a) readily marketable obligations issued or directly and fully guaranteed or insured by the Government of the United States or any agency or instrumentality thereof with maturities of not greater than 360 days from the date of acquisition thereof, provided that the full faith and credit of the Government of the United States is pledged in support thereof, (b) certificates of deposit of or time deposits with any commercial bank that is a Lender Party or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof (or the District of

Columbia) and has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not greater than 90 days from the date of acquisition thereof, (c) commercial paper issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not greater than 180 days from the date of acquisition thereof, or (d) investments classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, in and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) hereof.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CGMI” has the meaning specified in the recital of parties to this Agreement.

“Change of Control” means the occurrence of any of the following (after giving effect to the consummation of the IPO and the Formation Transactions): (a) any Person or two or more Persons acting in concert shall have acquired and shall continue to have following the date hereof beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of the Parent Guarantor (or other securities convertible into such Voting Interests) representing 35% or more of the combined voting power of all Voting Interests of the Parent Guarantor; or (b) there is a change in the composition of the Parent Guarantor’s Board of Directors over a period of 24 consecutive months (or less) such that a majority of Board members (rounded up to the nearest whole number) ceases, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board; or (c) the execution of one or more management agreements by the Parent Guarantor with a third party such that the Parent Guarantor becomes a so-called “externally managed REIT”; or (d) the Parent Guarantor ceases to be the direct legal and beneficial owner of (i) all of the general partnership interests in the Borrower and (ii) at least 59%1 of the Equity Interests in the Borrower; or (e) the Parent Guarantor shall create, incur, assume or suffer to exist any Lien on the Equity Interests in the Borrower owned by it.

“Citibank” has the meaning specified in the recital of parties to this Agreement.

“Closing Date” means             , 2015.

“Commitment” means a Revolving Credit Commitment or a Letter of Credit Commitment.

“Commitment Date” has the meaning specified in Section 2.17(b).

“Commitment Increase” has the meaning specified in Section 2.17(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

[1]	To be completed based on the ownership structure of the Borrower as set forth in the S-11.

“Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating to this Agreement, the other Loan Documents, any Loan Party or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents including, without limitation, all Approved Electronic Communications.

“Competitive Bid” means an offer by a Lender to make a Competitive Bid Advance pursuant to Section 2.02(b).

“Competitive Bid Advance” means an Advance made by a Lender pursuant to Section 2.02(b).

“Competitive Bid Borrowing” means a borrowing consisting of simultaneous Competitive Bid Advances from each of the Lenders whose offer to make one or more Competitive Bid Advances as part of such borrowing has been accepted under the competitive bidding procedure described in Section 2.02(b).

“Competitive Bid Reduction” has the meaning specified in Section 2.01(a).

“Connection Income Taxes” means Other Connection Taxes imposed on or measured by net income (however denominated) or franchise Taxes or branch profits Taxes.

“Consent Request Date” has the meaning specified in Section 9.01(b).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Group” means the Borrower and the Parent Guarantor, together with their Consolidated Subsidiaries.

“Contingent Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment Obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation (and without duplication) (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith, all as recorded on the balance sheet or on the footnotes to the most recent financial statements of such Person in accordance with GAAP.

“Conversion”, “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.07(d), 2.09 or 2.10.

“Customary Carve-Out Agreement” has the meaning specified in the definition of Non-Recourse Debt.

“Debt” of any Person means, without duplication for purposes of calculating financial ratios, (a) all Debt for borrowed money of such Person, (b) all Obligations of such Person for the deferred purchase price of property or services other than trade payables incurred in the ordinary course of business and not, unless subject to a Good Faith Contest, overdue by more than 60 days, (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment (but excluding for the avoidance of doubt (i) regular quarterly dividends and (ii) special year-end dividends made in connection with maintaining the Parent Guarantor’s status as a REIT) in respect of any Equity Interests in such Person or any other Person (other than Preferred Interests that are issued by any Loan Party or Subsidiary thereof and classified as either equity or minority interests pursuant to GAAP) or any warrants, rights or options to acquire such Equity Interests, (h) all Obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Contingent Obligations of such Person with respect to Debt for borrowed money and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations (valued, in the case of any such Debt as to which recourse for the payment thereof is expressly limited to the property or assets on which such Lien is granted, at the lesser of (1) the stated or determinable amount of the Debt that is so secured or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) and (2) the fair market value of such property or assets); provided, however, that in the case of the Parent Guarantor and its Subsidiaries, “Debt” shall also include, without duplication, the JV Pro Rata Share of Debt for each Joint Venture; provided further that for purposes of computing the Leverage Ratio, the Secured Leverage Ratio, the Secured Recourse Leverage Ratio and the Unsecured Leverage Ratio, “Debt” shall be deemed to exclude redeemable preferred equity interests issued as trust preferred securities by the Parent Guarantor and the Borrower to the extent the same are by their terms subordinated to the Facility and not redeemable until after the Termination Date, as extended from time to time.

“Debt Rating” means, as of any date, with respect to either Moody’s or S&P, the most recent credit rating assigned to the senior, unsecured, non-credit enhanced, long-term debt of the Parent Guarantor issued by such rating agency prior to such date.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means, subject to Section 2.18(f), (i) any Lender that has failed for two or more Business Days to comply with its obligations under this Agreement to make (x) an Advance, (y) a payment to any Issuing Bank in respect of a Letter of Credit Advance or (z) any other payment, in each case when due hereunder (each, a “funding obligation”), unless such Lender has notified the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such notice), (ii) any Lender that has notified the Administrative Agent, the Borrower or any Issuing Bank in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, unless such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such notice or public statement), (iii) any Lender that has, for three or more Business Days after written request of the Administrative Agent or the Borrower, failed to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iii) upon the Administrative Agent’s and the Borrower’s receipt of such written confirmation), or (iv) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company, provided that in each case, neither the reallocation of funding obligations provided for in Section 2.18(b) as a result of a Lender’s being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (i) through (iv) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.18(f)) upon notification of such determination by the Administrative Agent to the Borrower, each Issuing Bank and the Lenders.

“Departing Lender” has the meaning specified in Section 2.20.

“Development Asset” means Real Property acquired for development into an Office Asset or a Mixed Use Asset, as applicable, that, in accordance with GAAP, would be classified as a development property on a Consolidated balance sheet of the Parent Guarantor and its Subsidiaries. Upon the Borrower’s written election delivered to the Administrative Agent, any Development Asset set forth in such written election shall continue to be classified as a Development Asset hereunder until the end of the four complete consecutive fiscal quarters of the Parent Guarantor following the achievement of Substantial Completion with respect to such Asset, following which such Asset shall be classified as an Office Asset or a Mixed Use Asset, as applicable, hereunder.

“Dividend” means, with respect to any Person for any measurement period, that such Person has during such measurement period declared or paid a dividend or distribution or returned any equity capital to its stockholders, partners, members or other holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property or cash to holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any shares of any class of its Equity Interests (or any options or warrants issued by such Person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or has during such measurement period permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the Equity Interests in such Person (or any options or warrants issued by such Person with respect to its Equity Interests); provided, however, that a dividend or distribution by such Person to the holders of one or more classes or series of its Equity Interests, shall not be deemed to be a dividend, if such dividend or distribution is payable solely in Equity Interests that are not Preferred Interests, or in rights, warrants or options to purchase such Equity Interests.

“Dividend Payout Ratio” means, at any date of determination, the ratio, expressed as a percentage, of (a) the sum of, without duplication, all Dividends paid by the Parent Guarantor on account of any Equity Interests in the Parent Guarantor, to (b) Funds From Operations, in each case for the fiscal quarter of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be, multiplied by four.

“Dollars” and the “$” each means lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Early Release Request” has the meaning specified in Section 9.14(b).

“EBITDA” means, at any date of determination, the sum of the following items, in each for the fiscal quarter of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be: (a) the sum of (i) net income (or net loss) (excluding gains (or losses) from extraordinary and unusual items), (ii) interest expense, (iii) income tax expense, (iv) depreciation expense, (v) amortization expense, and (vi) to the extent subtracted in computing net income, expenses incurred in connection with the Formation Transactions and the IPO and other non-recurring items, in each case of the Parent Guarantor and its Subsidiaries determined on a Consolidated basis and in accordance with GAAP for such recently ended fiscal quarter, plus (b) with respect to each Joint Venture, the JV Pro Rata Share of the sum of (i) net income (or net loss) (excluding gains (or losses) from extraordinary and unusual items), (ii) interest expense, (iii) income tax expense, (iv) depreciation expense, (v) amortization expense, and (vi) to the extent subtracted in computing net income of such Joint Venture, non-recurring items, in each case of such Joint Venture determined on a Consolidated basis and in accordance with GAAP for such recently ended fiscal quarter; provided, however, that for purposes of this definition, in the case of any acquisition or disposition of any direct or indirect interest in any asset (including through the acquisition or disposition of Equity Interests) by the Parent Guarantor or any of its Subsidiaries during such recently ended fiscal quarter, EBITDA will be adjusted (1) in the case of an acquisition, by adding thereto an amount equal to the acquired asset’s actual EBITDA (computed as if such asset was owned by the Parent Guarantor or one of its Subsidiaries for the entirety of such recently ended fiscal quarter) generated during the portion of such recently ended fiscal quarter that such asset was not owned by the Parent Guarantor or such Subsidiary, and (2) in the case of a disposition, by subtracting therefrom an amount equal to the actual EBITDA generated by the asset so disposed of during such recently ended fiscal quarter; and provided further still that there shall be no rent-leveling adjustments made (and only cash rents will be used) when computing EBITDA.

“ECP” means an eligible contract participant as defined in the Commodity Exchange Act.

“Effective Date” means the first date on which the conditions set forth in Article III shall be satisfied.

“Eligible Assignee” means (a) with respect to the Revolving Credit Facility, (i) a Lender; (ii) an Affiliate or Fund Affiliate of a Lender; (iii) a commercial bank organized under the laws of the United States, or any State thereof, respectively, and having, when considered together with any corporation controlling such commercial bank or the bank holding company (as defined in Federal Reserve Board Regulation Y) of such commercial bank, total combined capital and surplus of $2,500,000,000 or more; (iv) a savings and loan association or savings bank organized under the laws of the United States or any State thereof (A) that is in the business of lending money and extending credit under credit facilities similar to those extended under this Agreement, (B) that is operationally and procedurally able to meet the obligations of a Lender hereunder, and (C) that has a net worth of $500,000,000 or more; (v) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having, when considered together with any corporation controlling such commercial bank or the bank holding company (as defined in Federal Reserve Board Regulation Y) of such commercial bank, total assets of $2,500,000,000 or more, so long as such bank is acting through a branch or agency located in the United States; (vi) the central bank of any country that is a member of the OECD; (vii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) having total assets of $500,000,000 or more and which meets the requirements set forth in subclauses (A) and (B) of clause (iv) above; and (viii) any other Person approved by the Administrative Agent, and, unless an Event of Default has occurred and is continuing at the time any assignment is effected pursuant to Section 9.07, approved by the Borrower, each such approval not to be unreasonably withheld, conditioned or delayed (and in the case of the Borrower, such approval shall be deemed given if not denied in writing within ten (10) Business Days following a request therefor), and (b) with respect to the Letter of Credit Facility, a Person that is an Eligible Assignee under subclause (iii) or (v) of this definition and is approved by the Administrative Agent and, unless a Default has occurred and is continuing at the time any assignment is effected pursuant to Section 9.07, approved by the Borrower, each such approval not to be unreasonably withheld, conditioned or delayed (and in the case of the Borrower, such approval shall be deemed given if not denied in writing within ten (10) Business Days following a request therefor); provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.

“Environmental Action” means any enforcement action, litigation, demand, demand letter, claim of liability, notice of non-compliance or violation, notice of liability or potential liability, investigation, enforcement proceeding, consent order or consent agreement in each case of any Governmental Authority and relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health or safety from exposure to Hazardous Materials or to the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials in each case to the extent the foregoing are applicable to any Loan Party or any of their Subsidiaries or any assets of such Person.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA

Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the Screen Rate determined as of approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period, or, if for any reason the Screen Rate is not available at such time, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Advance being made, continued or converted by Citibank and with a term equivalent to such Interest Period would be offered by Citibank’s London Branch (or other Citibank branch or Affiliate) to major banks in the London or other offshore interbank market for Dollars at their request at approximately 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period. For purposes of determining the Base Rate, the one-month Eurodollar Rate shall be calculated as set forth in this paragraph utilizing the Screen Rate for a one-month period determined as of approximately 11:00 A.M. (London time) on the applicable date of determination (or on the previous Business Day if such date of determination is not a Business Day) , provided that for the avoidance of doubt, in no circumstance shall the Eurodollar Rate be less than zero.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii) and each Competitive Bid Advance that is not a Fixed Rate Advance.

“Eurodollar Rate Reserve Percentage” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the

Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.20 or Section 9.01(b)) or (ii) such Lender changes its lending office except in each case to the extent that, pursuant to Section 2.12, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.12(f) and Section 2.12(g) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form or other document originally was required to be provided) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Debt” means Debt for borrowed money of each Loan Party and its Subsidiaries outstanding immediately before giving effect to the IPO, the Formation Transactions and the other transactions contemplated hereby to occur on the Closing Date.

“Extension Date” has the meaning specified in Section 2.16.

“Extension Fee” has the meaning specified in Section 2.08(d).

“Extension Request” has the meaning specified in Section 2.16.

“Facility” means the Revolving Credit Facility or the Letter of Credit Facility.

“Facility Available Amount” means, at any date of determination, the maximum principal amount available under the Facility, equal to the aggregate of all Revolving Credit Commitments (as such amounts may be increased pursuant to Section 2.17).

“Facility Exposure” means, at any time, the sum of (a) the aggregate principal amount of all outstanding Advances, plus (b) the amount (not less than zero) equal to the Available Amount under all outstanding Letters of Credit less all amounts then on deposit in the L/C Cash Collateral Account.

“Facility Fee” has the meaning specified in Section 2.08(a).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretation or application thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means any separate letter agreement executed and delivered by the Borrower or an affiliate of the Borrower and to which the Administrative Agent or an Arranger is a party, as the same may be amended, restated or replaced from time to time.

“Fiscal Year” means a fiscal year of the Parent Guarantor and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) Adjusted EBITDA, to (b) the sum of (i) interest (including capitalized interest) payable in cash on all Debt for borrowed money plus (ii) scheduled amortization of principal amounts of all Debt for borrowed money payable (not including balloon maturity amounts) plus (iii) all cash dividends payable on any preferred Equity Interests, (which, for the avoidance of doubt, shall include preferred Equity Interests structured as trust preferred securities) but excluding redemption payments or charges in connection with the redemption of preferred Equity Interests, in the case of each of clauses (a) and (b), of or by the Parent Guarantor and its Consolidated Subsidiaries and in the case of clause (b), for the fiscal quarter of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may, be multiplied by four; provided, however, that calculations which pertain to the fiscal quarters of the Parent Guarantor ending on or prior to December 31, 2014 shall be made on a pro forma basis, including to give effect to the IPO and the Formation Transactions.

“Fixed Rate Advances” has the meaning specified in Section 2.02(b)(i).

“Foreign Lender Party” has the meaning specified in Section 2.12(g)(ii).

“Formation Transactions” means the “formation transactions” all as more fully described in the Registration Statement and otherwise on terms reasonably satisfactory to the Administrative Agent.

“Fund Affiliate” means, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Funds From Operations” means, with respect to the Parent Guarantor, net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and extraordinary and unusual items, plus depreciation and amortization, and after adjustments for unconsolidated Joint Ventures, provided that any determination of Funds From Operations which pertains to the fiscal quarters of the Parent Guarantor ending on or prior to December 31, 2014 shall be made on a pro forma basis, including to give effect to the IPO and the Formation Transactions. Adjustments for unconsolidated Joint Ventures will be calculated to reflect funds from operations on the same basis.

“GAAP” has the meaning specified in Section 1.03.

“Good Faith Contest” means the contest of an item as to which: (a) such item is contested in good faith, by appropriate proceedings, (b) reserves that are adequate are established with respect to such contested item in accordance with GAAP (unless the applicable Loan Parties have assets that are reasonably sufficient to satisfy such contested item, if applicable) and (c) the failure to pay or comply with such contested item during the period of such contest could not reasonably be expected to result in a Material Adverse Effect.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any Federal, state, municipal, national, local or other governmental department, agency, authority, commission, instrumentality, board, bureau, regulatory body, court, central bank or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Hedge Agreement” means any Hedge Agreement permitted under Article V that is entered into by and between any Loan Party and any Hedge Bank.

“Guaranteed Obligations” has the meaning specified in Section 7.01.

“Guarantor Deliverables” means each of the items set forth in Section 5.01(j)(iv).

“Guarantors” has the meaning specified in the recital of parties to this Agreement.

“Guaranty” means the Guaranty by the Guarantors pursuant to Article VII, together with any and all Guaranty Supplements, if any, delivered pursuant to Section 5.01(j) or Section 7.05.

“Guaranty Supplement” means a supplement entered into by an Additional Guarantor in substantially the form of Exhibit C hereto.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, radon gas and mold and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

“Hedge Bank” means any Lender Party or an Affiliate of a Lender Party in its capacity as a party to a Guaranteed Hedge Agreement, but only for so long as the applicable Lender Party continues to be a Lender Party after entering into such Guaranteed Hedge Agreement; provided, however, that so long as any Lender is a Defaulting Lender, neither such Lender nor any Affiliate of such Lender will be a Hedge Bank with respect to any Hedge Agreement.

“ICC” has the meaning specified in Section 2.03(f).

“ICC Rule” has the meaning specified in Section 2.03(f).

“ICE LIBOR” has the meaning specified in the definition of Screen Rate.

“Increase Date” has the meaning specified in Section 2.17(a).

“Increasing Lender” has the meaning specified in Section 2.17(b).

“Indemnified Costs” has the meaning specified in Section 8.05(a).

“Indemnified Party” has the meaning specified in Section 7.06(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Information” has the meaning specified in Section 9.13.

“Initial Extension of Credit” means the earlier to occur of the initial Borrowing and the initial issuance of a Letter of Credit hereunder.

“Initial Issuing Banks” has the meaning specified in the recital of parties to this Agreement.

“Initial Lenders” has the meaning specified in the recital of parties to this Agreement.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Intellectual Property” has the meaning specified in Section 4.01(aa).

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Administrative Agent not later than 12:00 Noon (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance that ends after the Termination Date;

(b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(c) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Interpolated Rate” means, for the relevant Interest Period, the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) which results from interpolating on a linear basis between:

(a) the applicable Published Screen Rate for the longest period (for which that Published Screen Rate is available) which is less than the relevant Interest Period; and

(b) the applicable Published Screen Rate for the shortest period (for which that Published Screen Rate is available) which exceeds the relevant Interest Period.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, guaranty of Debt of, or purchase or other acquisition of any Debt of, another Person, including any partnership or joint venture interest in such other Person, (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person, or (d) the purchase or other acquisition of any Real Property. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Rating” shall mean a Debt Rating of BBB- or better from S&P or a Debt Rating of Baa3 or better from Moody’s.

“IPO” means the initial public offering of common stock in the Parent Guarantor and its registration as a public company with the Securities and Exchange Commission.

“Issuing Bank” means each Initial Issuing Bank and any other Lender approved as an Issuing Bank by the Administrative Agent and the Borrower and any Eligible Assignee to which a Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07 so long as each such Lender or each such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent and the Borrower of its Applicable Lending Office and the amount of its Letter of Credit Commitment (which information shall be recorded by the Administrative Agent in the Register) for so long as such Initial Issuing Bank, Lender or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment.

“Joint Venture” means any joint venture or other Person (a) in which the Parent Guarantor or any of its Subsidiaries holds any Equity Interest, (b) that is not a Subsidiary of the Parent Guarantor or any of its Subsidiaries and (c) the accounts of which would not appear on the Consolidated financial statements of the Parent Guarantor.

“Joint Venture Assets” means, with respect to any Joint Venture at any time, the assets owned by such Joint Venture at such time.

“JV Pro Rata Share” means, with respect to any Joint Venture at any time, the fraction, expressed as a percentage, obtained by dividing (a) the total book value of all Equity Interests in such Joint Venture directly or indirectly held by the Parent Guarantor and any of its Wholly-Owned Subsidiaries by (b) the total book value of all outstanding Equity Interests in such Joint Venture at such time.

“L/C Account Collateral” has the meaning specified in Section 2.19(a).

“L/C Cash Collateral Account” means an account of the Borrower to be maintained with the Administrative Agent, in the name of the Borrower but under the sole control and dominion of the Administrative Agent and subject to the terms of this Agreement.

“L/C Related Documents” has the meaning specified in Section 2.04(c)(ii)(A).

“Lender Insolvency Event” means that, other than in connection with an Undisclosed Administration, (i) the Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such

Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment. Notwithstanding the above, a Lender Insolvency Event shall not occur solely by virtue of the ownership or acquisition of any Equity Interest in the applicable Lender or any direct or indirect Parent Company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lender Party” means any Lender or any Issuing Bank.

“Lenders” means the Initial Lenders, each Acceding Lender that shall become a party hereto pursuant to Section 2.17 and each Person that shall become a Lender hereunder pursuant to Section 9.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

“Letter of Credit Advance” means an advance made by any Issuing Bank or any Lender pursuant to Section 2.03(c).

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means, with respect to any Issuing Bank at any time, the amount set forth opposite such Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or, if such Issuing Bank has entered into one or more Assignment and Acceptances, set forth for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Issuing Bank’s “Letter of Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate Available Amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all payments or disbursements made by an Issuing Bank pursuant to a Letter of Credit Advance that have not yet been reimbursed at such time.

“Letter of Credit Facility” means, at any time, an amount equal to the lesser of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time, and (b) $40,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letters of Credit” has the meaning specified in Section 2.01(b).

“Leverage Ratio” means, at any date of determination, the ratio, expressed as a percentage, of (a) Total Debt to (b) Total Asset Value.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means (a) this Agreement, (b) the Notes, (c) the Fee Letter, (d) each Letter of Credit Agreement, (e) each Guaranty Supplement, and (f) each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement, in each case, as amended, but excluding in all events the Guaranteed Hedge Agreements.

“Loan Parties” means the Borrower and the Guarantors.

“Management Fee Adjustment” means, with respect to any Asset for any fiscal period, the amount, if any, by which (i) two percent (2.0%) of all rental and other income from the operation of such Asset multiplied by four exceeds (ii) all actual management fees payable in respect of such Asset multiplied by four.

“Margin Stock” has the meaning specified in Regulation U.

“Material Acquisition” means the acquisition by the Borrower directly or indirectly through any Subsidiary or by any of its Subsidiaries, in a single transaction or in a series of related transactions, of any of (a) all or any substantial portion of the property of, or a line of business or division of, or any other property of, another Person, (b) one or more properties from another Person, or (c) at least a majority of the voting Equity Interests of another Person, in any such case whether or not involving a merger or consolidation with such other Person, in which the value of the assets acquired in such acquisition is greater than or equal to 5% of Total Asset Value at such time.

“Material Adverse Change” means a material adverse change in the business, condition (financial or otherwise), results of operations or prospects of the Parent Guarantor and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise) or operations of the Parent Guarantor and its Subsidiaries, taken as a whole, (b) the validity or enforceability of any of the Loan Documents or (c) the ability of the Borrower, the Parent Guarantor or the Guarantors taken as a whole to perform their Obligations under any Loan Document to which it is or is to be a party.

“Material Contract” means each Qualified Ground Lease and each other contract that is material to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Parent Guarantor and its Subsidiaries, taken as a whole.

“Material Debt” means (a) Debt for borrowed money that is recourse to the Borrower or the Parent Guarantor that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of $25,000,000 or more, or (b) only prior to the date that the Parent Guarantor achieves an Investment Grade Rating and the Parent Guarantor has made a Ratings Grid Election, any other Debt for borrowed money of any Loan Party or any Subsidiary of a Loan Party that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of $75,000,000 or more; in each case (i) whether the subject of one or more separate debt instruments or agreements, and (ii) exclusive of Debt outstanding under this Agreement. For the avoidance of doubt, Material Debt may include Refinancing Debt to the extent comprising Material Debt as defined herein.

“Material Litigation” has the meaning specified in Section 3.01(e).

“Maximum Rate” means the maximum nonusurious interest rate under applicable law.

“Mixed Use Asset” means Real Property and related personal property that operates or is intended to operate as a mixed-use building that includes, without limitation, an office component. For the avoidance of doubt, (a) Development Assets shall not be classified as Mixed Use Assets hereunder until the date indicated in the last sentence of the definition of Development Asset herein, and (b) Redevelopment Assets shall not be classified as Mixed Use Assets hereunder until the date indicated in the last sentence of the definition of Redevelopment Asset herein.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Necessary Loan Party” means any Guarantor that, at the time of any applicable determination, both (x) owns an Unencumbered Asset that has not been designated as a non-Unencumbered Asset in accordance with Section 5.01(j) and (y) is not then the subject of an Early Release Request in accordance with Section 9.14.

“Negative Pledge” means, with respect to any asset, any provision of a document, instrument or agreement (other than a Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Debt of the Person owning such asset or any other Person; provided, however, that (a) an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge, and (b) a provision in any agreement governing unsecured Debt generally prohibiting the encumbrance of assets (exclusive of any outright prohibition on the encumbrance of particular Unencumbered Assets) shall not constitute a Negative Pledge so long as such provision is generally consistent with a comparable provision of the Loan Documents.

“Net Operating Income” means (a) with respect to any Asset other than a Joint Venture Asset, (i) the total rental revenue and other income from the operation of such Asset for the fiscal quarter of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be, minus (ii) all expenses and other proper charges incurred in connection with the operation and maintenance of such Asset for the fiscal quarter of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be, including management fees, repairs, real estate and chattel taxes and bad debt expenses, but before payment or provision for debt service charges, income taxes and depreciation, amortization and other non-cash expenses, all as determined in accordance with GAAP, and (b) with respect to any Joint Venture Asset, (i) the JV Pro Rata Share of the total rental revenue and other income from the operation of such Asset for the fiscal quarter of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be, minus (ii) the JV Pro Rata Share of all expenses and other proper charges incurred by the applicable Joint Venture in connection with the operation and maintenance of such Asset for the fiscal quarter of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be, including management fees, repairs, real estate and chattel taxes and bad debt expenses, but before payment or provision for debt service charges, income taxes and depreciation, amortization and other non-cash expenses, all as determined in accordance with GAAP; provided, however, that for purposes of this definition, in the case of any acquisition or disposition of any direct or indirect interest in any Asset (including through the acquisition or disposition of Equity Interests) by the Parent Guarantor or any of its Subsidiaries during such most recently ended fiscal quarter, Net Operating Income will be adjusted (1) in the case of an acquisition, by adding thereto an amount equal to the acquired Asset’s actual Net Operating Income (computed as if such Asset was owned by the Parent Guarantor or one of its Subsidiaries for the entirety of such most recently ended fiscal quarter) generated during the portion of such fiscal quarter that such Asset was not owned by the Parent Guarantor or such Subsidiary, and (2) in the case of a disposition, by subtracting therefrom an amount equal to the actual Net Operating Income generated by the Asset so disposed of during such fiscal quarter. Straight line rent leveling adjustments required under GAAP, and amortization of intangibles pursuant to FASB ASC 805, shall be disregarded in determinations of rents and other revenues in clause (a)(i) above.

“Non-Consenting Lender” has the meaning specified in Section 9.01(b).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender.

“Non-Recourse Debt” means Debt for borrowed money with respect to which recourse for payment is limited to (a) any building(s) or parcel(s) of real property and any related assets encumbered by a Lien securing such Debt for borrowed money and/or (b) (i) the general credit of the Property-Level Subsidiary that has incurred such Debt for borrowed money, and/or the direct Equity Interests therein and/or (ii) the general credit of the immediate parent entity of such Property-Level Subsidiary, provided that such parent entity’s assets consist solely of Equity Interests in such Property-Level Subsidiary, it being understood that the instruments governing such Debt may include customary carve-outs to such limited recourse (any such customary carve-outs or agreements limited to such customary carve-outs, being a “Customary Carve-Out Agreement”) such as, for example, personal recourse to the Parent Guarantor or any Subsidiary of the Parent Guarantor for fraud, misrepresentation, misapplication or misappropriation of cash, waste, environmental claims, damage to properties, non-payment of taxes or other liens despite the existence of sufficient cash flow, interference with the enforcement of loan documents upon maturity or acceleration, voluntary or involuntary bankruptcy filings, violation of loan document prohibitions against transfer of properties or ownership interests therein and liabilities and other circumstances customarily excluded by lenders (or by the applicable lender in respect of such Debt) from exculpation provisions and/or included in separate indemnification and/or guaranty agreements in non-recourse financings of real estate (including, without limitation, environmental indemnification agreements).

“Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form, as applicable, of Exhibit A hereto evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances and Letter of Credit Advances made by such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Competitive Bid Borrowing” has the meaning specified in Section 2.02(b).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Notice of Renewal” has the meaning specified in Section 2.01(b).

“Notice of Termination” has the meaning specified in Section 2.01(b).

“NPL” means the National Priorities List under CERCLA.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such

Loan Party in accordance with the Loan Documents; provided, however, that in no event shall the Obligations of the Loan Parties under the Loan Documents include the Excluded Swap Obligations.

“OECD” means the Organization for Economic Cooperation and Development.

“OFAC” has the meaning specified in Section 4.01(x).

“Office Asset” means Real Property and related personal property (other than any Joint Venture Asset) that operates or is intended to be operated as an office building, including, without limitation, courthouses. For the avoidance of doubt, (a) Development Assets shall not be classified as Office Assets hereunder until the date indicated in the last sentence of the definition of Development Asset herein, (b) Redevelopment Assets shall not be classified as Office Assets hereunder until the date indicated in the last sentence of the definition of Redevelopment Asset herein and (c) Office Assets may include components (including, without limitation, retail and parking) that are ancillary to the use of the building as an office building.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed any Obligation under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or pledged or assigned or granted an interest in any Advance or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, excise, property, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement, recordation, filing or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20 or Section 9.01(b)).

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Parent Guarantor” has the meaning specified in the recital of parties to this Agreement.

“Participant” has the meaning specified in Section 2.03(c)(i).

“Participant Register” has the meaning specified in Section 9.07(g).

“Patriot Act” has the meaning specified in Section 9.15.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Liens” means each of the following: (a) Liens for taxes, assessments and governmental charges or levies that are (i) not yet due and delinquent or thereafter can be paid without penalty, or (ii) the subject of a Good Faith Contest, or (iii) on an asset whose contribution to Total Asset Value is either less than the outstanding principal balance of Secured Debt encumbering such asset or does not exceed such principal balance by more than five percent (5%) (it being agreed, however, that in such case, for so long as such Lien described in this clause (a)(iii) exists, the Asset Value of such asset (and any other asset owned by the same Subsidiary) shall be deemed to be zero); (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing payment of obligations that are not overdue for a period of more than 60 days or are the subject of a Good Faith Contest; provided, however, that if any Lien described in this clause (b) materially and adversely affects the use of the asset to which such Lien relates, the Asset Value of such asset shall be deemed to be zero; (c) pledges or deposits to secure obligations under workers’ compensation or unemployment laws or similar legislation or to secure public or statutory obligations; (d) easements, zoning restrictions, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use or value of such property in the business of the Borrower and its Subsidiaries; (e) Tenancy Leases; and (f) deposits to secure trade contracts (other than for Debt), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Post Petition Interest” has the meaning specified in Section 7.07(b).

“Potential Defaulting Lender” means, at any time, (i) any Lender with respect to which an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any Subsidiary of such Lender, (ii) any Lender that has notified, or whose Parent Company or a Subsidiary thereof has notified, the Administrative Agent, the Borrower or any Issuing Bank in writing, or has stated publicly, that it does not intend to comply with its funding obligations under any other loan agreement or credit agreement or other similar agreement, unless such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), or (iii) any Lender that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination by the Administrative Agent that a Lender is a Potential Defaulting Lender under any of clauses (i) through (iii) above will be conclusive and binding absent manifest error, and such Lender will be deemed a Potential Defaulting Lender (subject to Section 2.18(f)) upon notification of such determination by the Administrative Agent to the Borrower, each Issuing Bank and the Lenders.

“Predecessor” means Easterly Partners, LLC and its Consolidated Subsidiaries, including the investment funds U.S. Government Properties Income and Growth Fund L.P., U.S. Government Properties Income and Growth Fund REIT, Inc., U.S. Government Properties Income and Growth Fund II, LP, USGP II REIT LP, USGP II (Parallel) Fund, LP and their related feeders and Subsidiaries of such investment funds.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Property-Level Subsidiary” means any Subsidiary of the Borrower or any Joint Venture that holds a direct fee or leasehold interest in any single building (or group of related buildings, including, without limitation, buildings pooled for purposes of a Non-Recourse Debt financing) or parcel (or group of related parcels, including, without limitation, parcels pooled for purposes of a Non-Recourse Debt financing) of real property and related assets and not in any other building or parcel of real property.

“Proposed Increased Commitment” has the meaning specified in Section 2.17(b).

“Pro Rata Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to

Section 2.05 or 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the Revolving Credit Facility at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the Revolving Credit Facility as in effect immediately prior to such termination).

“Published Screen Rate” has the meaning specified in the definition of “Screen Rate”.

“Purchasing Lender” has the meaning specified in Section 2.17(e).

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred or such other Person as constitutes an ECP under the Commodity Exchange Act or any regulations promulgated thereunder.

“Qualified Ground Lease” means a ground lease of Real Property containing the following terms and conditions: (a) a remaining term (inclusive of any unexercised extension options as to which there are no unsatisfied conditions precedent, other than the giving of notice of exercise) of 30 years or more from the Closing Date; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including the ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of a leasehold estate demised pursuant to a ground lease.

“Ratings Grid Election” has the meaning specified in the definition of “Applicable Margin”.

“Raymond James” has the meaning specified in the recital of parties to this Agreement.

“RBCCM” has the meaning specified in the recital of parties to this Agreement.

“Real Property” means all right, title and interest of the Borrower and each of its Subsidiaries in and to any land and any improvements and fixtures located thereon.

“Recipient” means (a) the Administrative Agent or (b) any Lender Party.

“Recourse Debt” means Debt (excluding Non-Recourse Debt) for which the Parent Guarantor or any of its Subsidiaries (other than a Property-Level Subsidiary) has personal or recourse liability in whole or in part, exclusive of any such Debt for which such personal or recourse liability is limited to obligations under debt instruments that include Customary Carve-Out Agreements and limited obligation guaranties, provided, however, to the extent a claim shall have been made under such Customary Carve-Out Agreements or limited obligation guaranties as to which the Parent Guarantor or any of its Subsidiaries, as applicable, has taken reserves in accordance with GAAP, the amount of such reserves shall be included in the amount of Recourse Debt.

“Redevelopment Asset” means an Asset which either (i) has been acquired with a view toward renovating or rehabilitating such Asset, or (ii) the Borrower or a Subsidiary thereof intends to renovate or rehabilitate. Upon the Borrower’s written election delivered to the Administrative Agent, any Redevelopment Asset set forth in such written election shall continue to be classified as a Redevelopment Asset hereunder until the end of the four complete consecutive fiscal quarters of the Parent Guarantor following the achievement of Substantial Completion with respect to such Asset, following which such Asset shall be classified as an Office Asset or a Mixed Use Asset, as applicable, hereunder.

“Refinancing Debt” means, with respect to any Debt for borrowed money, any Debt for borrowed money extending the maturity of, or refunding or refinancing, in whole or in part, such Debt for borrowed money, provided that (a) the terms of any Refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, (i) do not provide for any Lien on any Unencumbered Assets, and (ii) are not otherwise prohibited by the Loan Documents, (b) the principal amount of such Debt shall not exceed the principal amount of the Debt being extended, refunded or refinances plus the amount of any applicable premium and expenses, and (c) the other material terms, taken as a whole, of any such Debt are no less favorable in any material respect to the Loan Parties or the Lender Parties than the terms governing the Debt being extended, refunded or refinanced.

“Register” has the meaning specified in Section 9.07(d).

“Registration Statement” means the Parent Guarantor’s Form S-11 Registration Statement filed with the Securities and Exchange Commission in connection with the IPO, as amended.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“REIT” means a Person that is qualified to be treated for tax purposes as a real estate investment trust under Sections 856-860 of the Internal Revenue Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Persons and of such Person’s Affiliates.

“Release Event” has the meaning specified in Section 9.14(a).

“Replacement Lender” means an Eligible Assignee designated by the Borrower and approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed).

“Required Lenders” means, at any time, Lenders holding greater than 50% of the aggregate Revolving Credit Commitments at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or Section 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination); provided, however, that the Revolving Credit Commitment held by any then-current Defaulting Lender shall be subtracted from the aggregate Revolving Credit Commitment for the purpose of calculating the Required Lenders at such time as provided in Section 9.01(c).

“Responsible Officer” means, with respect to any Loan Party, any officer of, or any officer of any general partner or managing member of, such Loan Party, which Officer has (a) responsibility for performing the underlying function that is the subject of the action required of such officer hereunder, or (b) supervisory responsibility for such an officer.

“Restricted Payments” means, in the case of any Person, to declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, or to make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, except for (i) any purchase, redemption or other acquisition of Equity Interests with the proceeds of issuances of new common Equity Interests occurring not more than one year prior to such purchase, redemption or other acquisition and (ii) non-cash payments in connection with employee, trustee and director stock option plans or similar incentive arrangements.

“Revolving Credit Advance” has the meaning specified in Section 2.01(a).

“Revolving Credit Commitment” means, with respect to any Lender at any time, the amount (a) set forth opposite such Lender’s name on Schedule I hereto under the caption “Revolving Credit Commitment” or (b) if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “Revolving Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Revolving Credit Exposure” means, at any time, the sum of the aggregate principal amount of all outstanding Revolving Credit Advances.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Lenders’ Revolving Credit Commitments at such time.

“Royal Bank” has the meaning specified in the recital of parties to this Agreement.

“S&P” means Standard & Poor’s Financial Services LLC, a division of McGraw-Hill Financial Inc., and any successor thereto.

“Sale and Leaseback Transaction” shall mean any arrangement with any Person providing for the leasing by the Borrower or any of its Subsidiaries of any Real Property that has been sold or transferred or is to be sold or transferred by the Borrower or such Subsidiary, as the case may be, to such Person.

“Sanctions” has the meaning set forth in Section 4.01(x).

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended.

“Screen Rate” means, for any Interest Period, the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be the ICE Benchmark Administration Limited LIBOR Rate (“ICE LIBOR”) for deposits in Dollars (for delivery on the first day of such Interest Period) for a term equivalent to such Interest Period as published by Reuters or another commercially available source providing quotations of ICE LIBOR as designated by the Administrative Agent from time to time in place of Reuters (the “Published Screen Rate”); provided, however, that if the Published Screen Rate is not available for a period corresponding to the relevant Interest Period but is available for other periods, then “Screen Rate” shall mean the Interpolated Rate.

“Secured Debt” means, at any date of determination, all Debt which is secured by a Lien on the assets of the Parent Guarantor or any of its Subsidiaries (without regard to whether such Debt is Recourse Debt), as at the end of the most recently ended fiscal quarter of the Parent Guarantor for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be.

“Secured Debt Leverage Ratio” means, at any date of determination, the ratio, expressed as a percentage, of (a) Secured Debt of the Parent Guarantor and its Subsidiaries to (b) Total Asset Value.

“Secured Recourse Debt” means, at any date of determination, Recourse Debt which is secured by any Lien on the assets of the Parent Guarantor or any of its Subsidiaries, as at the end of the most recently ended fiscal quarter of the Parent Guarantor for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be.

“Secured Recourse Debt Leverage Ratio” means, at any date of determination, the ratio, expressed as a percentage, of (a) Secured Recourse Debt of the Parent Guarantor and its Subsidiaries to (b) Total Asset Value.

“Securities Act” means the Securities Act of 1933, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Selling Lender” has the meaning specified in Section 2.17(e).

“Senior Financing Loan Documents” means the loan documents relating to any Senior Financing Transaction.

“Senior Financing Transaction” means a financing transaction whereby senior Unsecured Debt is incurred by the Parent Guarantor.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person, on a going-concern basis, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person, on a going-concern basis, is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time (including, without limitation, after taking into account appropriate discount factors for the present value of future contingent liabilities), represents the amount that can reasonably be expected to become an actual or matured liability.

“Standby Letter of Credit” means any Letter of Credit issued under the Letter of Credit Facility, other than a Trade Letter of Credit.

“Subordinated Obligations” has the meaning specified in Section 7.07.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) 50% or more of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate, in each case, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiary Guarantor” has the meaning specified in the recital of parties to this Agreement.

“Substantial Completion” means, with respect to any Development Asset or Redevelopment Asset and as of any relevant date of determination, the substantial completion of all material construction, renovation and rehabilitation work then planned with respect to such Asset.

“Surviving Debt” means Debt for borrowed money of each Loan Party and its Subsidiaries outstanding immediately before and after giving effect to the IPO, the Formation Transactions and the other transactions contemplated hereby to occur on the Closing Date.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Syndication Agent” has the meaning specified in the recital of parties to this Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including all backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenancy Leases” means operating leases, subleases, licenses, occupancy agreements and rights-of-use entered into by the Borrower or any of its Subsidiaries in its capacity as a lessor or a similar capacity in the ordinary course of business (excluding any lease entered into in connection with a Sale and Leaseback Transaction).

“Termination Date” means the earliest to occur of (a)             , 2019, as such date may be extended in accordance with Section 2.16, (b) the date of termination of all of the Revolving Credit Commitments by the Borrower pursuant to Section 2.05 or (c) the date of termination of all of the Revolving Credit Commitments and the Letter of Credit Commitments pursuant to Section 6.01.

“Test Date” means (a) the last day of each fiscal quarter of the Parent Guarantor for which financial statements are required to be delivered pursuant to Sections 5.03(b) or (c), as the case may be, (b) the date of each Advance or the issuance or renewal of any Letter of Credit, and (c) the date of any addition, removal, redesignation or Transfer of any Unencumbered Asset pursuant to Section 5.01(j) or Section 5.02(e)(ii).

“Total Asset Value” means, at any date of determination, the sum of the Asset Values for all assets of the Parent Guarantor and its Subsidiaries (other than cash and Cash Equivalents), plus Unrestricted Cash on hand of the Parent Guarantor and its Subsidiaries, at such date.

“Total Debt” means, at any date of determination, all Consolidated Debt of the Parent Guarantor and its Subsidiaries as at the end of the most recently ended fiscal quarter of the Parent Guarantor for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be.

“Total Unencumbered Asset Value” means, at any date of determination, an amount equal to the sum of the Asset Values of all Unencumbered Assets; provided, however, that the following asset concentration restrictions shall apply to the calculation of Total Unencumbered Asset Value: (i) the Net Operating Income of any individual Unencumbered Asset shall not account for more than 25% of the aggregate Net Operating Income of all Unencumbered Assets at any time, (ii) the aggregate Net Operating Income of the Unencumbered Assets subject to Qualified Ground Leases shall not account for more than 20% of the aggregate Adjusted Net Operating Income of all Unencumbered Assets at any time, it being understood that to the extent the Net Operating Income of any Unencumbered Asset or Unencumbered Assets exceeds the foregoing limits, such excess shall be disregarded for purposes of calculating Total Unencumbered Asset Value and (iii) the aggregate Net Operating Income of Mixed Use Assets that are designated as Unencumbered Assets (excluding, for purposes of this clause (iii), the Net Operating Income for the initial Mixed Use Assets listed on Schedule II hereto on the Closing Date) shall not account for more than 10% of the aggregate Adjusted Net Operating Income of all Unencumbered Assets at any time, it being understood that to the extent the Net Operating Income of Mixed Use Assets that are designated as Unencumbered Asset exceeds the foregoing limits, such excess shall be disregarded for purposes of calculating Total Unencumbered Asset Value.

“Trade Letter of Credit” means any Letter of Credit that is issued under the Letter of Credit Facility for the benefit of a supplier of inventory to the Borrower or any of its Subsidiaries to effect payment for such Inventory.

“Transfer” has the meaning specified in Section 5.02(e)(ii).

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“UCP” has the meaning specified in Section 2.03(f).

“UCP 600” has the meaning specified in Section 2.03(f).

“Undisclosed Administration” means in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trust, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Unencumbered Assets” means (a) the Office Assets or Mixed Use Assets listed on Schedule II hereto on the Closing Date and (b) each other Asset designated as an Unencumbered Asset by the Borrower that (i) is an Office Asset or a Mixed Use Asset located in the United States of America or the District of Columbia; (ii) is income-producing and is not an asset that is actively under development or redevelopment; (iii) is wholly-owned directly or indirectly by the Borrower either in fee simple absolute or subject to a Qualified Ground Lease; (iv) is free of all structural defects or architectural deficiencies, title defects, environmental or other material matters (including a casualty event or condemnation) that could reasonably be expected to interfere in any material respect with the use of such Asset for its intended purposes; (v) is not subject to mezzanine Debt financing; (vi) is not, and no interest of the Borrower or any of its Subsidiaries therein is, subject to any Lien (other than Permitted Liens) or any Negative Pledge; and (vii) prior to the achievement by the Parent Guarantor of an Investment Grade Rating, is 100% owned directly by a Loan Party (the requirements described in clauses (i) through (vii) being the “Unencumbered Asset Conditions”), provided that if any Asset does not meet all of the Unencumbered Asset Conditions, then, upon request of the Borrower, such Asset may be included as an “Unencumbered Asset” with the written consent of the Required Lenders.

“Unencumbered Asset Conditions” has the meaning specified in the definition of Unencumbered Assets.

“Unencumbered Asset Debt Service Coverage Ratio” means, at any date of determination, the ratio of (a) the aggregate Adjusted Net Operating Income for all Unencumbered Assets to (b) the product of (i) four times (ii) the greater of (A) the actual interest expense payable on all senior Unsecured Debt of the Parent Guarantor and its Subsidiaries during the fiscal quarter of the Parent Guarantor most recently ended for which financial statements are required to be delivered pursuant to Section 5.03(b) or (c), as the case may be, and (B) the interest payments that would have been required to be made for such fiscal period on an assumed Debt in an aggregate principal amount equal to all senior Unsecured Debt of the Parent Guarantor and its Subsidiaries then outstanding applying a debt constant of 6.00% per annum.

“Unencumbered Asset Value” means an amount equal to the sum of the Asset Values of all Unencumbered Assets.

“Unrestricted Cash” means an amount (if greater than zero) equal to (a) cash and Cash Equivalents of the Loan Parties and their Subsidiaries that are not subject to any Lien (excluding statutory liens in favor of any depositary bank where such cash is maintained), minus (b) the sum of amounts included in the foregoing clause (a) that are with a Person other than the Borrower and its Subsidiaries as escrows, deposits or security for contractual obligations.

“Unsecured Debt” means all Debt of the Parent Guarantor and its Subsidiaries, including the Facility Exposure, but exclusive of (a) Secured Debt, (b) guarantee obligations in respect of Secured Debt, and (c) guaranties by parent entities of the Recourse Debt of one or more of their Subsidiaries.

“Unsecured Leverage Ratio” means, at any date of determination, the ratio, expressed as a percentage, of (a) Unsecured Debt of the Parent Guarantor and its Subsidiaries to (b) Total Unencumbered Asset Value.

“Unused Fee” has the meaning specified in Section 2.08(a).

“Unused Revolving Credit Commitment” means, with respect to any Lender at any date of determination, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances and Letter of Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time plus (ii) such Lender’s Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time, (B) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Banks pursuant to Section 2.03(c) and outstanding at such time and (C) the aggregate principal amount of all Competitive Bid Advances made by the Lender Parties pursuant to Section 2.02(b) and outstanding at such time.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.12(g)(ii)(C).

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or the election or appointment of persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Welfare Plan” means a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Loan Party could have liability under applicable law.

“Wholly-Owned Subsidiary” means, with respect to any Person on any date, any corporation, partnership, limited liability company or other entity of which one hundred percent (100%) of the Equity Interests and one hundred percent (100%) of the ordinary voting power are, as of such date, owned and controlled, directly or indirectly, by such Person.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means (a) any Loan Party or (b) the Administrative Agent.

Section 1.02 Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

Section 1.03 Accounting Terms. (a) All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(g) (“GAAP”).

(b) If at any time after the Closing Date there are any changes in accounting principles required by GAAP or the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or similar agencies that would result in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found in this Agreement, and either the Borrower or the Required Lenders shall so request, then the Administrative Agent, the Required Lenders and the Borrower shall negotiate in good faith to amend such financial covenants, standards or terms so as to equitably reflect such change, with the desired result that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries (determined on a Consolidated basis) shall be the same after such change as if such change had not been made. Such provisions shall be amended in a manner satisfactory to the Borrower, the Administrative Agent and the Required Lenders. Until covenants, standards, or terms of this Agreement are amended in accordance with this Section 1.03(b), such covenants, standards and terms shall be computed and determined in accordance with accounting principles in effect prior to such change in accounting principles.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES AND THE LETTERS OF CREDIT

Section 2.01 The Advances and the Letters of Credit. (a) The Revolving Credit Advances. Each Lender severally, but not jointly, agrees, on the terms and conditions hereinafter set forth, to make advances in Dollars (each, a “Revolving Credit Advance”) to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an amount for each such Advance not to exceed such Lender’s Unused Revolving Credit Commitment at such time, provided that, without double counting, the aggregate amount of the Revolving Credit Commitments of the Lenders shall be deemed used from time to time to the extent of the aggregate amount of the Competitive Bid Advances then outstanding and such deemed use of the aggregate amount of the Revolving Credit Commitments shall be allocated among the Lenders ratably according to their respective Revolving Credit Commitments (such deemed use of the aggregate amount of the Revolving Credit Commitments being a “Competitive Bid Reduction”). Each Borrowing shall be in an aggregate amount of $1,000,000 or an integral multiple of $250,000 in excess thereof and shall consist of Revolving Credit Advances made simultaneously by the Lenders ratably according to their Revolving Credit Commitments. Within the limits of each Lender’s Unused Revolving Credit Commitment in effect from time to time and prior to the Termination Date, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(a).

(b) Letters of Credit. Each Issuing Bank severally, but not jointly, agrees, on the terms and conditions hereinafter set forth, to issue (or cause its Affiliate that is a commercial bank that has an Investment Grade Rating equal to or better than such Issuing Bank’s Investment Grade Rating to issue) letters of credit denominated in Dollars (the “Letters of Credit”), for the account of the Borrower from time to time on any Business Day during the period from the date hereof until 60 days before the Termination Date in an aggregate Available Amount (i) for all Letters of Credit not to exceed at any time the Letter of Credit Facility at such time, (ii) for all Letters of Credit issued by such Issuing Bank not to exceed such Issuing Bank’s Letter of Credit Commitment at such time, and (iii) for each such Letter of Credit not to exceed the Unused Revolving Credit Commitments of the Lenders at such time. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than the earlier of 60 days before the Termination Date and (A) in the case of a Standby Letter of Credit one year after the date of issuance thereof, but may by its terms be renewable annually upon notice (a “Notice of Renewal”) given to the

Issuing Bank that issued such Standby Letter of Credit and the Administrative Agent on or prior to any date for notice of renewal set forth in such Letter of Credit but in any event at least three Business Days prior to the date of the proposed renewal of such Standby Letter of Credit and upon fulfillment of the applicable conditions set forth in Article III unless such Issuing Bank has notified the Borrower (with a copy to the Administrative Agent) on or prior to the date for notice of termination set forth in such Letter of Credit but in any event at least 30 days prior to the date of automatic renewal of its election not to renew such Standby Letter of Credit (a “Notice of Termination”) and (B) in the case of a Trade Letter of Credit, 60 days after the date of issuance thereof; provided, however, that the terms of each Standby Letter of Credit that is automatically renewable annually shall (x) require the Issuing Bank that issued such Standby Letter of Credit to give the beneficiary named in such Standby Letter of Credit notice of any Notice of Termination, (y) permit such beneficiary, upon receipt of such notice, to draw under such Standby Letter of Credit prior to the date such Standby Letter of Credit otherwise would have been automatically renewed and (z) not permit the expiration date (after giving effect to any renewal) of such Standby Letter of Credit in any event to be extended to a date later than 60 days before the Termination Date. If either a Notice of Renewal is not given by the Borrower or a Notice of Termination is given by the applicable Issuing Bank pursuant to the immediately preceding sentence, such Standby Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed; provided, however, that even in the absence of receipt of a Notice of Renewal the applicable Issuing Bank may in its discretion, unless instructed to the contrary by the Administrative Agent or the Borrower, deem that a Notice of Renewal had been timely delivered and in such case, a Notice of Renewal shall be deemed to have been so delivered for all purposes under this Agreement. Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.01(b), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.04(c) and request the issuance of additional Letters of Credit under this Section 2.01(b).

(c) Competitive Bid Advances. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Lender severally agrees that the Borrower may, to the extent the Parent Guarantor maintains an Investment Grade Rating and the Parent Guarantor has made a Ratings Grid Election, make Competitive Bid Borrowings under Section 2.02(b) from time to time on any Business Day during the period from the date hereof until the date occurring 30 days prior to the Termination Date in the manner set forth below, provided that, following the making of each Competitive Bid Borrowing, (i) the aggregate amount of the Competitive Bid Advances of all Lenders then outstanding shall not at any time exceed an amount equal to 50% of the Revolving Credit Commitments at such time and (ii) with regard to the Lenders collectively, the principal amount of the applicable Competitive Bid Advance shall not exceed the aggregate Unused Revolving Credit Commitments. Each Competitive Bid Advance shall be in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof.

Section 2.02 Making the Advances. (a) Except as otherwise provided in Section 2.02(b) or Section 2.03, each Borrowing shall be made on notice, given not later than 12:00 Noon (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or not later than 11:00 A.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telex or telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telex or telecopier or e-mail, in each case in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 12:00 Noon (New York City time) on the date of such Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances and 1:00 P.M. (New York City time) on the date of such Borrowing in the case of a Borrowing consisting of Base Rate Advances, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments of such Lender and the other Lenders. After the Administrative

Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account; provided, however, that the Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of any Letter of Credit Advances made by any Issuing Bank, and by any other Lender and outstanding on the date of such Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to such Issuing Bank, and such other Lenders for repayment of such Letter of Credit Advances.

(b) (i) The Borrower may request a Competitive Bid Borrowing under this Section 2.02(b) by delivering to the Administrative Agent, by telex, facsimile or e-mail, a notice of a Competitive Bid Borrowing (a “Notice of Competitive Bid Borrowing”), in substantially the form of Exhibit E hereto, specifying therein the requested (A) date of such proposed Competitive Bid Borrowing, (B) aggregate amount of such proposed Competitive Bid Borrowing, (C) in the case of a Competitive Bid Borrowing consisting of Eurodollar Rate Advances, Interest Period, or in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances, maturity date for repayment of each Advance to be made as part of such Competitive Bid Borrowing (which maturity date may not be earlier than the date occurring 14 days after the date of such Competitive Bid Borrowing or later than the earlier of (I) 180 days after the date of such Competitive Bid Borrowing and (II) the Termination Date), (D) interest payment date or dates relating thereto, and (E) other terms (if any) to be applicable to such Competitive Bid Borrowing, not later than 1:00 P.M. (New York City time) (x) at least one Business Day prior to the date of the proposed Competitive Bid Borrowing, if the Borrower shall specify in the Notice of Competitive Bid Borrowing that the rates of interest to be offered by the Lenders shall be fixed rates per annum (the Advances comprising any such Competitive Bid Borrowing being referred to herein as “Fixed Rate Advances”) and (y) at least four (4) Business Days prior to the date of the proposed Competitive Bid Borrowing, if the Borrower shall instead specify in the Notice of Competitive Bid Borrowing that the Advances comprising such Competitive Bid Borrowing shall be Eurodollar Rate Advances. Each Notice of Competitive Bid Borrowing shall be irrevocable and binding on the Borrower. The Administrative Agent shall in turn promptly notify each Lender of each request for a Competitive Bid Borrowing received by it from the Borrower by sending such Lender a copy of the related Notice of Competitive Bid Borrowing.

(ii) Each Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Competitive Bid Advances to the Borrower as part of such proposed Competitive Bid Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, by notifying the Administrative Agent (which shall give prompt notice thereof to the Borrower), (A) before 12:30 P.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances and (B) before 1:00 P.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Eurodollar Rate Advances of the minimum amount and maximum amount of each Competitive Bid Advance which such Lender would be willing to make as part of such proposed Competitive Bid Borrowing (subject to Section 2.01(c)), the rate or rates of interest therefor and such Lender’s Applicable Lending Office with respect to such Competitive Bid Advance, provided that if the Administrative Agent in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify the Borrower of such offer at least 30 minutes before the time and on the date on which notice of such election is to be given to the Administrative Agent, by the other Lenders. If any Lender shall elect not to make such an offer, such Lender shall so notify the Administrative Agent before 1:00 P.M. (New York City time) on the date on which notice of such election is to be given to the Administrative Agent by the other Lenders, and such Lender shall not be obligated to, and shall not, make any Competitive Bid Advance as part of such Competitive Bid Borrowing, provided that the failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Bid Advance as part of such proposed Competitive Bid Borrowing.

(iii) The Borrower shall, in turn, (A) before 2:00 P.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances and (B) before 1:30 P.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Eurodollar Rate Advances, either: (x) cancel such Competitive Bid Borrowing by giving the Administrative Agent notice to that effect, or (y) accept one or more of the offers made by any Lender or Lenders pursuant to Section 2.02(b)(ii), in its sole discretion, by giving notice to the Administrative Agent of the amount of each Competitive Bid Advance (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Borrower by the Administrative Agent on behalf of such Lender for such Competitive Bid Advance pursuant to Section 2.02(b)(ii)) to be made by each Lender as part of such Competitive Bid Borrowing, and reject any remaining offers made by Lenders pursuant to Section 2.02(b)(ii) by giving the Administrative Agent notice to that effect. The Borrower shall accept the offers made by any Lender or Lenders to make Competitive Bid Advances in order of the lowest to the highest rates of interest offered by such Lenders. If two or more Lenders have offered the same interest rate (and other material terms), the amount to be borrowed at such interest rate will be allocated among such Lenders in proportion to the amount that each such Lender offered at such interest rate.

(iv) If the Borrower notifies the Administrative Agent that such Competitive Bid Borrowing is cancelled pursuant to clause (x) of Section 2.02(b)(iii), the Administrative Agent shall give prompt notice thereof to the Lenders and such Competitive Bid Borrowing shall not be made.

(v) If the Borrower accepts one or more of the offers made by any Lender or Lenders pursuant to clause (y) of Section 2.02(b)(iii) above, the Administrative Agent shall in turn promptly notify (A) each Lender that has made an offer as described in Section 2.02(b)(ii), of the date and aggregate amount of such Competitive Bid Borrowing and whether or not any offer or offers made by such Lender pursuant to Section 2.02(b)(ii) have been accepted by the Borrower, (B) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, of the amount of each Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing, and (C) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, upon receipt, that the Administrative Agent has received forms of documents appearing to fulfill the applicable conditions set forth in Section 3.03. Each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing shall, before 12:00 P.M. (New York City time) on the date of such Competitive Bid Borrowing specified in the notice received from the Administrative Agent pursuant to clause (A) of the preceding sentence or any later time when such Lender shall have received notice from the Administrative Agent pursuant to clause (C) of the preceding sentence, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s portion of such Competitive Bid Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 3.03, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account of the Borrower. Promptly after each Competitive Bid Borrowing the Administrative Agent will notify each Lender of the amount of the Competitive Bid Borrowing, the consequent Competitive Bid Reduction and the dates upon which such Competitive Bid Reduction commenced and will terminate.

(vi) If the Borrower notifies the Administrative Agent that it accepts one or more of the offers made by any Lender or Lenders pursuant to clause (y) of Section 2.02(b)(iii), such notice of acceptance shall be irrevocable and binding on the Borrower. The Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in the related Notice of Competitive Bid Borrowing for such Competitive Bid Borrowing the applicable conditions set forth in Section 3.03, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing when such Competitive Bid Advance, as a result of such failure, is not made on such date.

(vii) Following the making of each Competitive Bid Borrowing, the Borrower shall be in compliance with the limitations set forth in Section 2.01(c).

(viii) Within the limits and on the conditions set forth in this Section 2.02(b), the Borrower may from time to time borrow under this Section 2.02(b), repay or prepay pursuant to clause (ix) below, and reborrow under this Section 2.02(b), provided that a Competitive Bid Borrowing shall not be made within three Business Days of the date of any other Competitive Bid Borrowing.

(ix) The Borrower shall repay to the Administrative Agent for the account of each Lender that has made a Competitive Bid Advance, on the maturity date of each Competitive Bid Advance (such maturity date being that specified by the applicable Borrower for repayment of such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to Section 2.02(b)(i)), the then unpaid principal amount of such Competitive Bid Advance. The Borrower shall not have any right to prepay any principal amount of any Competitive Bid Advance unless, and then only on the terms, specified by the Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to Section 2.02(b)(i) or as otherwise agreed by the Lender who made such Competitive Bid Advance (and, if applicable, subject to the payment of any amounts owed under Section 9.04(c)).

(x) The Borrower shall pay interest on the unpaid principal amount of each Competitive Bid Advance from the date of such Competitive Bid Advance to the date the principal amount of such Competitive Bid Advance is repaid in full, at the rate of interest for such Competitive Bid Advance specified by the Lender making such Competitive Bid Advance in its notice with respect thereto delivered pursuant to Section 2.02(b)(ii), payable on the interest payment date or dates specified by the Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to Section 2.02(b)(i). Upon the occurrence and during the continuance of an Event of Default of the type described in Section 6.01(a) or (f) or if the Administrative Agent and the Required Lenders have elected pursuant to Section 2.07(b) to charge default interest with respect to any other Event of Default, each Borrower shall pay interest on the amount of unpaid principal of and interest on each Competitive Bid Advance owing to a Lender, payable in arrears on the date or dates interest is payable thereon, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Competitive Bid Advance hereunder.

(c) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for the initial Borrowing hereunder or for any Borrowing if the aggregate amount of such Borrowing is less than $1,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.07(d)(ii), 2.09 or 2.10, (ii) there may not be more than five separate Interest Periods in effect hereunder at any time and (iii) there may not be more than five Competitive Bid Advances outstanding at any time.

(d) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(e) Unless the Administrative Agent shall have received notice from a Lender prior to (x) the date of any Borrowing consisting of Eurodollar Rate Advances or (y) 12:00 Noon (New York City time) on the date of any Borrowing consisting of Base Rate Advances that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.

(f) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

(g) Each Lender may, at its option, make any Advance available to the Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Advance; provided, however, that (i) any exercise of such option shall not affect the obligation of the Borrower in accordance with the terms of this Agreement and (ii) nothing in this Section 2.02(g) shall be deemed to obligate any Lender to obtain the funds for any Advance in any particular place or manner or to constitute a representation or warranty by any Lender that it has obtained or will obtain the funds for any Advance in any particular place or manner.

Section 2.03 Issuance of and Drawings and Reimbursement Under Letters of Credit . (a) Request for Issuance. Each Letter of Credit shall be issued upon notice, given not later than 12:00 Noon (New York City time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit, by the Borrower to any Issuing Bank, which shall give to the Administrative Agent and each Lender prompt notice thereof by telex, telecopier or e-mail or by means of the Approved Electronic Platform. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone, confirmed immediately in writing, telex, telecopier or e-mail, in each case specifying therein the requested (i) date of such issuance (which shall be a Business Day), (ii) Available Amount of such Letter of Credit, (iii) expiration date of such Letter of Credit, (iv) name and address of the beneficiary of such Letter of Credit and (v) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as such Issuing Bank may specify to the Borrower for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If (y) the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion and (z) the Issuing Bank has not received notice of objection to such issuance from the Required Lenders, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at its office referred to in Section 9.02 or as otherwise agreed with the Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(b) Letter of Credit Reports. Each Issuing Bank shall furnish (i) to each Lender on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all

Letters of Credit issued by such Issuing Bank and (ii) to the Administrative Agent and each Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.

(c) Letter of Credit Participations; Drawing and Reimbursement. (i) Immediately upon the issuance by any Issuing Bank of any Letter of Credit, such Issuing Bank shall be deemed to have sold and transferred to each Lender, and each Lender (in its capacity under this Section 2.03(c), a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation in such Letter of Credit, to the extent of such Participant’s Pro Rata Share of the Available Amount of such Letter of Credit, each drawing or payment made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Credit Commitments or the Lenders’ respective Pro Rata Shares pursuant to Section 9.07, it is hereby agreed that, with respect to all outstanding Letters of Credit and unpaid drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 2.03(c) to reflect the new Pro Rata Shares of the assignor and assignee Lenders, as the case may be.

(ii) In determining whether to pay under any Letter of Credit, the applicable Issuing Bank shall not have any obligation with respect to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by such Issuing Bank under or in connection with any Letter of Credit issued by it shall not create for such Issuing Bank any resulting liability to the Borrower, any other Loan Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of such Issuing Bank (as determined by a court of competent jurisdiction in a final non-appealable judgment).

(iii) The payment by any Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by such Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance, in the amount of such draft. In the event that an Issuing Bank makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to such Issuing Bank pursuant to Section 2.04(c), such Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuing Bank the amount of such Participant’s Pro Rata Share of such unreimbursed payment in Dollars and in same day funds. Upon such notification by the Administrative Agent to any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the Administrative Agent for the account of the applicable Issuing Bank its Pro Rata Share of an outstanding Letter of Credit Advance on (i) the Business Day on which demand therefor is made by such Issuing Bank which made such Advance, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If such Lender shall pay to the Administrative Agent such amount for the account of such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by such Issuing Bank shall be reduced by such amount on such Business Day. If and to the extent that any Lender shall not have so made the amount of such Letter of Credit Advance available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by such Issuing Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable.

(iv) Whenever any Issuing Bank receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (iii) above, such Issuing Bank shall pay to the Administrative Agent for the account of each such Participant that has paid its Pro Rata Share thereof, in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(d) Failure to Make Letter of Credit Advances. The failure of any Lender to make the Letter of Credit Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Advance to be made by such other Lender on such date.

(e) Independence. The Borrower acknowledges that the rights and obligations of any Issuing Bank under each Letter of Credit issued by it are independent of the existence, performance or nonperformance of any contract or arrangement underlying the Letter of Credit, including contracts or arrangements between such Issuing Bank and the Borrower and between the Borrower and the beneficiary of the Letter of Credit. No Issuing Bank shall have any duty to notify the Borrower of its receipt of a demand or a draft, certificate or other document presented under a Letter of Credit or of its decision to honor such demand. Such Issuing Bank may, without incurring any liability to the Borrower or impairing its entitlement to reimbursement under this Agreement, honor a demand under a Letter of Credit despite notice from the Borrower of, and without any duty to inquire into, any defense to payment or any adverse claims or other rights against the beneficiary of the Letter of Credit or any other Person. No Issuing Bank shall have any duty to request or require the presentation of any document, including any default certificate, not required to be presented under the terms and conditions of a Letter of Credit. No Issuing Bank shall have any duty to seek any waiver of discrepancies from the Borrower, or any duty to grant any waiver of discrepancies that the Borrower approves or requests. No Issuing Bank shall have any duty to extend the expiration date or term of a Letter of Credit or to issue a replacement Letter of Credit on or before the expiration date of a Letter of Credit or the end of such term.

(f) Governing Rules. The Borrower agrees that each Letter of Credit shall be governed by the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (2007 Revision) (the “UCP 600”) or, at an Issuing Bank’s option, such later revision thereof in effect at the time of issuance of the Letter of Credit (as so chosen for the Letter of Credit, the “UCP”) or the International Standby Practices 1998, ICC Publication No. 590 or, at an Issuing Bank’s option, such later revision thereof in effect at the time of issuance of the Letter of Credit (as so chosen for the Letter of Credit, the “ISP”, and each of the UCP and the ISP, an “ICC Rule”). Each Issuing Bank’s privileges, rights and remedies under such ICC Rules shall be in addition to, and not in limitation of, its privileges, rights and remedies expressly provided for herein. The UCP and the ISP (or such later revision of either) shall serve, in the absence of proof to the contrary, as evidence of general banking usage with respect to the subject matter thereof. The Borrower agrees that for matters not addressed by the chosen ICC Rule, the Letter of Credit shall be subject to and governed by the laws of the State of New York and applicable United States Federal laws. If, at the Borrower’s request, the Letter of Credit expressly chooses a state or country law other than New York State law and United States Federal law or is silent with respect to the choice of an ICC Rule or a governing law, no Issuing Bank shall be liable for any payment, cost, expense or loss resulting from any action or inaction taken by such Issuing Bank if such action or inaction is or would be justified under an ICC Rule, New York law, applicable United States Federal law or the law governing the Letter of Credit.

Section 2.04 Repayment of Advances. (a) Revolving Credit Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Termination Date the aggregate outstanding principal amount of the Revolving Credit Advances then outstanding.

(b) Competitive Bid Advances. Each Competitive Bid Advance shall mature and be due and payable in full on the earlier of (i) (A) the last day of the Interest Period applicable thereto in the case of Competitive Bid Advances that are Eurodollar Rate Advances and (B) the maturity date set forth in the Notice of Competitive Bid Borrowing with respect to Competitive Bid Advances that are Fixed Rate Advances and (ii) the Termination Date.

(c) Letter of Credit Advances. (i) The Borrower shall repay to the Administrative Agent for the account of each Issuing Bank and each other Lender that has made a Letter of Credit Advance on the same day on which such Advance was made the outstanding principal amount of each Letter of Credit Advance made by each of them.

(ii) The Obligations of the Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit (and the obligations of each Lender to reimburse the applicable Issuing Bank with respect thereto) shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

(A) any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(B) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(C) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(D) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(E) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(F) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from the Guaranties or any other guarantee, for all or any of the Obligations of the Borrower in respect of the L/C Related Documents; or

(G) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any other Loan Party.

Section 2.05 Termination or Reduction of the Commitments. (a) The Borrower may, upon at least three Business Days’ notice to the Administrative Agent, terminate in whole or reduce in part the unused portions of the Letter of Credit Facility and/or the Unused Revolving Credit Commitments; provided, however, that (i) each partial reduction of a Facility (A) shall be in an aggregate amount of $5,000,000 or an integral multiple of $250,000 in excess thereof and (B) shall be made ratably among the Lenders in accordance with their Commitments with respect to such Facility and (ii) the aggregate amount of the Commitments of the Lenders shall not be reduced to an amount that is less than the aggregate principal amount of the Competitive Bid Advances then outstanding. Once terminated, a Commitment may not be reinstated.

(b) The Letter of Credit Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Letter of Credit Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

Section 2.06 Prepayments. (a) Optional. The Borrower may, upon same day notice in the case of Base Rate Advances and two Business Days’ notice in the case of Eurodollar Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid but otherwise without penalty or premium; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $250,000 in excess thereof or, if less, the amount of the Advances outstanding, (ii) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 9.04(c) and (iii) the foregoing provisions shall not apply to the repayment of Competitive Bid Advances, which payments shall be made pursuant to Section 2.02(b)(ix).

(b) Mandatory. (i) The Borrower shall, if applicable, within one (1) Business Day after the earlier of the date on which (x) a Responsible Officer becomes aware of any non-compliance with the requirements described in the following clauses (A), (B), (C) , (D) or (E) or (y) written notice thereof shall have been given to the Borrower by the Administrative Agent, prepay an aggregate principal amount of the Revolving Credit Advances comprising part of the same Borrowings and the Letter of Credit Advances to cause (A) the Unsecured Leverage Ratio not to exceed the maximum Unsecured Leverage Ratio set forth in Section 5.04(b)(i) on such Business Day, (B) the Leverage Ratio not to exceed the maximum Leverage Ratio set forth in Section 5.04(a)(i) on such Business Day, (C) the Unencumbered Asset Debt Service Coverage Ratio not to be less than the minimum Unencumbered Asset Debt Service Coverage Ratio set forth in Section 5.04(b)(ii) on such Business Day, (D) the Facility Exposure not to exceed the Facility Available Amount on such Business Day and (E) the aggregate Available Amount of all Letters of Credit then outstanding not to exceed the Letter of Credit Facility. If both (x) all Advances have been prepaid and such prepayments are not sufficient to cause Borrower to comply with each of (A), (B), (C), (D) and (E) and (y) there remains Letter of Credit Exposure, the Borrower shall make a deposit in the L/C Cash Collateral Account in an amount equal to the lesser of (I) the amount sufficient to cause the Borrower to comply with each of (A), (B), (C), (D) and (E) or (II) the amount of the Letter of Credit Exposure.

(ii) To the extent the funds on deposit in the L/C Cash Collateral Account shall at any time exceed the total amount required to be deposited therein pursuant to the terms of this Agreement, the Administrative Agent shall, promptly upon request by the Borrower and provided that no Default or Event of Default shall then have occurred or be continuing or would result therefrom, return such excess amount to the Borrower.

(iii) Prepayments of the Revolving Credit Facility made pursuant to clauses (i) and (ii) above shall be first applied to prepay Letter of Credit Advances then outstanding until such Advances are paid in full, second applied to prepay Revolving Credit Advances then outstanding comprising part of the same Borrowings until such Advances are paid in full, and third deposited in the L/C Cash Collateral Account to Cash Collateralize 100% of the Available Amount of the Letters

of Credit then outstanding. Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the applicable Issuing Bank or Lenders, as applicable.

(iv) All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

Section 2.07 Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in respect of Base Rate Advances in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in respect of Eurodollar Rate Advances in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of any Event of Default, the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable under the Loan Documents that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (a)(i) or (a)(ii) above and, in all other cases, on Base Rate Advances pursuant to clause (a)(i) above.

(c) Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.09 or a notice of selection of an Interest Period pursuant to the definition of “Interest Period”, the Administrative Agent shall give notice to the Borrower and each Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above.

(d) Interest Rate Determination. If the Screen Rate is unavailable and the Administrative Agent is unable to determine the Eurodollar Rate for any Eurodollar Rate Advances, as provided in the definition of Eurodollar Rate herein,

(i) the Administrative Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

(ii) each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(iii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

Section 2.08 Fees. (a) Unused Fee; Facility Fee. The Borrower shall pay to the Administrative Agent for the account of the Lenders an unused commitment fee (the “Unused Fee”), from the date hereof or upon the effectiveness of any Assignment and Acceptance pursuant to which it became a Lender until the Termination Date, payable in arrears quarterly on the last day of each March, June, September and December, commencing on March 31, 2015, and on the Termination Date. The Unused Fee for the account of each Lender shall be calculated for each period for which the Unused Fee is payable on the average daily Unused Revolving Credit Commitment of such Lender during such period at the rate per annum equal to, (a) for any period in which the average daily Unused Revolving Credit Commitment of such Lender for such period is less than 50% of such Lender’s aggregate Revolving Credit Commitments, 0.20% per annum, and (b) for any period in which the average daily Unused Revolving Credit Commitment of such Lender for such period is greater than or equal to 50% of such Lender’s aggregate Revolving Credit Commitments, 0.30% per annum; provided, however, that in the event that the Parent Guarantor achieves an Investment Grade Rating and the Parent Guarantor makes a Ratings Grid Election, the Borrower shall no longer pay Unused Fees immediately following the end of the quarter during which the Administrative Agent receives such notice. For each succeeding quarter, the Borrower shall pay a facility fee (the “Facility Fee”) at the applicable rate set forth in the Debt Ratings pricing grid in the definition of “Applicable Margin”, times the actual daily amount of each Lender’s Revolving Credit Commitment, regardless of usage. Each Facility Fee will be payable quarterly in arrears on the last day of each March, June, September and December, and on the Termination Date. The Unused Fees and Facility Fees will be calculated on a 360-day basis.

(b) Letter of Credit Fees, Etc. (i) The Borrower shall pay to the Administrative Agent for the account of each Lender a commission, payable in arrears, (a) quarterly on the last day of each March, June, September and December commencing March 31, 2015, (b) on the earliest to occur of the full drawing, expiration, termination or cancellation of any Letter of Credit, and (c) on the Termination Date, on such Lender’s Pro Rata Share of the average daily aggregate Available Amount during such quarter of all Letters of Credit outstanding from time to time for the applicable period at the rate per annum equal to the Applicable Margin for Revolving Credit Facility Eurodollar Rate Advances in effect from time to time.

(ii) The Borrower shall pay to each Issuing Bank, for its own account, (A) a fronting fee for each Letter of Credit issued by such Issuing Bank in an amount equal to 0.125% of the Available Amount of such Letter of Credit on the date of issuance of such Letter of Credit, payable on such date and (B) such other commissions, issuance fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Borrower and such Issuing Bank shall agree.

(c) Administrative Agent’s Fees. The Borrower shall pay to the Administrative Agent for its own account the fees, in the amounts and on the dates, set forth in the Fee Letter and such other fees as may from time to time be agreed between the Borrower and the Administrative Agent.

(d) Extension Fee. The Borrower shall pay to the Administrative Agent on each Extension Date, for the account of each Lender, a Facility extension fee, in an amount equal to 7.5 bps of each Lender’s Revolving Credit Commitment then outstanding (the “Extension Fee”).

(e) Defaulting Lender. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.08(a) or Section 2.08(b) (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees), provided that (a) to the extent that all or a portion of the Letter of Credit Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.18(b), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Commitments, and (b) to the extent that all or any portion of such Letter of Credit Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the Issuing Banks (and the pro rata payment provisions of Section 2.11(f) will automatically be deemed adjusted to reflect the provisions of this Section).

Section 2.09 Conversion of Advances . (a) Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 12:00 Noon (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.10, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c) and each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Lenders in accordance with their Commitments under such Facility. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b) Mandatory. (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000, such Advances shall automatically Convert into Base Rate Advances.

(ii) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

(iii) Upon the occurrence and during the continuance of any Event of Default, (y) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (z) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

Section 2.10 Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation or application of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances (excluding, for purposes of this Section 2.10, any such increased costs resulting from Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes or Connection Income Taxes (as to which Section 2.12 shall govern), then the Borrower shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost; provided, however, that a Lender Party claiming additional amounts under this Section 2.10(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender Party determines in good faith that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender Party or any corporation controlling such Lender Party and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender Party or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit. A certificate as to such amounts submitted to the Borrower by such Lender Party shall be conclusive and binding for all purposes, absent manifest error.

Notwithstanding anything to the contrary contained in this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and all requests, rules, guidelines or directives thereunder or issued in connection therewith, in each case regardless of the date enacted, adopted, implemented or issued, and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, or the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel Supervision known as Basel III and regardless of the date enacted, adopted, implemented or issued, shall be deemed an introduction or change of the type referred to in Section 2.10(a) and this Section 2.10(b).

(c) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

(d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation or application of any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.11 Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.13), not later than 12:00 Noon (New York City time) on the day when due in Dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent shall promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the Notes to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Acceding Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.17 and upon the Administrative Agent’s receipt of such Lender’s Accession Agreement and recording of information contained therein in the Register, from and after the applicable Increase Date, the Administrative Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to such Acceding Lender. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each Lender Party and each of its Affiliates, if and to the extent payment owed to such Lender Party is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender Party any amount so due.

(c) All computations of interest based on Citibank’s base rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.

(f) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lender Parties under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lender Parties in the following order of priority:

(i) first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Administrative Agent (solely in its capacity as the Administrative Agent) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Administrative Agent on such date;

(ii) second, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Issuing Banks (solely in their respective capacities as such) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Issuing Banks on such date;

(iii) third, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Lenders under Section 9.04 and any similar section of any of the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the Lenders on such date;

(iv) fourth, to the payment of all of the amounts that are due and payable to the Administrative Agent and the Lender Parties under Sections 2.10 and 2.12 on such date, ratably based upon the respective aggregate amounts thereof owing to the Administrative Agent and the Lender Parties on such date;

(v) fifth, to the payment of all of the fees that are due and payable to the Lenders under Section 2.08(a) and (b)(i) on such date, ratably based upon the respective aggregate Commitments of the Lenders under the Facilities on such date;

(vi) sixth, to the payment of all of the accrued and unpaid interest on the Obligations of the Borrower under or in respect of the Loan Documents that is due and payable to the Administrative Agent and the Lender Parties under Section 2.07(b) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;

(vii) seventh, to the payment of all of the accrued and unpaid interest on the Advances that is due and payable to the Administrative Agent and the Lender Parties under Section 2.07(a) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;

(viii) eighth, to the payment of any other accrued and unpaid interest comprising Obligations of the Loan Parties owing under or in respect of the Loan Documents that is due and payable on such date, ratably based upon the respective aggregate amounts of all such interest owing to the respective obligees thereof on such date;

(ix) ninth, to the payment of the principal amount of all of the outstanding Advances that are due and payable to the Administrative Agent and the Lender Parties on such date, ratably based upon the respective aggregate amounts of all such principal and reimbursement obligations owing to the Administrative Agent and the Lender Parties on such date, and to deposit into the L/C Cash Collateral Account any contingent reimbursement obligations in respect of outstanding Letters of Credit to the extent required by Section 6.02; and

(x) tenth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the Lender Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the respective obligees thereof on such date.

Section 2.12 Taxes. (a) Any and all payments by or on account of any Obligation of any Loan Party or the Administrative Agent hereunder or under any Loan Document shall be made, in accordance with Section 2.11 or the applicable provisions of such other Loan Document, if any, without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Each Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Without duplication of Sections 2.12(a) or 2.12(b), the Loan Parties shall indemnify each Recipient for the full amount of Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.12) payable or paid by such Recipient, or required to be deducted or withheld from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Loan Parties by a Lender Party (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender Party, shall be conclusive absent manifest error. This indemnification shall be made within ten days from the date such Lender Party or the Administrative Agent (as the case may be) makes written demand therefor.

(d) Each Lender Party shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender Party (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender Party’s failure to comply with the provisions of Section 9.07 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender Party, in each case that are payable or paid by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender Party by the Administrative Agent shall be conclusive absent manifest error. Each Lender Party hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender Party under any Loan Document or otherwise payable by the Administrative Agent to such Lender Party from any other source against any amount due to the Administrative Agent under this Section 2.12(d).

(e) As soon as practicable after, but in any case within 30 days after, the date of any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.12, such Loan Party shall deliver to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the other Loan Documents by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a U.S. Person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (e) and (g) of this Section 2.12, the term “United States” shall have the meaning specified in Section 7701(a)(9) of the Internal Revenue Code.

(f) Any Lender Party that is entitled to an exemption from, or reduction of, withholding Taxes with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender Party, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by any applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender Party is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.12(g)(i), (ii) and (iv) below) shall not be required if in the applicable Lender Party’s reasonable judgment such completion, execution or submission would subject such Lender Party to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender Party.

(g) Without limiting the generality of Section 2.12(f),

(i) each Lender Party that is a U.S. Person shall, to the extent it is legally entitled to do so, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender Party remains lawfully able to do so), provide the Administrative Agent and the Borrower with executed originals of Internal Revenue Service Form W-9 certifying that such Lender Party is exempt from U.S. federal backup withholding tax;

(ii) each Lender Party that is not a U.S. Person (a “Foreign Lender Party”) shall, to the extent it is legally entitled to do so, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender Party remains lawfully able to do so), provide the Administrative Agent and the Borrower with whichever of the following is applicable:

(A) in the case of a Foreign Lender Party claiming the benefits of an income tax treaty to which the United Sates is a party, (x) with respect to payments of interest under any Loan Document, executed originals of Internal Revenue Service Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, Internal Revenue Service Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) executed originals of Internal Revenue Service Form W-8ECI;

(C) in the case of a Foreign Lender Party claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code (x) a certificate substantially in the form of Exhibit G-1 hereto to the effect that such Foreign Lender Party is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of any Loan Party within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W-8BEN; or

(D) to the extent that the Foreign Lender Party is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, Internal Revenue Service Form W-9 and/or other certification documents from each beneficial owner, as applicable; provided, however, that if the Foreign Lender Party is a partnership and one or more direct or indirect partners of such Foreign Lender Party are claiming the portfolio interest exemption, such Foreign Lender Party may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(iii) any Foreign Lender Party shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Recipient) on or prior to the date on which such Foreign Lender Party becomes a Lender Party under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by any applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by any applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(iv) if a payment made to a Lender Party under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender Party shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender Party has complied with such Lender Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this subsection (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender Party agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has received an indemnification payment pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section 2.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) if such payment would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person. No party shall have any obligation to pursue, or any right to assert, any refund of Indemnified Taxes that may be paid by another party.

(i) For any period with respect to which a Lender Party has failed to provide the Borrower with the appropriate form or other document described in subsection (f) or subsection (g) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form or other document originally was required to be provided or if such form or other document otherwise is not required under subsection (f) or subsection (g) above), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.12 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender Party become subject to Taxes because of its failure to deliver a form or other document required hereunder, the Loan Parties shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

(j) Any Lender Party claiming any additional amounts payable pursuant to this Section 2.12 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party.

(k) In the event that an additional payment is made under Section 2.12(a) or (c) for the account of any Lender Party and such Lender Party, in its sole discretion, determines that it has finally and irrevocably received or been granted a credit against or release or remission for, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such payment, such Lender Party shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the applicable Loan Party such amount as such Lender Party shall, in its sole discretion, have determined to be attributable to such deduction or withholding and which will leave such Lender Party (after such payment) in no worse position than it would have been in if the applicable Loan Party had not been required to make such deduction or withholding. Nothing herein contained shall interfere with the right of a Lender Party to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender Party to claim any tax credit or to disclose any information relating to its affairs or any computations in respect thereof, and no Loan Party shall be entitled to review the tax records of any Lender Party or the Administrative Agent, or require any Lender Party to do anything that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

(l) Without prejudice to the survival of any other agreement of any party hereunder or under any other Loan Document, the agreements and obligations under this Section 2.12 shall survive the resignation or replacement of the Administrative Agent, the assignment of rights by, or the replacement of, a

Lender, the termination of the Commitments and the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

Section 2.13 Sharing of Payments, Etc. Subject to the provisions of Section 2.11(f), if any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 9.07) (a) on account of Obligations due and payable to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered. The Borrower agrees that any Lender Party so purchasing an interest or participating interest from another Lender Party pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be.

Section 2.14 Use of Proceeds. The proceeds of the Advances and issuances of Letters of Credit shall be available (and the Borrower agrees that it shall use such proceeds and Letters of Credit) solely for (i) general corporate purposes of the Borrower and its Subsidiaries, (ii) the acquisition of assets, (iii) capital expenditures, (iv) working capital expenses, (v) the development and redevelopment of assets, (vi) the repayment in full (or refinancing) of certain Existing Debt, and (vii) the payment of fees and expenses related to the Facilities and the other transactions not in contravention of the Loan Documents. The Borrower will not directly or indirectly use the Letters of Credit or the proceeds of the Advances, or lend, contribute or otherwise make available to any Subsidiary, joint venture partner or other Person such extensions of credit or proceeds, (A) to fund any activities or businesses of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (B) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Facility, whether as underwriter, advisor, investor, or otherwise) or any Anti-Corruption Laws.

Section 2.15 Evidence of Debt. (a) Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender Party resulting from each Advance owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender Party from time to time hereunder. The Borrower agrees that upon notice by any Lender Party to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender Party to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender Party, the Borrower shall promptly execute and deliver to such Lender Party, with a copy to the Administrative Agent, a Note, in substantially the form of Exhibit A hereto, payable to the order of such Lender Party in a principal amount equal to the Revolving Credit Commitment of such Lender Party. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder. To the extent no Note has been issued to a Lender Party, this Agreement shall be deemed to comprise conclusive evidence for all purposes of the indebtedness resulting from the Advances and extensions of credit hereunder.

(b) The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender Party hereunder, and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender Party’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender Party in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

Section 2.16 Extensions of Termination Date. The Borrower may request, by written notice to the Administrative Agent, (a) at least 30 days but not more than 90 days prior to the Termination Date, a six-month extension of the Termination Date with respect to the Commitments then outstanding and (b) thereafter, at least 30 days but not more than 90 days prior to the Termination Date (as extended pursuant to clause (a) of this sentence) a single additional six-month extension of the Termination Date with respect to the Revolving Credit Commitments then outstanding (each, an “Extension Request”). The Administrative Agent shall promptly notify each Lender of such Extension Request and the Termination Date in effect at such time shall, effective as of the applicable Extension Date (as defined below), be extended for an additional six-month period, provided that, on such Extension Date (i) the Administrative Agent shall have received payment in full of the extension fee set forth in Section 2.08(d) and (ii) the following statements shall be true and the Administrative Agent shall have received for the account of each Lender Party a certificate signed by a Responsible Officer of the Borrower, dated the applicable Extension Date, stating that: (A) the representations and warranties contained in Section 4.01 are true and correct in all material respects on and as of such Extension Date (unless qualified as to materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects and except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date, and except further to the extent any such representations and warranties that are no longer true and correct as a result of factual changes since the Closing Date that are permitted under this Agreement), and (B) no Default or Event of Default has occurred and is continuing or would result from such extension. “Extension Date” means, in the case of each extension option, the first date after the delivery by the Borrower of the related Extension Request that the conditions set forth in clauses (i) and (ii) above are satisfied. In the event that an extension is effected pursuant to this Section 2.16 (but subject to provisions of Sections 2.05, 2.06 and 6.01), the aggregate principal amount of all Advances shall be repaid in full ratably to the Lenders on the Termination Date as so extended. As of the Extension Date, any and all references in this Agreement or any of the other Loan Documents to the “Termination Date” shall refer to the Termination Date as so extended.

Section 2.17 Increase in the Aggregate Commitments. (a) The Borrower may, at any time (but no more than once in any consecutive 12-month period), by written notice to the Administrative Agent, request an increase in the aggregate amount of the Revolving Credit Commitments by not less than $5,000,000 (each such proposed increase, a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the scheduled Termination Date then in effect (the “Increase Date”) as specified in the related notice to the Administrative Agent; provided, however, that (i) in no event shall the aggregate amount of the Revolving Credit Facility at any time exceed $650,000,000 and (ii) on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date, the applicable conditions set forth in Article III shall be satisfied.

(b) The Administrative Agent shall promptly notify the Lenders of each request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Revolving Credit Commitments (the “Commitment Date”). Each Lender that is willing to participate in such requested Commitment Increase (each, an “Increasing Lender”) shall, in its sole discretion, give written notice to the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Revolving Credit Commitment (each, a “Proposed Increased Commitment”). If the Lenders notify the Administrative Agent that they are willing to increase the amount of their respective Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, then the requested Commitment Increase shall be allocated to each Lender willing to participate therein in an amount equal to such Commitment Increase multiplied by the ratio of each Lender’s Proposed Increased Commitment to the aggregate amount of all Proposed Increased Commitments. In no event, however, shall any Lender be required to participate in a Commitment Increase.

(c) Promptly following each Commitment Date, the Administrative Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the applicable requested Commitment Increase. If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Borrower may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

(d) On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.17(c) (an “Acceding Lender”) shall become a Lender party to this Agreement as of such Increase Date and the Revolving Credit Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the penultimate sentence of Section 2.17(b)) as of such Increase Date; provided, however, that the Administrative Agent shall have received at or before 12:00 Noon (New York City time) on such Increase Date the following, each dated such date:

(i) an accession agreement from each Acceding Lender, if any, in form and substance satisfactory to the Borrower and the Administrative Agent (each, an “Accession Agreement”), duly executed by such Acceding Lender, the Administrative Agent and the Borrower;

(ii) confirmation from each Increasing Lender of the increase in the amount of its Revolving Credit Commitment in a writing satisfactory to the Borrower and the Administrative Agent, together with an amended Schedule I hereto as may be necessary for such Schedule I to be accurate and complete, certified as correct and complete by a Responsible Officer of the Borrower; and

(iii) such certificates or other information as may be required pursuant to Section 3.02.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.17(d), the Administrative Agent shall notify the Lenders (including, without limitation, each Acceding Lender) and the Borrower, at or before 1:00 P.M. (New York City time), by telecopier or telex, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Acceding Lender on such date.

(e) On the Increase Date, to the extent the Advances then outstanding and owed to any Lender immediately prior to the effectiveness of the Commitment Increase shall be less than such Lender’s Pro Rata Share (calculated immediately following the effectiveness of the Commitment Increase) of all Advances then outstanding and owed to all Lenders (each such Lender, including any Acceding Lender, a “Purchasing Lender”), then such Purchasing Lender, without executing an Assignment and Acceptance, shall be deemed to have purchased an assignment of a pro rata portion of the Advances then outstanding and owed to each Lender in that is not a Purchasing Lender (a “Selling Lender”) in an amount sufficient such that following the effectiveness of all such assignments the Advances outstanding and owed to each Lender shall equal such Lender’s Pro Rata Share (calculated immediately following the effectiveness of the Commitment Increase on the Increase Date) of all Advances then outstanding and owed to all Lenders. The Administrative Agent shall calculate the net amount to be paid by each Purchasing Lender and received by each Selling Lender in connection with the assignments effected hereunder on the Increase Date. Each Purchasing Lender shall make the amount of its required payment available to the Administrative Agent, in same day funds, at the office of the Administrative Agent not later than 12:00 P.M. (New York time) on the Increase Date. The Administrative Agent shall distribute on the Increase Date the proceeds of such amount to each of the Selling Lenders entitled to receive such payments at its Applicable Lending Office. If in connection with the transactions described in this Section 2.17 any Lender shall incur any losses, costs or expenses of the type described in Section 9.04(c), then the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for such losses, costs or expenses reasonably incurred.

Section 2.18 Defaulting Lenders. (a) If a Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, if any Letter of Credit is at the time outstanding, each Issuing Bank may (except, in the case of a Defaulting Lender, to the extent the Commitments have been fully reallocated pursuant to Section 2.18(b)), by notice to the Borrower and such Defaulting Lender or Potential Defaulting Lender through the Administrative Agent, require the Borrower to Cash Collateralize the obligations of the Borrower to such Issuing Bank in respect of such Letter of Credit in amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender or such Potential Defaulting Lender to be applied pro rata in respect thereof, or to make other arrangements satisfactory to the Administrative Agent, and to such Issuing Bank in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender.

(b) If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding Letter of Credit Exposure of such Defaulting Lender:

(i) the Letter of Credit Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitments, provided that (A) the sum of each Non-Defaulting Lender’s total Revolving Credit Exposure and total Letter of Credit Exposure may not in any event exceed the Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (B)

neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Bank or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(ii) to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s Letter of Credit Exposure cannot be so reallocated, whether by reason of the first proviso in clause (i) above or otherwise, the Borrower will, not later than three Business Days after demand by the Administrative Agent (at the direction of any Issuing Bank), (A) Cash Collateralize the obligations of the Borrower to such Issuing Bank in respect of such Letter of Credit Exposure in an amount at least equal to the aggregate amount of the unreallocated portion of such Letter of Credit Exposure, or (B) make other arrangements satisfactory to the Administrative Agent, and to such Issuing Bank in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and

(iii) any amount paid by the Borrower or otherwise received by the Administrative Agent for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest bearing account until (subject to Section 2.18(f)) the termination of the Commitments and payment in full of all obligations of the Borrower hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Issuing Banks (pro rata as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed Letter of Credit Advances then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and seventh after the termination of the Commitments and payment in full of all obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(c) In furtherance of the foregoing, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, each Issuing Bank is hereby authorized by the Borrower (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Administrative Agent, Notices of Borrowing pursuant to Section 2.02 in such amounts and in such times as may be required to (i) reimburse an outstanding Letter of Credit Disbursement, and/or (ii) Cash Collateralize the obligations of the Borrower in respect of outstanding Letters of Credit in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender or Potential Defaulting Lender in respect of such Letter of Credit.

(d) Anything herein to the contrary notwithstanding, if at any time the Required Lenders determine that the Person serving as the Administrative Agent is (without taking into account any provision in the definition of “Defaulting Lender” requiring notice from the Administrative Agent or any other party) a Defaulting Lender pursuant to clause (iv) of the definition thereof, the Required Lenders (determined after giving effect to Section 9.01) may by notice to the Borrower and such Person remove such Person as the Administrative Agent and appoint a replacement Administrative Agent hereunder, which appointment shall, provided that no Default or Event of Default shall have occurred and be continuing, be subject to the consent of the Borrower, such consent not to be unreasonably withheld, conditioned or delayed. Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Agent is appointed and (ii) the date 30 days after the giving of such notice by the Required Lenders (regardless of whether a replacement Agent has been appointed).

(e) The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than 30 days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.18(b)(iii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Bank or any Lender may have against such Defaulting Lender.

(f) If the Borrower, the Administrative Agent and the Issuing Banks agree in writing, in their discretion, that a Lender is no longer a Defaulting Lender or a Potential Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.18(b)), such Lender will, to the extent applicable, purchase at par such portion of outstanding Advances of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Credit Exposure and Letter of Credit Exposure of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender or Potential Defaulting Lender and will be a Non-Defaulting Lender (and such Revolving Credit Exposure and/or Letter of Credit Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided, however, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender or Potential Defaulting Lender.

Section 2.19 Cash Collateral Account. (a) Grant of Security. The Borrower hereby pledges to the Administrative Agent, as collateral agent for the ratable benefit of the Lender Parties, and hereby grants to the Administrative Agent, as collateral agent for the ratable benefit of the Lender Parties, a security interest in, the Borrower’s right, title and interest in and to the L/C Cash Collateral Account and all (i) funds and financial assets from time to time credited thereto (including, without limitation, all Cash Equivalents), all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such funds and financial assets, and all certificates and instruments, if any, from time to time representing or evidencing the L/C Cash Collateral Account, (ii) and all promissory notes, certificates of deposit, deposit accounts, checks and other instruments from time to time delivered to or otherwise possessed by the Administrative Agent, as collateral agent for or on behalf of the Borrower, in substitution for or in addition to any or all of the then existing L/C Account Collateral and (iii) all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing L/C Account Collateral, in each of the cases set forth in clauses (i), (ii) and (iii) above, whether now owned or hereafter acquired by the Borrower, wherever located, and whether now or hereafter existing or arising (all of the foregoing, collectively, the “L/C Account Collateral”).

(b) Maintaining the L/C Account Collateral. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment:

(i) the Borrower will maintain all L/C Account Collateral only with the Administrative Agent, as collateral agent;

(ii) the Administrative Agent shall have the sole right to direct the disposition of funds with respect to the L/C Cash Collateral Account subject to the provisions of this Agreement, and it shall be a term and condition of such L/C Cash Collateral Account that, except as otherwise provided herein, notwithstanding any term or condition to the contrary in any other agreement relating to the L/C Cash Collateral Account, as the case may be, that no amount (including, without limitation, interest on Cash Equivalents credited thereto) will be paid or released to or for the account of, or withdrawn by or for the account of, the Borrower or any other Person from the L/C Cash Collateral Account; and

(iii) the Administrative Agent may (with the consent of the Required Lenders and shall at the request of the Required Lenders), at any time and without notice to, or consent from, the Borrower, transfer, or direct the transfer of, funds from the L/C Account Collateral to satisfy the Borrower’s Obligations under the Loan Documents if an Event of Default shall have occurred and be continuing.

(c) Investing of Amounts in the L/C Cash Collateral Account. The Administrative Agent will, from time to time (i) invest (A) amounts received with respect to the L/C Cash Collateral Account in such Cash Equivalents credited to the L/C Cash Collateral Account as the Borrower may select and the Administrative Agent, as collateral agent, may approve in its reasonable discretion, and (B) interest paid on the Cash Equivalents referred to in clause (i)(A) above, and (ii) reinvest other proceeds of any such Cash Equivalents that may mature or be sold, in each case in such Cash Equivalents credited in the same manner. Interest and proceeds that are not invested or reinvested in Cash Equivalents as provided above shall be deposited and held in the L/C Cash Collateral Account. In addition, the Administrative Agent shall have the right at any time to exchange such Cash Equivalents for similar Cash Equivalents of smaller or larger determinations, or for other Cash Equivalents, credited to the L/C Cash Collateral Account.

(d) Release of Amounts. So long as no Event of Default shall have occurred and be continuing or would result therefrom and except with respect to the amounts required to be deposited in the L/C Cash Collateral Account pursuant to Section 2.18(a) above, if any, the Administrative Agent will pay and release to the Borrower or at its order or, at the request of the Borrower, to the Administrative Agent to be applied to the Obligations of the Borrower under the Loan Documents such amount, if any, as is then on deposit in the L/C Cash Collateral Account.

(e) Remedies. Upon the occurrence and during the continuance of any Event of Default, in addition to the rights and remedies available pursuant to Article VI hereof and under the other Loan Documents, (i) the Administrative Agent may exercise in respect of the L/C Account Collateral all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected L/C Account Collateral), and (ii) the Administrative Agent may, without notice to the Borrower (except as required by law) and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Obligations of the Borrower under the Loan Documents against any funds held with respect to the L/C Account Collateral or in any other deposit account.

Section 2.20 Replacement of Lenders. If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12 and, in each case, such Lender has declined or is unable to designate a different Applicable Lending Office, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender (a “Departing Lender”) to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Sections 9.01(b) and 9.07, as applicable, in each case except to the extent provided in this Section 2.20), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.10 or Section 2.12) and obligations under this Agreement and the other Loan Documents to a Replacement Lender that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.07;

(b) such Departing Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the applicable Replacement Lender (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.12, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable law; and

(e) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Replacement Lender shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Departing Lender required to make an assignment pursuant to this Section 2.20 shall promptly execute and deliver an Assignment and Acceptance with the applicable Replacement Lender. If such Departing Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement within a period of time deemed reasonable by the Administrative Agent after the later of (i) the date on which the Replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (ii) the date on which the Departing Lender receives all payments described in clause (b) of this Section 2.20, then such Departing Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Departing Lender.

ARTICLE III

CONDITIONS OF LENDING AND ISSUANCES OF LETTERS OF CREDIT

Section 3.01 Conditions Precedent to Initial Extension of Credit. The obligation of each Lender to make an Advance or of any Issuing Bank to issue a Letter of Credit on the occasion of the Initial Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent before or concurrently with the Initial Extension of Credit:

(a) The Administrative Agent shall have received on or before the day of the Initial Extension of Credit the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Administrative Agent (unless otherwise specified) and (except for the Notes, as to which one original of each shall be sufficient) in sufficient copies for each Lender Party:

(i) A Note duly executed by the Borrower and payable to the order of each Lender that has requested the same.

(ii) Completed requests for information dated a recent date, including UCC, judgment, tax, litigation and bankruptcy searches with respect to each applicable Loan Party, and, in the case of UCC searches, listing all effective financing statements filed in the jurisdictions specified by the Administrative Agent that name any Loan Party as debtor, together with copies of such financing statements.

(iii) This Agreement, duly executed by the Loan Parties and the other parties hereto.

(iv) Certified copies of the resolutions of the Board of Directors of the Parent Guarantor on its behalf and on behalf of each Loan Party for which it is the ultimate signatory approving the transactions contemplated by the Loan Documents and each Loan Document to which it or such Loan Party is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the transactions under the Loan Documents and each Loan Document to which it or such Loan Party is or is to be a party.

(v) A copy of a certificate of the Secretary of State (or equivalent authority) of the jurisdiction of incorporation, organization or formation of each Loan Party and of each general partner or managing member (if any) of each Loan Party, dated reasonably near the Closing Date, certifying, if and to the extent such certification is generally available for entities of the type of such Loan Party, (A) as to a true and correct copy of the charter, certificate of limited partnership, limited liability company agreement or other organizational document of such Loan Party, general partner or managing member, as the case may be, and each amendment thereto on file in such Secretary’s office, (B) that (1) such amendments are the only amendments to the charter, certificate of limited partnership, limited liability company agreement or other organizational document, as applicable, of such Loan Party, general partner or managing member, as the case may be, on file in such Secretary’s office, (2) such Loan Party, general partner or managing member, as the case may be, has paid all franchise taxes to the date of such certificate and (C) such Loan Party, general partner or managing member, as the case may be, is duly incorporated, organized or formed and in good standing or presently subsisting under the laws of the jurisdiction of its incorporation, organization or formation.

(vi) A copy of a certificate of the Secretary of State (or equivalent authority) of each jurisdiction in which any Loan Party owns or leases property or in which the conduct of its business requires it to qualify or be licensed as a foreign corporation except where the failure to so qualify or be licensed could not reasonably be expected to result in a Material Adverse Effect, dated reasonably near (but prior to) the Closing Date, stating that such Loan Party is duly qualified and in good standing as a foreign corporation, limited partnership or limited liability company in such State and has, if applicable, filed all annual reports required to be filed to the date of such certificate.

(vii) A certificate of each Loan Party and of each general partner or managing member (if any) of each Loan Party, signed on behalf of such Loan Party, general partner or managing member, as applicable, by its Secretary, Assistant Secretary or Responsible Officer (or those of its general partner or managing member, if applicable) dated the Closing Date (the statements made in which certificate shall be true on and as of the date of the Initial Extension of Credit), certifying as to (A) the absence of any amendments to the constitutive documents of such Loan Party, general partner or managing member, as applicable, since the date of the certificate referred to in Section 3.01(a)(v) (or including a copy of such amendment), (B) a true and correct copy of the bylaws, operating agreement, partnership agreement or other governing document of such Loan Party, general partner or managing member, as applicable, as in effect on the date on which the resolutions referred to in Section 3.01(a)(iv) were adopted and on the date of the Initial Extension of Credit, (C) the due incorporation, organization or formation and good standing or valid existence of such Loan Party, general partner or managing member, as applicable, as a corporation, limited liability company or partnership organized under the laws of the jurisdiction of its incorporation, organization or formation and the absence of any proceeding for the dissolution or liquidation of such Loan Party, general partner or managing member, as applicable, (D) the truth of the representations and warranties contained in the Loan Documents in all material respects (unless qualified as to materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects) as though made on and as of the date of the Initial Extension of Credit (except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date) and (E) the absence of any event occurring and continuing, or resulting from the Initial Extension of Credit, that constitutes a Default.

(viii) A certificate of the Secretary or an Assistant Secretary of each Loan Party (or Responsible Officer of the general partner or managing member of any Loan Party) and of each general partner or managing member (if any) of each Loan Party certifying the names and true signatures of the officers of such Loan Party, or of the general partner or managing member of such Loan Party, authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(ix) Such financial, business and other information regarding each Loan Party and its Subsidiaries and the Predecessor as the Lender Parties shall have reasonably requested, including, without limitation, information as to possible contingent liabilities, tax matters, environmental matters, obligations under Plans, Multiemployer Plans and Welfare Plans, collective bargaining agreements and other arrangements with employees, historical operating statements (if any), audited annual financial statements for the year ending December 31, 2013 of the Predecessor, interim financial statements dated the end of the most recent fiscal quarter for which financial statements are available (or, in the event the Lender Parties’ due diligence review reveals material changes since such financial statements, as of a later date within 45 days of the day of the Initial Extension of Credit) and financial projections for the Parent Guarantor’s consolidated operations.

(x) Evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect.

(xi) An opinion of Goodwin Procter LLP, counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.

(xii) A Notice of Borrowing or Notice of Issuance, as applicable, relating to the Initial Extension of Credit and dated and delivered to the Administrative Agent at least three Business Days prior to the Closing Date.

(xiii) A breakage indemnity letter agreement executed by the Borrower and the Parent Guarantor in form and substance reasonably satisfactory to the Administrative Agent and dated and delivered to the Administrative Agent at least three Business Days prior to the Closing Date.

(xiv) A certificate signed by a Responsible Officer of the Borrower, dated the Closing Date, stating that after giving effect to the Initial Extension of Credit and the Formation Transactions, the Parent Guarantor shall be in compliance with the covenants contained in Section 5.04, together with supporting information in form reasonably satisfactory to the Administrative Agent showing the computations used in determining compliance with such covenants (such computations to be made on a pro forma basis with reference to the nine month period ending September 30, 2014).

(b) Evidence that all Existing Debt, other than Surviving Debt, has been (or concurrently therewith is being) prepaid, redeemed or defeased in full or otherwise satisfied and extinguished.

(c) (i) The Formation Transactions and the IPO shall have been, substantially concurrently with the execution of this Agreement, consummated in accordance with the Registration Statement, (ii) the Parent Guarantor shall have received primary equity issuance net cash proceeds from the IPO in an amount not less than $150,000,000, and (iii) the common shares of the Parent Guarantor shall have been listed on the New York Stock Exchange.

(d) After giving effect to the transactions contemplated by the Loan Documents, there shall have occurred (x) with respect to the Loan Parties, no Material Adverse Change and (y) with respect to the Predecessor, no material adverse change in the business, condition (financial or otherwise) or results of operations of the Predecessor since December 31, 2013.

(e) There shall exist no action, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could reasonably be expected to result in a Material Adverse Effect other than the matters described on Schedule 4.01(f) hereto (the “Material Litigation”) or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, and there shall have been no material adverse change in the status, or financial effect on any Loan Party or any of its Subsidiaries, of the Material Litigation from that described on Schedule 4.01(f) hereto.

(f) All material governmental and third party consents and approvals necessary in connection with the transactions contemplated by the Loan Documents shall have been obtained (without the imposition of any conditions that are not acceptable to the Lender Parties) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lender Parties that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated by the Loan Documents.

(g) The Borrower shall have paid all accrued fees of the Administrative Agent and the Lender Parties and all reasonable, out-of-pocket expenses of the Administrative Agent (including the reasonable fees and expenses of counsel to the Administrative Agent).

Section 3.02 Conditions Precedent to Each Borrowing, Issuance and Renewal, Extension and Increase. (a) The obligation of each Lender to make an Advance (other than a Letter of Credit Advance made by an Issuing Bank or a Lender pursuant to Section 2.03(c)) on the occasion of each Borrowing (including the initial Borrowing) and the obligation of each Issuing Bank to issue a Letter of Credit (including the initial issuance) or renew a Letter of Credit, the extension of Commitments pursuant to Section 2.16 and the right of the Borrower to request a Commitment Increase pursuant to Section 2.17 shall be subject to the satisfaction of the conditions set forth in Section 3.01 (to the extent not previously satisfied pursuant to that Section) and such further conditions precedent that on the date of such Borrowing, issuance or renewal, extension or increase (i) (A) the Administrative Agent shall have received for the account of such Lender or such Issuing Bank a Notice of Borrowing or Notice of Issuance, as applicable, and an Availability Certificate, in each case dated the date of such Borrowing, issuance or renewal, extension or increase and, in the case of the Availability Certificate, demonstrating that the Facility Available Amount as of such date (calculated on a pro forma basis after giving effect to such Borrowing or issuance) will be greater than or equal to the Facility Exposure, and (B) the following statements shall be true and the Administrative Agent shall have received for the account of such Lender or such Issuing Bank a certificate signed by a Responsible Officer of the Borrower, dated the date of such Borrowing, issuance, renewal, extension or increase, stating that:

(A) the representations and warranties contained in each Loan Document are true and correct on and as of such date in all material respects (unless qualified as to materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects and except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date, and except further to the extent any such representations and warranties that are no longer true and correct as a result of factual changes since the Closing Date that are permitted under this Agreement), before and after giving effect to (1) such Borrowing, issuance or renewal, extension or increase, and (2) in the case of any Borrowing or issuance or renewal, the application of the proceeds therefrom, as though made on and as of such date (except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date);

(B) no Default or Event of Default has occurred and is continuing, or would result from (1) such Borrowing, issuance or renewal, extension or increase or (2) in the case of any Borrowing or issuance or renewal, from the application of the proceeds therefrom; and

(C) for each Borrowing, issuance or renewal of any Letter of Credit, (1) the Facility Available Amount equals or exceeds the Facility Exposure that will be outstanding after giving effect to such Borrowing, issuance or renewal, respectively, and (2) before and after giving effect to such Borrowing, issuance or renewal, the Parent Guarantor shall be in compliance with the covenants contained in Section 5.04, together with supporting information in form reasonably satisfactory to the Administrative Agent showing the computations used in determining compliance with such covenants;

and (ii) the Administrative Agent shall have received such other approvals, opinions or documents as any Lender Party through the Administrative Agent may reasonably request in order to confirm (A) the accuracy of the Loan Parties’ representations and warranties contained in the Loan Documents, (B) the Loan Parties’ timely compliance with the terms, covenants and agreements set forth in the Loan Documents, (C) the absence of any Default or Event of Default and (D) the rights and remedies of the Administrative Agent or any Lender Party or the ability of the Loan Parties to perform their Obligations under the Loan Documents.

(b) In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, no Issuing Bank will be required to issue any Letter of Credit or to amend any outstanding Letter of Credit unless such Issuing Bank is satisfied that any exposure that would result therefrom is fully covered or eliminated by any combination satisfactory to such Issuing Bank of the following:

(i) in the case of a Defaulting Lender, the Letter of Credit Exposure of such Defaulting Lender is reallocated, as to outstanding and future Letters of Credit, to the Non-Defaulting Lenders as provided in clause (i) of Section 2.18(b);

(ii) in the case of a Defaulting Lender or a Potential Defaulting Lender, without limiting the provisions of Section 2.18(a), the Borrower Cash Collateralizes the obligations of the Borrower in respect of such Letter of Credit in an amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender or Potential Defaulting Lender in respect of such Letter of Credit, or makes other arrangements satisfactory to the Administrative Agent and such Issuing Bank in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender; and

(iii) in the case of a Defaulting Lender or a Potential Defaulting Lender, then in the case of a proposed issuance of a Letter of Credit, by an instrument or instruments in form and substance satisfactory to the Administrative Agent, and to such Issuing Bank the Borrower agrees that the face amount of such requested Letter of Credit will be reduced by an amount equal to the unreallocated, non-Cash Collateralized portion thereof as to which such Defaulting Lender or Potential Defaulting Lender would otherwise be liable, in which case the obligations of the Non-Defaulting Lenders in respect of such Letter of will, subject to the first proviso below, be on a pro rata basis in accordance with the Commitments of the Non-Defaulting Lenders, and the pro rata payment provisions of Section 2.11(f) will be deemed adjusted to reflect this provision;

provided that (a) the sum of each Non-Defaulting Lender’s total Revolving Credit Exposure and total Letter of Credit Exposure may not in any event exceed the Commitment of such Non-Defaulting Lender, and (b) neither any such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto nor any such Cash Collateralization or reduction will constitute a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Bank or any other Lender may have against such Defaulting Lender, or cause such Defaulting Lender or Potential Defaulting Lender to be a Non-Defaulting Lender.

Section 3.03 Conditions Precedent to Each Competitive Bid Advance. The obligation of each Lender that is to make a Competitive Bid Advance on the occasion of a Competitive Bid Borrowing to make such Competitive Bid Advance as part of such Competitive Bid Borrowing is subject to the conditions precedent that (i) the Administrative Agent shall have received the written confirmatory Notice of Competitive Bid Borrowing with respect thereto, and (ii) on the date of such Competitive Bid Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Competitive Bid Borrowing and the acceptance by the Borrower of the proceeds of such Competitive Bid Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Competitive Bid Borrowing such statements are true): (A) the representations and warranties contained in Section 4.01 are correct in all material respects (unless qualified as to materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects and except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date, and except further to the extent any such representations and warranties that are no longer true and correct as a result of factual changes since the Closing Date that are permitted under this Agreement) on and as of the date of such Competitive Bid Borrowing, before and after giving effect to such Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and (B) no event has occurred and is continuing, or would result from such Competitive Bid Borrowing or from the application of the proceeds therefrom, that constitutes a Default or Event of Default.

Section 3.04 Determinations Under Sections 3.01, 3.02 and 3.03. For purposes of determining compliance with the conditions specified in Sections 3.01, 3.02 and 3.03, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Initial Extension of Credit (in the case of Section 3.01) or the applicable Borrowing, issuance, renewal, extension or increase (in the case of Section 3.02) or the Competitive Bid Borrowing (in the case of Section 3.03) specifying its objection thereto and, in the case of a Borrowing, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of the Loan Parties. Each Loan Party represents and warrants as follows:

(a) Organization and Powers; Qualifications and Good Standing. Each Loan Party and each of its Subsidiaries (i) is a corporation, limited liability company or partnership duly incorporated, organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation except, with respect to any Subsidiary that is not a Necessary Loan Party, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (ii) is duly qualified and in good standing as a foreign corporation, limited liability company or partnership in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not reasonably be expected to result in a Material Adverse Effect and (iii) has all requisite corporate, limited liability company or partnership power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable. The Parent Guarantor directly owns not less than 59%2 of the limited partnership interests in the Borrower and all of the general partnership interests in the Borrower. All Equity Interests in the Borrower that are directly or indirectly owned by the Parent Guarantor are owned free and clear of all Liens. From and after the Effective Date, the Parent Guarantor qualifies as a REIT and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow the Parent Guarantor to maintain its status as a REIT.

(b) Subsidiaries. Set forth on Schedule 4.01(b) hereto (as the same is supplemented or otherwise updated from time to time in accordance with the Loan Documents) is a complete and accurate list of all Subsidiaries of the Parent Guarantor, showing as of the Closing Date, and as of each other date such Schedule 4.01(b) is supplemented or otherwise updated as and to the extent expressly required hereunder pursuant to Section 5.01(j)(iv) or Section 5.03(i), in each case as to each such Subsidiary, (i) the jurisdiction of its incorporation, organization or formation, (ii) and the address of the principal office of each such Subsidiary, (iii) the percentage of each class of its Equity Interests owned (directly or indirectly) by such Loan Party, (iv) an identification of which such Subsidiaries are Guarantors hereunder and (v) an identification of which Unencumbered Assets (if any) are owned by each such Subsidiary. All of the outstanding Equity Interests in each Necessary Loan Party and each Necessary Loan Party’s Subsidiaries has been validly issued, are fully paid and non-assessable and to the extent owned by such Loan Party or one or more of its Subsidiaries, are owned by such Loan Party or Subsidiaries free and clear of all Liens (other than Permitted Liens).

(c) Due Authorization; No Conflict. The execution and delivery by each Loan Party of each Loan Document to which it is or is to be a party, and the performance of its obligations thereunder, and the consummation of the IPO, the Formation Transactions and the other transactions contemplated by the Loan Documents, are within the corporate, limited liability company or partnership powers of such Loan Party, general partner or managing member, have been duly authorized by all necessary corporate, limited liability company or partnership action, and do not (i) contravene the charter or bylaws, operating agreement, partnership agreement or other governing document of such Loan Party, general partner or managing member, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award to the extent the violation of which could reasonably be expected to result in a Material Adverse Effect, (iii) conflict with or result in the breach of, or constitute a default to be made under, any Material Contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties, or any general partner or managing member of any Loan Party, except to the extent the same could not reasonably be expected to cause a Material Adverse Change or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree,

[2]	To be completed based on the ownership structure of the Borrower as set forth in the S-11.

determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could reasonably be expected to result in a Material Adverse Effect.

(d) Authorizations and Consents. No material authorization or material approval or other material action by, and no material notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document to which it is or is to be a party or for the consummation of the IPO or the Formation Transactions.

(e) Binding Obligation. This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party and general partner or managing member (if any) of each Loan Party party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party and general partner or managing member (if any) of each Loan Party party thereto, enforceable against such Loan Party, general partner or managing member, as the case may be, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.

(f) Litigation. There is no action, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries or any general partner or managing member (if any) of any Loan Party, including any Environmental Action, pending or, to any Loan Parties’ knowledge, threatened before any court, governmental agency or arbitrator that (i) could reasonably be expected to result in a Material Adverse Effect (other than the Material Litigation) or (ii) could reasonably be expected to affect the legality, validity or enforceability of any Loan Document or the consummation of the IPO or the Formation Transactions.

(g) Financial Condition. The Consolidated statement of assets, liabilities and capital of the Predecessor as at December 31, 2013 and the related Consolidated statement of operations and Consolidated statement of cash flows of the Predecessor for the fiscal year then ended, accompanied by unqualified opinions of PricewaterhouseCoopers LLP, independent public accountants, and the Consolidated assets, liabilities and capital of the Predecessor as at September 30, 2014, and the related Consolidated statement of operations and Consolidated statement of cash flows of the Predecessor for the nine months then ended, copies of which have been furnished to each Lender Party, fairly present in all material respects, subject, in the case of such assets, liabilities and capital as at September 30, 2014, and such statement of operations and cash flows for the nine months then ended, to year-end audit adjustments, the Consolidated financial condition of the Predecessor as at such dates and the Consolidated results of operations of the Predecessor for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis. Since December 31, 2013 there has been (i) with respect to the period prior to the Closing Date, no material adverse change in the business, condition (financial or otherwise) or results of operations of the Predecessor, and (ii) with respect to any period after the Closing Date, no Material Adverse Change.

(h) Forecasts. The Consolidated forecasted balance sheets, statements of income and statements of cash flows of the Parent Guarantor and its Subsidiaries delivered to the Lender Parties pursuant to Section 3.01(a)(ix) or 5.03 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by the Parent Guarantor to be reasonable at the time (it being understood and agreed that any such Projections and any other forward looking information are subject to uncertainties and contingencies, some of which are or may be beyond your control, that no assurance is given that any particular Projections will be realized, that actual results may differ and that such differences may be material, and that such assumptions may, in retrospect, be deemed to have been unreasonable when made).

(i) Full Disclosure. None of the information, exhibit or report furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender Party in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents (in each case, as modified or supplemented by other information so furnished), at the time so furnished and taken as a whole contained any material misstatement of fact or omitted to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(j) Margin Regulations. No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(k) Certain Governmental Regulations. Neither any Loan Party nor any of its Subsidiaries nor any general partner or managing member of any Loan Party, as applicable, is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. Without limiting the generality of the foregoing, each Loan Party and each of its Subsidiaries and each general partner or managing member of any Loan Party, as applicable: (i) is primarily engaged, directly or through a wholly-owned subsidiary or subsidiaries, in a business or businesses other than that of (A) investing, reinvesting, owning, holding or trading in securities or (B) issuing face-amount certificates of the installment type; (ii) is not engaged in, does not propose to engage in and does not hold itself out as being engaged in the business of (A) investing, reinvesting, owning, holding or trading in securities or (B) issuing face-amount certificates of the installment type; (iii) does not own or propose to acquire investment securities (as defined in the Investment Company Act of 1940, as amended) having a value exceeding forty percent (40%) of the value of such company’s total assets (exclusive of government securities and cash items) on an unconsolidated basis; (iv) has not in the past been engaged in the business of issuing face-amount certificates of the installment type; and (v) does not have any outstanding face-amount certificates of the installment type.

(l) Materially Adverse Agreements. Neither any Loan Party nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter, corporate, partnership, membership or other governing restriction that could reasonably be expected to result in a Material Adverse Effect (absent a material default under a Material Contract).

(m) Existing Debt. Set forth on Schedule 4.01(m) hereto is a complete and accurate list of all Existing Debt (other than Surviving Debt), showing as of the Closing Date the obligor and the principal amount outstanding thereunder immediately prior to the IPO, the Formation Transactions and the other transactions contemplated hereby to occur on the Closing Date.

(n) Surviving Debt. Set forth on Schedule 4.01(n) hereto is a complete and accurate list as of the Closing Date of all Surviving Debt, showing the obligor and the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor, immediately subsequent to the IPO, the Formation Transactions and the other transactions contemplated hereby to occur on the Closing Date.

(o) Liens. Set forth on Schedule 4.01(o) hereto is a complete and accurate list of (i) all Liens on the property or assets of any Loan Party securing Debt for borrowed money, and (ii) all Liens on the property or assets of any non-Loan Party Subsidiaries securing Debt for borrowed money; in each case showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto, provided however, that easements and other real property restrictions, covenants and conditions of record (exclusive of Liens securing Debt for borrowed money) shall not be listed on Schedule 4.01(o).

(p) Real Property. (i) Set forth on Part I of Schedule 4.01(p) hereto (as the same is supplemented or otherwise updated from time to time in accordance with the Loan Documents) is a complete and accurate list of all Real Property owned in fee by any Loan Party or any of its Subsidiaries, showing as of the Closing Date, and as of each other date such Schedule 4.01(p) is supplemented or otherwise updated as and to the extent expressly required hereunder pursuant to Section 5.01(j)(iv) or 5.03(i), the street address, state, and the record owner. As of the applicable date, each Necessary Loan Party that owns any such Real Property has good, marketable and insurable fee simple title to such Real Property, free and clear of all Liens, other than Permitted Liens.

(ii) Set forth on Part II of Schedule 4.01(p) hereto (as the same is supplemented or otherwise updated from time to time in accordance with the Loan Documents) is a complete and accurate list of all leases of Real Property under which any Loan Party or any of its Subsidiaries is the lessee, showing as of the Closing Date, and as of each other date such Schedule 4.01(p) is supplemented or otherwise updated as and to the extent expressly required hereunder pursuant to Section 5.01(j)(iv) or Section 5.03(i), the street address, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(iii) Each Unencumbered Asset owned by a Necessary Loan Party satisfies all of the Unencumbered Asset Conditions.

(q) Environmental Matters. (i) Except as otherwise set forth on Part I of Schedule 4.01(q) hereto or as could not reasonably be expected to have a Material Adverse Effect, the operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past material non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing material obligations or costs, and, to the knowledge of the Borrower, no circumstances exist that could be reasonably likely to (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(ii) Except as otherwise set forth on Part II of Schedule 4.01(q) hereto or as could not reasonably be expected to have a Material Adverse Effect, none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or, to the knowledge of each Loan Party and its Subsidiaries, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such listed property; there are no underground or above ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries except for any non-friable asbestos-containing material that is being managed pursuant to, and in compliance with, an operations and maintenance plan and that does not currently require removal, remediation, abatement or encapsulation under Environmental Law; and, to the knowledge of the Borrower, Hazardous Materials have not been released, discharged or disposed of in any material amount or in violation of any Environmental Law or Environmental Permit on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the knowledge of each Loan Party and its Subsidiaries, during the period of their ownership or operation thereof, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries.

(iii) Except as otherwise set forth on Part III of Schedule 4.01(q) hereto or as could not reasonably be expected to have a Material Adverse Effect, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in compliance with applicable law; and, with respect to any property formerly owned or operated by any Loan Party or any of its Subsidiaries, all Hazardous Materials generated, used, treated, handled, stored or transported by or, to the knowledge of each Loan Party and its Subsidiaries, on behalf of any Loan Party or any of its Subsidiaries have been disposed of in compliance with applicable law.

(r) Compliance with Laws. Each Loan Party and each Subsidiary is in compliance with the requirements of all laws, rules and regulations (including, without limitation, the Securities Act and the Securities Exchange Act, and the applicable rules and regulations thereunder, state securities law and “Blue Sky” laws) applicable to it and its business, where the failure to so comply could reasonably be expected to result in a Material Adverse Effect.

(s) Force Majeure. Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could reasonably be expected to result in a Material Adverse Effect.

(t) Loan Parties’ Credit Decisions. Each Loan Party has, independently and without reliance upon the Administrative Agent or any other Lender Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement (and in the case of the Guarantors, to give the guaranty under this Agreement) and each other Loan Document to which it is or is to be a party, and each Loan Party has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party.

(u) Solvency. The Loan Parties, taken as a whole and on a Consolidated basis, are Solvent.

(v) Sarbanes-Oxley. No Loan Party has made any extension of credit to any of its directors or executive officers in contravention of any applicable restrictions set forth in Section 402(a) of Sarbanes-Oxley.

(w) ERISA Matters. (i) Set forth on Schedule 4.01(w) hereto is a complete and accurate list of all Plans and Welfare Plans.

(ii) No ERISA Event has occurred within the preceding five plan years or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a Material Adverse Effect.

(iii) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Lender Parties, is complete and accurate and fairly presents the funding status of such Plan as of the date of such Schedule B, and since the date of such Schedule B there has been no material adverse change in such funding status.

(iv) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan, except as could not reasonably be expected to result in a Material Adverse Effect.

(v) Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA, except as could not reasonably be expected to result in a Material Adverse Effect.

(x) OFAC. (i) None of the Borrower, any Guarantor, or any of their respective Subsidiaries or, to their knowledge, any director, officer, employee, agent or Affiliate thereof, is a Person that is, or is owned or controlled by Persons that are: (A) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), or (B) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.

(ii) Neither the Borrower nor any of its Subsidiaries have within the preceding five years knowingly engaged in, or is now knowingly engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was, or whose government is or was, the subject of Sanctions.

(y) Anti-Corruption Laws. None of the Borrower, any Guarantor, or any of their respective Subsidiaries or, to the knowledge the Borrower and the Guarantors, any director, officer, employee, agent or Affiliate thereof, is in violation of any Anti-Corruption Laws.

(z) Taxes. The Borrower and its Subsidiaries have filed all Tax returns which are required to be filed and have paid all Taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries except (a) such Taxes, if any, that are subject to a Good Faith Contest and (b) with respect to the Subsidiaries, to the extent the failure to so file any such returns or to pay any such Taxes could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, no Tax liens have been filed and no claims are being asserted with respect to such Taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries, taken as a whole, in respect of any Taxes, are adequate.

(aa) Intellectual Property. Except as could not reasonably be expect to have a Material Adverse Effect:

(i) The Borrower and each of its Subsidiaries owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of their respective businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person;

(ii) The Borrower and each of its Subsidiaries have taken all such steps as they deem reasonably necessary to protect their respective rights under and with respect to such Intellectual Property;

(iii) No claim has been asserted by any Person with respect to the use of any Intellectual Property by the Borrower or any of its Subsidiaries, or challenging or questioning the validity or effectiveness of any Intellectual Property; and

(iv) The use of such Intellectual Property by the Borrower and each of its Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any material liabilities on the part of the Borrower or any of its Subsidiaries.

ARTICLE V

COVENANTS OF THE LOAN PARTIES

Section 5.01 Affirmative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, each Loan Party will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, except where such non-compliance could not reasonably be expected to result in a Material Adverse Effect.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all Taxes imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Loan Parties nor any of their Subsidiaries shall be required to pay or discharge any such Tax or claim that is the subject of a Good Faith Contest.

(c) Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits, except where such non-compliance could not reasonably expected to result in a Material Adverse Effect; obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties, except where the failure to do so could not reasonably expected to result in a Material Adverse Effect; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties in material compliance with the requirements of all Environmental Laws, except where the failure to do so could not reasonably expected to result in a Material Adverse Effect; provided, however, that neither the Loan Parties nor any of their Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is the subject of a Good Faith Contest.

(d) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as shall be commercially reasonable and in accordance with customary and general practices of companies engaged in similar businesses and owning similar properties in the same general areas in which such Loan Party or such Subsidiaries operate. The Parent Guarantor and the Borrower shall from time to time deliver to the Administrative Agent upon written request a list in reasonable detail, together with copies of all policies (or other available evidence) of the insurance then in effect, stating the names of the insurance companies, the coverages and amounts of such insurance, the dates of the expiration thereof and the properties and risks covered thereby.

(e) Preservation of Partnership or Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence (corporate or otherwise), legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises except, in the case of Subsidiaries of the Borrower only, if such failure to preserve and maintain such rights or franchises could not reasonably be expected to result in a Material Adverse Effect or cause any Unencumbered Asset to fail to continue to meet the Unencumbered Asset Conditions (it being understood that the foregoing shall not prohibit, or be violated as a result of, any addition or removal of an Unencumbered Asset permitted under

Section 5.01(j) below or any transactions by or involving any Loan Party or Subsidiary thereof otherwise permitted under Section 5.02 below).

(f) Visitation Rights. At any reasonable time and from time to time, permit any of the Administrative Agent or Lender Parties, or any agent or representatives thereof, upon reasonable prior notice and during regular business hours, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, any Loan Party and any of its Subsidiaries, and to discuss the affairs, finances and accounts of any Loan Party and any of its Subsidiaries with any of their general partners, managing members, officers or directors and with their independent certified public accountants; provided, however, that so long as no Event of Default shall have occurred and be continuing, the Borrower shall only be responsible for the costs and expenses of one such visit by the Administrative Agent in any Fiscal Year.

(g) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Loan Party and each such Subsidiary in accordance with GAAP.

(h) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted and will from time to time make or cause to be made all appropriate repairs, renewals and replacement thereof except where failure to do any of the foregoing could not reasonably be expected to result in a Material Adverse Effect.

(i) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates (other than transactions exclusively among or between the Borrower and/or one or more of the Guarantors) on terms that are fair and reasonable and no less favorable, when taken as a whole, to such Loan Party or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

(j) Addition and Removal of Unencumbered Assets; Additional Guarantors. In connection with the addition and removal of Unencumbered Assets, comply with the following provisions:

(i) If the Borrower elects, in its sole discretion, to add an additional Asset as an Unencumbered Asset, the Borrower shall deliver (A) a certificate to the Administrative Agent, signed by a Responsible Officer of the Borrower, designating such additional Asset as an Unencumbered Asset and dated as of the date of such designation, stating that after giving effect to such designation, the Parent Guarantor shall be in compliance with the covenants contained in Section 5.04, together with supporting information in form reasonably satisfactory to the Administrative Agent showing the computations used in determining compliance with such covenants and (B) an updated Schedule II listing each Unencumbered Asset as of the date such Asset is added as an Unencumbered Asset hereunder; provided, however, that no Asset shall be included as an Unencumbered Asset unless such Asset satisfies the Unencumbered Asset Conditions or the Required Lenders have consented in writing to such inclusion.

(ii) Notwithstanding anything contained herein to the contrary, to the extent any Asset previously qualifying as an Unencumbered Asset ceases to meet the Unencumbered Asset Conditions (except to the extent such failure to meet the Unencumbered Asset Conditions has been consented to in writing by the Required Lenders), such Asset shall be immediately removed from all financial covenant related calculations contained herein. Any such Asset shall immediately cease to be an “Unencumbered Asset” hereunder and the Borrower shall deliver (A) a certificate to the Administrative Agent, signed by a Responsible Officer of the Borrower, removing such Asset as an Unencumbered Asset and dated as of the date of such designation, stating that after giving effect to such removal, the Parent Guarantor shall be in compliance with the covenants contained in Section 5.04, together with supporting information in form satisfactory to the Administrative Agent showing the computations used in determining compliance with such covenants and (B) an updated Schedule II listing each Unencumbered Asset as of the date such Asset has been removed as an Unencumbered Asset hereunder.

(iii) The Borrower may voluntarily designate, by giving written notice thereof to the Administrative Agent (such designation to be effective upon receipt by the Administrative Agent of such written notice), any Unencumbered Asset as a non-Unencumbered Asset, including, without limitation, as permitted by Section 5.02(e)(ii), and the Borrower shall deliver (A) a certificate to the Administrative Agent, signed by a Responsible Officer of the Borrower, designating such Unencumbered Asset as a non-Unencumbered Asset, and dated as of the date of such designation, stating that after giving effect to such designation, the Parent Guarantor shall be in compliance with the covenants contained in Section 5.04, together with supporting information in form reasonably satisfactory to the Administrative Agent showing the computations used in determining compliance with such covenants and (B) an updated Schedule II listing each Unencumbered Asset as of the date such Asset has been removed as an Unencumbered Asset hereunder; provided, however, that the Borrower shall be deemed to have voluntarily designated any applicable Unencumbered Asset as a non-Unencumbered Asset hereunder upon receipt by the Administrative Agent of an Early Release Request with respect to the Subsidiary Guarantor that owns such Unencumbered Asset in accordance with Section 9.14(b).

(iv) Subject to Section 9.14 and as a condition to the addition of an Asset as an Unencumbered Asset hereunder, (x) concurrently with the delivery of a certificate adding an Unencumbered Asset directly owned or leased by a Subsidiary of a Loan Party pursuant to clause (i) above, or, (y) within ten days after the formation or acquisition of any new direct or indirect Subsidiary of a Loan Party that directly owns or leases an Unencumbered Asset, the Borrower shall cause each such Subsidiary to (A) duly execute and deliver to the Administrative Agent a Guaranty Supplement in substantially the form of Exhibit C hereto, or such other guaranty supplement in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ Obligations under the Loan Documents and (B) deliver to the Administrative Agent supplements to Schedules 4.01(b) or 4.01(p) (or the factual information needed to update such Schedules) solely to the extent necessary due to any changes in factual matters specifically related to the addition of such Subsidiary or Subsidiaries as a Subsidiary Guarantor or the addition of such Asset (so long as such changes in factual matters shall in no event comprise a Default or an Event of Default).

(k) Further Assurances. (i) Promptly upon request by the Administrative Agent, or any Lender Party through the Administrative Agent, correct, and cause each Loan Party to promptly correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof.

(ii) Promptly upon request by the Administrative Agent, or any Lender Party through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Administrative Agent, or any Lender Party through the Administrative Agent, may reasonably require from time to time in order (A) to carry out more effectively the purposes of the Loan Documents, (B) to maintain the validity and effectiveness of any of the Loan Documents and (C) to assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Lender Parties the rights granted or now or hereafter intended to be granted to the Lender Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

(l) Performance of Material Contracts. Perform and observe, and cause each of its Subsidiaries to perform and observe, in all material respects, all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent, and, upon request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(m) Compliance with Leases. Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled (except if such failure to maintain such lease in full force and effect or prevent such lapse, termination, forfeiture or cancellation is not in respect of a Qualified Ground Lease of an Unencumbered Asset and could not otherwise reasonably be expected to result in a Material Adverse Effect).

(n) [Intentionally Omitted].

(o) Maintenance of REIT Status. In the case of the Parent Guarantor, at all times, conduct its affairs and the affairs of its Subsidiaries in a manner so as to continue to qualify as a REIT and elect to be treated as a REIT under all applicable laws, rules and regulations.

(p) Exchange Listing. In the case of the Parent Guarantor, at all times (i) cause its common shares to be duly listed on the New York Stock Exchange, the American Stock Exchange or NASDAQ and (ii) timely file all reports required to be filed by it in connection therewith.

(q) Sarbanes-Oxley. Comply at all times in all material respects with all applicable provisions of Section 402(a) of Sarbanes-Oxley, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(r) OFAC. Provide to the Administrative Agent and the Lender Parties any information that the Administrative Agent or Lender Party deems reasonably necessary from time to time in order to ensure compliance with all applicable Sanctions and Anti-Corruption Laws.

Section 5.02 Negative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, no Loan Party will, at any time:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets of any character (including, without limitation, accounts) whether now owned or hereafter acquired, except, in the case of the Loan Parties (other than the Parent Guarantor) and their respective Subsidiaries:

(i) Liens created under the Loan Documents;

(ii) Permitted Liens;

(iii) Liens described on Schedule 4.01(o) hereto;

(iv) purchase money Liens upon or in equipment acquired or held by such Loan Party or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such equipment or to secure Debt incurred solely for the purpose of financing the acquisition of any such equipment to be subject to such Liens, or Liens existing on any such equipment at the time of acquisition, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount;

(v) Liens arising in connection with Capitalized Leases permitted under Section 5.02(b)(iv)(B);

(vi) Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with any Loan Party or any Subsidiary of any Loan Party or becomes a Subsidiary of any Loan Party;

(vii) Liens securing Non-Recourse Debt permitted under Section 5.02(b)(iv)(D) and Recourse Debt under Section 5.02(b)(vii), provided that no such Lien shall extend to or cover any Unencumbered Asset that is owned by a Necessary Loan Party;

(viii) the replacement, extension or renewal of any Lien permitted by clause (iii) above upon or in the same property theretofore subject thereto in connection with any Refinancing Debt permitted under Section 5.02(b)(iii); and

(ix) Liens, other than Liens described in subsections (i) through (viii) above, arising in connection with Debt permitted hereunder to the extent such Liens will not result in a Default or Event of Default.

(b) Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

(i) Debt under the Loan Documents;

(ii) in the case of any Loan Party or any Subsidiary of a Loan Party, Debt owed to any other Loan Party or any wholly-owned Subsidiary of any Loan Party, provided that, in each case, such Debt shall be documented in writing and shall be by its terms subordinated to the Obligations of the Loan Parties under the Loan Documents;

(iii) the Surviving Debt described on Schedule 4.01(n) hereto and any Refinancing Debt extending, refunding or refinancing such Surviving Debt;

(iv) in the case of each Loan Party (other than the Parent Guarantor) and its Subsidiaries,

(A) Debt secured by Liens permitted by Section 5.02(a)(iv),

(B) (1) Capitalized Leases and (2) in the case of any Capitalized Lease to which any Subsidiary of a Loan Party is a party, any Contingent Obligation of such Loan Party guaranteeing the Obligations of such Subsidiary under such Capitalized Lease,

(C) Debt in respect of Hedge Agreements entered into by the Borrower and designed to hedge against fluctuations in interest rates or foreign exchange rates incurred as required by this Agreement or incurred in the ordinary course of business and consistent with prudent business practices, and

(D) Non-Recourse Debt (including, without limitation, the JV Pro Rata Share of Non-Recourse Debt of any Joint Venture) in respect of Assets other than

Unencumbered Assets owned by a Necessary Loan Party, the incurrence of which would not result in a Default under Section 5.04;

(v) in the case of the Parent Guarantor and the Borrower, Debt under Customary Carve-Out Agreements;

(vi) endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(vii) secured Recourse Debt, provided that (A) such Debt is not recourse to any Necessary Loan Party that owns any Unencumbered Asset or any direct or indirect Equity Interest therein, (B) such Debt is not secured by any Lien on any Unencumbered Asset owned by a Necessary Loan Party, and (C) the incurrence of such Debt would not result in a Default under Section 5.04; and

(viii) unsecured Recourse Debt, the incurrence of which would not result in a Default under Section 5.04.

(c) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried at the Closing Date (after giving effect to the Formation Transactions, the IPO and the other transactions contemplated by the Loan Documents); or engage in, or permit any of its Subsidiaries to engage in, any material line of business substantially different from those lines of business conducted by the Parent Guarantor and its Subsidiaries on the Closing Date or any business activities substantially related or incidental thereto.

(d) Mergers, Etc. Merge or consolidate with or into, or convey, transfer (except as permitted by Section 5.02(e)), lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so; provided, however, that (i) any Subsidiary of a Loan Party may merge or consolidate with or into, or dispose of assets to, any other Subsidiary of such Loan Party (provided that if one or more of such Subsidiaries is also a Loan Party, a Loan Party shall be the surviving entity) or any other Loan Party other than the Parent Guarantor (provided that such Loan Party or, in the case of any Loan Party other than the Borrower, another Loan Party shall be the surviving entity), and (ii) any Loan Party may merge with any Person that is not a Loan Party so long as such Loan Party is the surviving entity or (except in the case of a merger with the Borrower, which shall always be the surviving entity) such other Person is the surviving entity and shall promptly become a Loan Party, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom. Notwithstanding any other provision of this Agreement, (y) any Subsidiary of a Loan Party (other than the Borrower and any Subsidiary that is the direct owner of an Unencumbered Asset) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and the assets or proceeds from the liquidation or dissolution of such Subsidiary are transferred to the Borrower or a Subsidiary, provided that no Default or Event of Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom, and (z) any Loan Party or Subsidiary of a Loan Party shall be permitted to effect any Transfer of assets through the sale or transfer of direct or indirect Equity Interests in the Person (other than the Borrower or the Parent Guarantor) that owns such assets so long as Section 5.02(e) would otherwise permit the Transfer of all assets owned by such Person at the time of such sale or transfer of such Equity Interests. Upon the sale or transfer of Equity Interests in any Person that is a Guarantor permitted under clause (z) above, the Administrative Agent shall, upon the request of the Borrower and at the Borrower’s expense (but not in limitation of the provisions of Section 9.14(b)), release such Guarantor from the Guaranty in accordance with

Section 9.14(b).

(e) Sales, Etc. of Assets. (i) In the case of the Parent Guarantor, sell, lease, transfer or otherwise dispose of, or grant any option or other right to purchase, lease or otherwise acquire any asset or assets and (ii) in the case of the Loan Parties (other than the Parent Guarantor), sell, lease (other than by entering into Tenancy Leases), transfer or otherwise dispose of, or grant any option or other right to purchase, lease (other than any option or other right to enter into Tenancy Leases) or otherwise acquire, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, or grant any option or other right to purchase, lease or otherwise acquire (each action described in clauses (i) and (ii) of this subsection (e), including, without limitation, any Sale and Leaseback Transaction, being a “Transfer”), any asset or assets (or any direct or indirect Equity Interests in the owner thereof), in each case unless (w) no Event of Default shall have occurred and be continuing immediately before and after such Transfer, (x) the Loan Parties shall be in compliance with the covenants contained in Section 5.04 on a pro forma basis immediately after giving effect to such Transfer and (y) if applicable, the Borrower shall have provided notice to the Administrative Agent as required by Section 5.01(j)(iii). Upon any such Transfer, if applicable, the Administrative Agent shall, upon the request of the Borrower and at the Borrower’s expense (but not in limitation of the provisions of Section 9.14(b)), release the applicable Subsidiary Guarantor from the Guaranty in accordance with Section 9.14(b).

(f) Investments. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment other than:

(i) Investments by the Loan Parties and their Subsidiaries in their Subsidiaries outstanding on the date hereof and additional Investments in Wholly-Owned Subsidiaries and, in the case of the Loan Parties (other than the Parent Guarantor) and their Subsidiaries (and Joint Ventures in which such Loan Parties and Subsidiaries hold any direct or indirect interest), Investments in Assets (including by asset or Equity Interest acquisitions or investments in Joint Ventures), in each case subject, where applicable, to the limitations set forth in Section 5.02(f)(iv);

(ii) Investments in cash and Cash Equivalents;

(iii) Investments consisting of intercompany Debt permitted under Section 5.02(b)(ii);

(iv) Investments consisting of the following items so long as (x) the aggregate amount outstanding, without duplication, of all Investments described in clauses (A), (B), (C) and (D) of this subsection does not exceed, at any time, 25% of Total Asset Value at such time, (y) the aggregate amount outstanding, without duplication, of all Investments described in this subsection does not exceed, at any time, 35% of Total Asset Value at such time, and (z) the aggregate amount of each of the following items of Investments does not exceed at any time the specified percentage of Total Asset Value set forth below:

(A) Investments in Redevelopment Assets and Development Assets, so long as the aggregate amount of such Investments in Redevelopment Assets and Development Assets, calculated on the basis of actual cost, does not at any time exceed 15% of Total Asset Value at such time,

(B) Investments in unimproved land, so long as the aggregate amount of all such Investments in unimproved land, calculated on the basis of actual cost, does not at any time exceed 5% of Total Asset Value at such time,

(C) Investments in Joint Ventures of any Loan Party so long as the aggregate amount of such Investments outstanding does not at any time exceed 15% of Total Asset Value at such time,

(D) Loans, advances and extensions of credit (including, without limitation, mortgage loans, mezzanine loans and notes receivable) to any Person so long as the aggregate amount of such Investments does not at any time exceed 5% of Total Asset Value at such time, and

(E) Investments in Mixed Use Assets so long as the aggregate amount of such Investments in Mixed Use Assets, calculated on the basis of actual cost, does not at any time exceed 25% of Total Asset Value at such time;

(v) Investments outstanding on the date hereof in Subsidiaries that are not wholly-owned by any Loan Party;

(vi) Investments by the Borrower in Hedge Agreements permitted under Section 5.02(b)(iv)(C) to the extent such Investments are not prohibited by Section 5.02(j) below;

(vii) To the extent permitted by applicable law, loans or other extensions of credit to officers, directors and employees of any Loan Party or any Subsidiary of any Loan Party in the ordinary course of business, for travel, entertainment, relocation and analogous ordinary business purposes, which Investments shall not exceed at any time $1,000,000 in the aggregate for all Loan Parties;

(viii) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit extended in the ordinary course of business so long as the aggregate amount of such Investments does not at any time exceed 2% of Total Asset Value at such time (excluding, in determining compliance with such limitation, any such amounts in respect of Tenancy Leases); and

(ix) Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss.

(g) Restricted Payments. In the case of the Parent Guarantor and the Borrower, without the prior consent of the Required Lenders, make any Restricted Payments; provided, however, that the Parent Guarantor may make Restricted Payments only so long as (i) no Event of Default shall have occurred and be continuing, and (ii) immediately before and after giving effect to the payment of any such Restricted Payment the Parent Guarantor shall be in compliance with Section 5.04(a)(v); provided further that in all cases, the Parent Guarantor shall be permitted to make Restricted Payments not to exceed the minimum amount necessary for the Parent Guarantor to maintain its status as a REIT and to avoid the imposition of income and excise taxes on the Parent Guarantor under the Internal Revenue Code.

(h) Amendments of Constitutive Documents. Amend, or permit any of its Subsidiaries to amend, in each case to the extent the same would have a Material Adverse Effect, its limited liability company agreement, partnership agreement, certificate of incorporation or bylaws or other constitutive documents without the prior written consent of the Required Lenders.

(i) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles, or (ii) Fiscal Year.

(j) Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions.

(k) Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its

Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Borrower or any Subsidiary of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents, (ii) any agreement or instrument evidencing Debt permitted under Section 5.02(b), provided that the terms of such Debt, and of such agreement or instrument, do not restrict distributions in respect of Equity Interests in Subsidiaries directly or indirectly owning Unencumbered Assets, and (iii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower.

(l) Amendment, Etc. of Material Contracts. Except as and to the extent the same could not reasonably be expected to have a Material Adverse Effect, cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, waive any default under or breach of any Material Contract, agree in any manner to any other amendment, modification or change of any term or condition of any Material Contract or take any other action in connection with any Material Contract that would impair in any material respect the value of the interest or rights of any Loan Party thereunder or that would impair or otherwise adversely affect in any material respect the interest or rights, if any, of the Administrative Agent or any Lender Party, or permit any of its Subsidiaries to do any of the foregoing in each case taking into account the effect of any agreements that supplement or serve to substitute for, in whole or in part, such Material Contract.

(m) Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets (including, without limitation, any Unencumbered Assets), except (i) pursuant to the Loan Documents or (ii) in connection with (A) any Non-Recourse Debt, provided that the terms of such Debt, and of any agreement entered into and of any instrument issued in connection therewith, do not provide for or prohibit or condition the creation of any Lien on any Unencumbered Assets and are otherwise permitted by the Loan Documents, (B) any purchase money Debt permitted under Section 5.02(b)(iv)(A) solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt, (C) any Capitalized Lease permitted by Section 5.02(b)(iv)(B) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto, or (D) any Debt outstanding on the date any Subsidiary of the Borrower becomes such a Subsidiary (so long as such agreement was not entered into solely in contemplation of such Subsidiary becoming a Subsidiary of the Borrower); provided, however, that (1) an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets shall be deemed to not constitute an agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets for purposes of this Section 5.02(m) and (2) any provision of the Senior Financing Loan Documents restricting the ability of any Loan Party to encumber its assets (exclusive of any outright prohibition on the ability of any Loan Party to encumber particular assets) shall be deemed to not constitute an agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets for purposes of this Section 5.02(m), so long as such provision is generally consistent with a comparable provision of the Loan Documents.

(n) Parent Guarantor as Holding Company. In the case of the Parent Guarantor, not enter into or conduct any business, or engage in any activity (including, without limitation, any action or transaction that is required or restricted with respect to the Borrower and its Subsidiaries under Sections 5.01 and 5.02 without regard to any of the enumerated exceptions to such covenants), other than (i) the holding of the Equity Interests of the Borrower; (ii) the performance of its Obligations (subject to the limitations set forth in the Loan Documents) under each Loan Document to which it is a party; (iii) the making of equity or subordinate debt Investments in the Borrower and its Subsidiaries, provided each such Investment shall be on terms acceptable to the Administrative Agent; (iv) the holding of the Equity Interests of each direct and indirect Subsidiary that owns or leases an Unencumbered Asset; and (v) activities incidental to each of the foregoing.

(o) OFAC. Knowingly engage in any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is, or whose government is, the subject of Sanctions.

(p) Senior Financing Transactions. Permit any Subsidiary that is not a Subsidiary Guarantor to become a guarantor or borrower of any Obligations under any Senior Financing Transaction.

Section 5.03 Reporting Requirements. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will furnish to the Administrative Agent and the Lender Parties in accordance with Section 9.02(b):

(a) Default Notice. As soon as possible and in any event within two Business Days after a Responsible Officer obtains knowledge of the occurrence of each Default or any event, development or occurrence reasonably expected to result in a Material Adverse Effect continuing on the date of such statement, a statement of the Chief Financial Officer (or other Responsible Officer) of the Parent Guarantor setting forth details of such Default or such event, development or occurrence and the action that the Parent Guarantor has taken and proposes to take with respect thereto.

(b) Annual Financials. As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Parent Guarantor and its Subsidiaries, including therein Consolidated balance sheets of the Parent Guarantor and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of income and a Consolidated statement of cash flows of the Parent Guarantor and its Subsidiaries for such Fiscal Year (it being acknowledged that a copy of the annual audit report filed by the Parent Guarantor with the Securities and Exchange Commission shall satisfy the foregoing requirements), in each case accompanied by (x) an opinion acceptable to the Required Lenders of PricewaterhouseCoopers LLP or other independent public accountants of recognized standing reasonably acceptable to the Required Lenders, which opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and (y) if applicable and if the Parent Guarantor and its Subsidiaries are subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, a report of such independent public accountants as to the internal controls of the Parent Guarantor and its Subsidiaries required under Section 404 of the Sarbanes-Oxley Act of 2002, in each case certified in a manner to which the Required Lenders have not objected, in their reasonable discretion, together with (i) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Parent Guarantor in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Parent Guarantor shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP and (ii) a certificate of the Chief Financial Officer (or other Responsible Officer) of the Parent Guarantor stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent Guarantor has taken and proposes to take with respect thereto.

(c) Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, Consolidated balance sheets of the Parent Guarantor and its Subsidiaries as of the end of such quarter and Consolidated statements of income and a Consolidated statement of cash flows of the Parent Guarantor and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and Consolidated statements of income and a Consolidated statement of cash flows of the Parent Guarantor and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, Chief Financial Officer or Treasurer (or other Responsible Officer performing similar functions) of the Parent Guarantor as having been prepared in accordance with GAAP (it being acknowledged that a copy of the quarterly financials filed by the Parent Guarantor with the Securities and Exchange Commission shall satisfy the foregoing requirements), together with (i) a certificate of such officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent Guarantor has taken and proposes to take with respect thereto and (ii) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Parent Guarantor in determining compliance with the covenants contained in Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Parent Guarantor shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP.

(d) Investment Grade Rating Notice. Promptly upon a Responsible Officer becoming aware of a change in the Investment Grade Rating (including the initial issuance of any Investment Grade Rating) or any other credit rating given by S&P, Moody’s or another nationally-recognized rating agency to the Parent Guarantor’s long-term senior unsecured debt or any announcement that any such rating is “under review” or that such rating has been placed on a watch list or that any similar action has been taken by S&P, Moody’s or another nationally-recognized rating agency, notice of such change, announcement or action.

(e) Unencumbered Asset Financials. Concurrently with delivery of the items set forth in Section 5.03(b) and (c), the delivery to the Administrative Agent of a list of all Unencumbered Assets at such time, which list shall include the name, location and a short description of each such Unencumbered Asset and the Net Operating Income of each such Unencumbered Asset as of the end of the applicable quarter of the Fiscal Year or the Fiscal Year, as applicable, to which the financial reporting relates.

(f) Annual Budgets. As soon as available and in any event within than 45 days after the end of each Fiscal Year, forecasts prepared by management of the Parent Guarantor, in form reasonably satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on a quarterly basis for the then current Fiscal Year and on an annual basis for each Fiscal Year thereafter until the Termination Date.

(g) Material Litigation. Promptly after the commencement thereof, notice of all actions, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(f), and promptly after the occurrence thereof, notice of any adverse change in the status or the financial effect on any Loan Party or any of its Subsidiaries of the Material Litigation from that described on Schedule 4.01(f) hereto.

(h) Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Loan Party or any of its Subsidiaries sends to the holders of its Equity Interests, and copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any Governmental Authority that may be substituted therefor, or with any national securities exchange, and, to the extent not publicly available electronically at www.sec.gov or www.easterlyreit.com (or successor web sites thereto), copies of all other financial statements, reports, notices and other materials, if any, sent or made available generally by any Loan Party to the “public” holders of its Equity Interests or filed with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange, all press releases made available generally by any Loan Party or any of its Subsidiaries to the public concerning material developments in the business of any Loan Party or any such Subsidiary and all notifications received by any Loan Party or any Subsidiary thereof from the Securities and Exchange Commission or any other governmental authority pursuant to the Securities Exchange Act and the rules promulgated thereunder. Copies of each such proxy statements, financial statements and reports may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) a Loan Party posts such documents, or provides a link thereto, on www.easterlyreit.com (or successor web site thereto) or (ii) such documents are posted on its behalf on the Platform, provided that the Parent Guarantor shall notify the Administrative Agent (by facsimile or e-mail) of the posting of any such documents and, if requested, provide to the Administrative Agent by e-mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above in, and in any event shall have no responsibility to monitor compliance by any Loan Party with any such request for delivery, and each Lender Party shall be solely responsible for obtaining and maintaining its own copies of such documents.

(i) Real Property and Subsidiaries. As soon as available and in any event within 15 days after the end of each quarter of each Fiscal Year, reports supplementing Schedule 4.01(p) and Schedule 4.01(b), including, with respect to Schedule 4.01(p), an identification of all owned and leased real property acquired or disposed of by any Loan Party or any of its Subsidiaries during such quarter, and, with respect to each such Schedule, a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete.

(j) Assets Reports. As soon as available and in any event within 45 days after the end of each quarter of each Fiscal Year, a report listing and describing (in detail reasonably satisfactory to the Administrative Agent) all Real Property assets of the Parent Guarantor and its Subsidiaries as of the end of such quarter in form and substance reasonably satisfactory to the Administrative Agent.

(k) Environmental Conditions. Notice to the Administrative Agent (i) promptly upon obtaining knowledge of any material violation of any Environmental Law affecting any asset owned or operated by any Loan Party or any Subsidiary thereof or the operations thereof or the operations of any of its Subsidiaries, (ii) promptly upon obtaining knowledge of any known release, discharge or disposal of any Hazardous Materials at, from, or into any asset which it reports in writing or is legally required to report in writing to any Governmental Authority and which is material in amount or nature or which could reasonably be expected to materially adversely affect the value of such asset, (iii) promptly upon its receipt of any written notice of material violation of any Environmental Laws or of any material release, discharge or disposal of Hazardous Materials in violation of any Environmental Laws or any matter that could reasonably be expected to result in an Environmental Action, including a notice or claim of liability or potential responsibility from any third party (including without limitation any federal, state or local governmental officials) and including notice of any formal inquiry, proceeding, demand, investigation or other action with regard to (A) such Loan Party’s or any other Person’s operation of any asset in compliance with Environmental Laws, (B) Hazardous Materials contamination on, from or into any asset, or (C) investigation or remediation of off-site locations at which such Loan Party or any of its predecessors are alleged to have directly or indirectly disposed of Hazardous Materials, or (iv) upon such Loan Party’s obtaining knowledge that any expense or loss has been incurred by such Governmental Authority in connection with the assessment, containment, removal or remediation of any Hazardous Materials with respect to which such Loan Party or any Joint Venture could reasonably be expected to incur material liability or for which a Lien may be imposed on any asset, provided that notice is required only for any of the events described in clauses (i) through (iv) above that could reasonably be expected to result in a Material Adverse Effect or could reasonably be expected to result in a material Environmental Action with respect to any Unencumbered Asset.

(l) Unencumbered Asset Value. Promptly after a Responsible Officer becomes aware of any setoff, claim, withholding or defense asserted or effected against any Loan Party, or to which any Unencumbered Asset is subject, which could reasonably be expected to (i) have a material adverse effect on the value of an Unencumbered Asset, (ii) have a Material Adverse Effect or (iii) result in the imposition or assertion of a Lien against any Unencumbered Asset which is not a Permitted Lien, notice to the Administrative Agent thereof.

(m) Addition/Removal of Unencumbered Assets. Notice to the Administrative Agent of the addition, removal, Transfer or redesignation of any Unencumbered Asset pursuant to Section 5.01(j) or Section 5.02(e)(ii), including, promptly after obtaining actual knowledge thereof, any event or circumstance that results in any Asset previously qualifying as an Unencumbered Asset ceasing to qualify as such, together with any certificate of a Responsible Officer as is required by Section 5.01(j) or 5.02(e)(ii), as applicable.

(n) Reconciliation Statements. If, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in Section 4.01(g) and forecasts referred to in Section 4.01(h), the Consolidated and consolidating financial statements and forecasts of the Parent Guarantor and its Subsidiaries delivered pursuant to Section 5.03(b), (c) or (f) will differ in any material respect from the Consolidated and consolidating financial statements that would have been delivered pursuant to such Section had no such change in accounting principles and policies been made, then (i) together with the first delivery of financial statements or forecasts pursuant to Section 5.03(b), (c) or (f) following such change, Consolidated and consolidating financial statements and forecasts of the Parent Guarantor and its Subsidiaries for the fiscal quarter immediately preceding the fiscal quarter in which such change is made, prepared on a pro forma basis as if such change had been in effect during such fiscal quarter, and (ii) if requested by Administrative Agent, a written statement of the Chief Executive Officer, Chief Financial Officer or Treasurer (or other Responsible Officer performing similar functions) of the Parent Guarantor setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in Section 5.04) which would have resulted if such financial statements and forecasts had been prepared without giving effect to such change.

(o) Other Information. Promptly, such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as the Administrative Agent, or any Lender Party through the Administrative Agent, may from time to time reasonably request.

Section 5.04 Financial Covenants . So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have, at any time after the Initial Extension of Credit, any Commitment hereunder, the Parent Guarantor will:

(a) Parent Guarantor Financial Covenants.

(i) Maximum Leverage Ratio. Maintain at all times a Leverage Ratio of not greater than 60%; provided, however, that the Leverage Ratio may be increased to 65% for the two consecutive fiscal quarters following the fiscal quarter in which a Material Acquisition occurs.

(ii) Maximum Secured Debt Leverage Ratio. Maintain at all times a Secured Debt Leverage Ratio of not greater than 40%.

(iii) Maximum Secured Recourse Debt Leverage Ratio. Maintain at all times a Secured Recourse Debt Leverage Ratio of not greater than 15%.

(iv) Minimum Tangible Net Worth. Maintain at all times tangible net worth of the Parent Guarantor and its Subsidiaries, as determined in accordance with GAAP, of not less than the sum of $460,935,750 plus an amount equal to 75% times the net cash proceeds of all issuances and primary sales of Equity Interests of the Parent Guarantor or the Borrower consummated following the Closing Date.

(v) Maximum Dividend Payout Ratio. Maintain at all times a Dividend Payout Ratio of equal to or less than (A) 95% or (B) such greater amount as may be required by applicable law to maintain status as a REIT for tax purposes and avoid imposition of income and excise taxes on the Parent Guarantor under the Internal Revenue Code.

(vi) Minimum Fixed Charge Coverage Ratio. Maintain at all times a Fixed Charge Coverage Ratio of not less than 1.50:1.0.

(b) Unencumbered Asset Financial Covenants.

(i) Maximum Unsecured Leverage Ratio. Maintain at all times an Unsecured Leverage Ratio of not greater than 60%.

(ii) Minimum Unencumbered Asset Debt Service Coverage Ratio. Maintain at all times a Unencumbered Asset Debt Service Coverage Ratio of not less than 1.75:1.00.

All calculations described above in Sections 5.04(a) and 5.04(b) that pertain to the fiscal quarters of the Parent Guarantor ending on or prior to December 31, 2014 shall be made on a pro forma basis, including to give effect to the IPO and the Formation Transactions. To the extent any calculations described in Sections 5.04(a) or 5.04(b) are required to be made on any date of determination other than the last day of a fiscal quarter of the Parent Guarantor, such calculations shall be made on a pro forma basis to account for any acquisitions or dispositions of Assets, and the incurrence or repayment of any Debt for borrowed money relating to such Assets, that have occurred since the last day of the fiscal quarter of the Parent Guarantor most recently ended. To the extent any calculations described in Sections 5.04(a) or 5.04(b) are required to be made on a Test Date relating to (a) an Advance or (b) any addition, removal, redesignation or Transfer of any Unencumbered Asset pursuant to Section 5.01(j) or Section 5.02(e)(ii), such calculations shall be made both before and on a pro forma basis after giving effect to such Advance or such Transfer, as applicable. All such calculations shall be reasonably acceptable to the Administrative Agent.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01 Events of Default . If any of the following events (“Events of Default”) shall occur and be continuing:

(a) Failure to Make Payments When Due. (i) The Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within three Business Days after the same becomes due and payable; or

(b) Breach of Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made or any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be incorrect or misleading in any respect after giving effect to such qualification when made or deemed made; or

(c) Breach of Certain Covenants. The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.14, 5.01(e) (only with respect to the Borrower or the Parent Guarantor), (i), (o), (p) or (q), 5.02, 5.03 or 5.04; or

(d) Other Defaults under Loan Documents. Any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) a Responsible Officer becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender Party; or

(e) Cross Defaults. (i) Any Loan Party or any Subsidiary thereof shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Material Debt when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Material Debt, if (A) the effect of such event or condition is to permit the acceleration of the maturity of such Material Debt or otherwise permit the holders thereof to cause such Material Debt to mature, and (B) such event or condition shall remain unremedied or otherwise uncured for a period of 30 days; or (iii) the maturity of any such Material Debt shall be accelerated or any such Material Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Material Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f) Insolvency Events. Any Loan Party or any Subsidiary thereof shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any Subsidiary thereof seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any Subsidiary thereof shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g) Monetary Judgments. Any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $25,000,000 shall be rendered against any Loan Party or any Subsidiary thereof and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 6.01(g) if and so long as (A) the amount of such judgment or order which remains unsatisfied is covered by a valid and binding policy of insurance between the respective Loan Party or Subsidiary and the insurer covering full payment of such unsatisfied amount and (B) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

(h) Non-Monetary Judgments. (x) Any non-monetary judgment, order or writ shall be rendered against any Loan Party or Subsidiary thereof or (y) any seizure or attachment shall be issued or enforced against the Borrower or any Guarantor or any of their respective assets, in any such case that could reasonably be expected to result in a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment, order, writ, seizure or attachment, by reason of a pending appeal or otherwise, shall not be in effect; or

(i) Unenforceability of Loan Documents. Any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason (other than pursuant to the terms hereof or thereof) cease to be valid and binding on or enforceable against any Loan Party which is party to it, or any such Loan Party shall so state in writing; or

(j) Change of Control. A Change of Control shall occur; or

(k) ERISA Events. (i) Any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) exceeds $5,000,000;

(ii) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $5,000,000 or requires payments exceeding $2,000,000 per annum; or

(iii) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $2,000,000;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of each Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, (ii) shall at the request, or may with the consent, of the Required Lenders, (A) by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and (B) by notice to each party required under the terms of any agreement in support of which a Letter of Credit is issued, request that all Obligations under such agreement be declared to be due and payable; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under any Bankruptcy Law, (y) the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of each Issuing Bank to issue Letters of Credit shall automatically be terminated and (z) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower; and (iii) shall at the request, or may with the consent of the Required Lenders, proceed to enforce its rights and remedies under the Loan Documents for the benefit of the Lender Parties by appropriate proceedings.

Section 6.02 Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or 2.20(e) or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Administrative Agent on behalf of the Lender Parties in same day funds at the Administrative Agent’s office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding. If at any time the Administrative Agent or an Issuing Bank determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Administrative Agent and the Lender Parties with respect to the Obligations of the Loan Parties under the Loan Documents, or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Administrative Agent, as the case may be, determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the applicable Issuing Bank or Lenders, as applicable, to the extent permitted by applicable law.

ARTICLE VII

GUARANTY

Section 7.01 Guaranty; Limitation of Liability. (a) Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of the Borrower and each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations, but in each case excluding all Excluded Swap Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Administrative Agent or any Lender Party in enforcing any rights under this Agreement or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to the Administrative Agent or any Lender Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party. This Guaranty is and constitutes a guaranty of payment and not merely of collection.

(b) Each Guarantor, the Administrative Agent and each other Lender Party hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Guarantors, the Administrative Agent and the Lender Parties hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Administrative Agent or any Lender Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Administrative Agent or any Lender Party under or in respect of the Loan Documents.

Section 7.02 Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the other Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Lender Party with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of this Agreement or the other Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower, any other Loan Party or any of their Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f) any failure of the Administrative Agent or any Lender Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to the Administrative Agent or any Lender Party (each Guarantor waiving any duty on the part of the Administrative Agent and any Lender Party to disclose such information);

(g) the failure of any other Person to execute or deliver this Agreement, any other Loan Document, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any Lender Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Lender Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

Section 7.03 Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Administrative Agent or any Lender Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any collateral.

(b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or any Lender Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d) Each Guarantor acknowledges that the Administrative Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Administrative Agent and the Lender Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(e) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent or any Lender Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, any other Loan Party or any of their Subsidiaries now or hereafter known by the Administrative Agent or any Lender Party.

(f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and the other Loan Documents and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

Section 7.04 Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty, this Agreement or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative or any Lender Party against the Borrower, any other Loan Party or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been indefeasibly paid in full in cash, all Letters of Credit shall have expired or been terminated and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the indefeasible payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the termination in whole of the Commitments and (c) the latest date of expiration or termination of all Letters of Credit, such amount shall be received and held in trust for the benefit of the Administrative Agent and the Lender Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents. If (i) any Guarantor shall make payment to the Administrative Agent or any Lender Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been indefeasibly paid in full in cash, (iii) the termination in whole of the Commitments shall have occurred and (iv) all Letters of Credit shall have expired or been terminated, the Administrative Agent and the Lender Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

Section 7.05 Guaranty Supplements. Upon the execution and delivery by any Person of a Guaranty Supplement, (i) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Agreement to a “Guarantor” or a “Loan Party” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (ii) each reference herein to “this Agreement”, “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Agreement and this Guaranty, and each reference in any other Loan Document to the “Loan Agreement”, “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Agreement and this Guaranty, shall mean and be a reference to this Agreement and this Guaranty as supplemented by such Guaranty Supplement.

Section 7.06 Indemnification by Guarantors. (a) Without limitation on any other Obligations of any Guarantor or remedies of the Administrative Agent or the Lender Parties under this Agreement, this Guaranty or the other Loan Documents, each Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless the Administrative Agent, the Arrangers and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of any Loan Party enforceable against such Loan Party in accordance with their terms.

(b) Each Guarantor hereby also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any of the Guarantors or any of their respective Affiliates or any of their respective officers, directors, employees, agents and advisors, and each Guarantor hereby agrees not to assert any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated by the Loan Documents.

Section 7.07 Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.07.

(a) Prohibited Payments, Etc. Except during the continuance of an Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor may receive regularly scheduled payments or payments made in the ordinary course of business from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), however, unless the Administrative Agent otherwise agrees, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Administrative Agent and the Lender Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c) Turn-Over. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Administrative Agent and the Lender Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d) Administrative Agent Authorization. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

Section 7.08 Continuing Guaranty; Effect of Release. (a) This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the indefeasible payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the termination in whole of the Commitments and (iii) the latest date of expiration or termination of all Letters of Credit, (b) be binding upon the Guarantors, their successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent and the Lender Parties and their successors, transferees and assigns.

(b) Notwithstanding the foregoing, or anything to the contrary contained in this Agreement (including, without limitation, in this Article VII), in no event shall any applicable Subsidiary Guarantor have any liability or obligation of any kind or nature under the Guaranty (including for such purpose, any Guaranty Supplement) and/or this Agreement and any other Loan Document from and after the date such Subsidiary Guarantor is released from its obligations under this Agreement and the other Loan Documents pursuant to Section 9.14.

Section 7.09 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its Guaranteed Obligations in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.09 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.09, or otherwise in respect of the Guaranteed Obligations, as it relates to such other Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until a discharge of the Guaranteed Obligations. Each Qualified ECP Guarantor intends that this Section 7.09 constitute, and this Section 7.09 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.01 Authorization and Action. Each Lender Party (in its capacities as a Lender and as an Issuing Bank (if applicable) and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lender Parties and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender Party prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement. Notwithstanding anything to the contrary in any Loan Document, no Person identified as a syndication agent, documentation agent, senior manager, joint lead arranger or joint book running manager, in such Person’s capacity as such, shall have any obligations or duties to any Loan Party, the Administrative Agent or any Lender Party under any of such Loan Documents. In its capacity as the Lender Parties’ contractual representative, the Administrative Agent is a “representative” of the Lender Parties as used within the meaning of “Secured Party” under Section 9-102 of the Uniform Commercial Code.

Section 8.02 The Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (a) in the case of the Administrative Agent, may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Accession Agreement entered into by an Acceding Lender as provided in Section 2.17 or an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, or, in the case of any other Agent, the Administrative Agent has received notice from the Administrative Agent that it has received and accepted such Accession Agreement or Assignment and Acceptance, as the case may be, in each case as provided in Section 9.07; (b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (e) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex or other electronic communication) believed by it to be genuine and signed or sent by the proper party or parties; and (g) shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Bankruptcy Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Bankruptcy Law.

Section 8.03 Citibank and Affiliates. With respect to its Commitments, the Advances made by it and the Notes issued to it, Citibank shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though it were not the Administrative Agent; and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any Subsidiary of any Loan Party and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if Citibank were not the Administrative Agent and without any duty to account therefor to the Lender Parties.

Section 8.04 Lender Party Credit Decision. Each Lender Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender Party and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its respective directors, officers, agents or employees to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender Party and each Lender Party confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its respective directors, officers, agents or employees.

Section 8.05 Indemnification by Lender Parties. (a) Each Lender Party severally agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, litigation, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, litigation, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party severally agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by any Lender Party or any other Person. If the Borrower shall reimburse the Administrative Agent for any Indemnified Costs following payment by any Lender Party to the Administrative Agent in respect of such Indemnified Costs pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

(b) Each Lender Party severally agrees to indemnify each Issuing Bank (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, litigation, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Issuing Bank under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, litigation, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party severally agrees to reimburse such Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

(c) For purposes of this Section 8.05, the Lender Parties’ respective ratable shares of any amount shall be determined, at any time, according to their respective Commitments at such time. The failure of any Lender Party to reimburse the Administrative Agent or any Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to the Administrative Agent or such Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse the Administrative Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse the Administrative Agent or such Issuing Bank, as the case may be, for such other Lender Party’s ratable share of such amount. The terms “Administrative Agent” and “Issuing Bank” shall be deemed to include the employees, directors, officers and affiliates of the Administrative Agent and Issuing Bank for purposes of this Section 8.05. Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

Section 8.06 Successor Agents. (a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lender Parties and the Borrower and may be removed at any time with or without cause by the Required Lenders; provided, however, that any removal of the Administrative Agent will not be effective until it (or its Affiliate) has been replaced as an Issuing Bank and released from all obligations in respect thereof. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent, which appointment shall, provided that no Default or Event of Default shall have occurred and be continuing, be subject to the consent of the Borrower, such consent not to be unreasonably withheld, conditioned or delayed. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lender Parties, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, and upon the execution and filing or recording of such financing statements, or amendments thereto and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by this Agreement, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation or removal under this Section 8.06 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation or removal shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation or removal hereunder as the Administrative Agent shall have become effective, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.

(b) In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, an Issuing Bank may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank, effective at the close of business New York time on a date specified in such notice (which date may not be less than 30 days after the date of such notice); provided that such resignation by such Issuing Bank will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to such Issuing Bank.

Section 8.07 Relationship of Administrative Agent and Lenders. The relationship between the Administrative Agent and the Lenders, and the relationship among the Lenders, is not intended by the parties to create, and shall not create, any trust, joint venture or partnership relation between them.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Amendments, Etc. (a) No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following at any time: (i) modify the definition of Required Lenders or otherwise change the percentage vote of the Lenders required to take any action under this Agreement or any other Loan Document, (ii) release the Borrower with respect to the Obligations or, except to the extent expressly permitted under this Agreement, reduce or limit the obligations of any Guarantor under Article VII or release such Guarantor or otherwise limit such Guarantor’s liability with respect to the Guaranteed Obligations, (iii) permit the Loan Parties to encumber the Unencumbered Assets, except as expressly permitted in the Loan Documents, (iv) amend this Section 9.01, (v) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, other than as provided by Section 2.17, (vi) forgive or reduce the principal of, or interest on, the Obligations of the Loan Parties under the Loan Documents or any fees or other amounts payable thereunder, (vii) postpone or extend any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (viii) extend the Termination Date, other than as provided by Section 2.16, (ix) modify the definition of Pro Rata Share, or (x) modify Section 2.11(f) or any provisions requiring payment to be made for the ratable account of the Lenders; provided further that no amendment, waiver or consent shall, unless in writing and signed by each Issuing Bank, in addition to the Lenders required above to take such action, affect the rights or obligations of any Issuing Bank under this Agreement; and provided further still that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents.

(b) In the event that any Lender (a “Non-Consenting Lender”) shall fail to consent to a waiver or amendment to, or a departure from, the provisions of this Agreement which requires the consent of all Lenders and that has been consented to by the Administrative Agent and the Required Lenders, then the Borrower shall have the right, upon written demand to such Non-Consenting Lender and the Administrative Agent given within 30 days after the first date on which such consent was solicited in writing from the Lenders by the Administrative Agent (a “Consent Request Date”), to cause such Non-Consenting Lender to assign its rights and obligations under this Agreement (including, without limitation, its Commitment or Commitments, the Advances owing to it and the Note or Notes, if any, held by it) to a Replacement Lender, provided that (i) as of such Consent Request Date, no Default or Event of Default shall have occurred and be continuing, (ii) as of the date of the Borrower’s written demand to replace such Non-Consenting Lender, no Default or Event of Default shall have occurred and be continuing other than a Default or Event of Default that resulted solely from the subject matter of the waiver or amendment for which such consent was being solicited from the Lenders by the Administrative Agent and (iii) the replacement of any Non-Consenting Lender shall be consummated in accordance with and subject to the provisions of Section 2.20. The Replacement Lender shall purchase such interests of the Non-Consenting Lender and shall assume the rights and obligations of the Non-Consenting Lender under this Agreement upon execution by the Replacement Lender of an Assignment and Acceptance delivered pursuant to Section 9.07.

(c) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Advances or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period; provided that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

Section 9.02 Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier communication) and mailed, telecopied or delivered by hand or by overnight courier service, (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), in an electronic medium and delivered as set forth in Section 9.02(b) or (z) as and to the extent expressly permitted in this Agreement, transmitted by e-mail, provided that such e-mail shall in all cases include an attachment (in PDF format or similar format) containing a legible signature of the person providing such notice, if to the Borrower, at its address at c/o Easterly Government Properties, Inc., 2101 L Street NW, Suite 750, Washington, D.C. 20037, Attention: Andrew G. Pulliam, Senior Vice President and Alison Bernard, Chief Financial Officer or, if applicable, at apulliam@easterlyreit.com and abernard@easterlyreit.com (and in the case of transmission by e-mail, with a copy by U.S. mail to the attention of Andrew G. Pulliam, Senior Vice President and Alison Bernard, Chief Financial Officer at c/o Easterly Government Properties, Inc., 2101 L Street NW, Suite 750, Washington, D.C. 20037); if to any Initial Lender, at its Domestic Lending Office or, if applicable, at the telecopy number or e-mail address specified opposite its name on Schedule I hereto (and in the case of a transmission by e-mail, with a copy by U.S. mail to its Domestic Lending Office); if to any other Lender Party, at its Domestic Lending Office or, if applicable, at the telecopy number or e-mail address specified in the Assignment and Acceptance pursuant to which it became a Lender Party (and in the case of a transmission by e-mail, with a copy by U.S. mail to its Domestic Lending Office); if to Citibank in its role as an Initial Issuing Bank, at its address at 1615 Brett Road, OPS III, New Castle, Delaware 19720, Attention: Bank Loan Syndications Department, or, if applicable, at global.loans.support@citi.com (and in the case of a transmission by e-mail, with a copy by U.S. mail to 1615 Brett Road, OPS III, New Castle, Delaware 19720, Attention: Bank Loan Syndications Department); if to Royal Bank in its role as an Initial Issuing Bank, at its address at 200 Vesey Street, 5th Floor, New York, New York, 10281, Attention: Credit Administration or, if applicable, at CM-USA-NYCreditAdministration@rbc.com (and in the case of transmission by e-mail, with a copy by U.S. mail to 200 Vesey Street, 5th Floor, New York, New York, 10281, Attention: Credit Administration); and if to the Administrative Agent, at its address at 1615 Brett Road, OPS III, New Castle, Delaware 19720, Attention: Bank Loan Syndications Department, or, if applicable, at global.loans.support@citi.com (and in the case of a transmission by e-mail, with a copy by U.S. mail to 1615 Brett Road, OPS III, New Castle, Delaware 19720, Attention: Bank Loan Syndications Department) or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. All notices, demands, requests, consents and other communications described in this clause (a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 9.02(b) to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform, provided that if requested by any Lender Party, the Administrative Agent shall deliver a copy of the Communications to such Lender Party by e-mail or telecopier and (iv) if delivered by electronic mail or any other telecommunications device, upon receipt by the sender of a response from any one recipient, or from an employee or representative of the Person receiving notice on behalf of such Person, acknowledging receipt (which response may not be an automatic computer-generated response) and an identical notice is also sent simultaneously by mail, overnight courier or personal delivery as otherwise provide in this Section 9.02; provided, however, that notices and communications to the Administrative Agent pursuant to Article II, III or IX shall not be effective until received by the Administrative Agent. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof. Each Lender Party agrees (i) to notify the Administrative Agent in writing of such Lender Party’s e-mail address to which a notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender Party becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender Party) and (ii) that any notice may be sent to such e-mail address.

(b) Notwithstanding clause (a) (unless the Administrative Agent requests that the provisions of clause (a) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrower. Nothing in this clause (b) shall prejudice the right of the Administrative Agent or any Lender Party to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.

(c) Each of the Lender Parties and each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lender Parties by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”). Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lender Parties and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lender Parties and each Loan Party hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(d) THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF

THE ADMINISTRATIVE AGENT NOR ANY OF ITS DIRECTORS, OFFICERS, AGENTS OR EMPLOYEES WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS DIRECTORS, OFFICERS, AGENTS OR EMPLOYEES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(e) Each of the Lender Parties and each Loan Party agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

Section 9.03 No Waiver; Remedies. No failure on the part of any Lender Party or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein and therein provided are cumulative and not exclusive of any remedies provided by law.

Section 9.04 Costs and Expenses. (a) Each Loan Party agrees jointly and severally to pay on demand (i) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, reasonable and documented out-of-pocket (A) all due diligence, Asset review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses, (B) fees and expenses of counsel for the Administrative Agent with respect thereto (including, without limitation, with respect to reviewing and advising on any matters required to be completed by the Loan Parties on a post-closing basis), with respect to advising the Administrative Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto and (C) fees and expenses of counsel for the Administrative Agent with respect to the preparation, execution, delivery and review of any documents and instruments at any time delivered pursuant to Sections 3.01, 3.02 or 5.01(j) and (ii) all out-of-pocket costs and expenses of the Administrative Agent and, following the occurrence of any Event of Default, each Lender Party, in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents, whether in any action, litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and each such Lender Party with respect thereto), provided, however, that the Loan Parties shall not be required to pay the costs and expenses of more than one counsel for the Administrative Agent and the Lender Parties, absent a conflict of interest (or in the case of a conflict of interest, one additional counsel for all similarly conflicted Lender Parties), and any necessary or desirable local counsel (limited to tax, litigation and corporate counsel in each applicable jurisdiction or, in the case of a conflict of interest, one additional tax, litigation and corporate counsel in such jurisdiction for all similarly conflicted Lender Parties).

(b) Each Loan Party agrees to indemnify, defend and save and hold harmless each Indemnified Party from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of one counsel for the Indemnified Parties, absent a conflict of interest (or in the case of a conflict of interest, one additional counsel for all similarly conflicted Indemnified Parties), and any necessary or desirable local counsel (limited to tax, litigation and corporate counsel in each applicable jurisdiction or, in the case of a conflict of interest, one additional tax, litigation and corporate counsel in such jurisdiction for all similarly conflicted Indemnified Parties) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated thereby or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense (x) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence, willful misconduct or bad faith material breach of the Loan Documents or (y) arises out of or in connection with any dispute solely among the Indemnified Parties and not arising out of or in connection with any act or omission of any Loan Parties or any of their Subsidiaries (other than a dispute involving a claim against the Administrative Agent or any Arranger solely in such capacity). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated by the Loan Documents are consummated. Each Loan Party also agrees not to assert any claim against the Administrative Agent, any Lender Party or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, incidental, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated by the Loan Documents. This Section 9.04(b) shall not apply with respect to Taxes, as to which Section 2.12 shall govern.

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.09(b)(i), 2.10(d) or 2.17(e), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

(d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender Party, in its sole discretion.

(e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower and the other Loan Parties contained in Sections 2.10 and 2.12, Section 7.06 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

(f) No Indemnified Party referred to in Section 9.04(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

Section 9.05 Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, the Administrative Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, such Lender Party or such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations of the Borrower or such Loan Party now or hereafter existing under the Loan Documents, irrespective of whether the Administrative Agent or such Lender Party shall have made any demand under this Agreement or such Note or Notes and although such obligations may be unmatured. The Administrative Agent and each Lender Party agrees promptly to notify the Borrower or such Loan Party after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender Party and their respective Affiliates under this Section 9.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Administrative Agent, such Lender Party and their respective Affiliates may have; provided, however, that in the event that any Defaulting Lender exercises such right of setoff, (x) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18(b) and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders and (y) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 9.06 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, each Guarantor named on the signature pages hereto and the Administrative Agent shall have been notified by each Initial Lender and each Initial Issuing Bank that such Initial Lender or such Initial Issuing Bank, as the case may be, has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Guarantors named on the signature pages hereto and the Administrative Agent and each Lender Party and their respective successors and assigns, except that neither the Borrower nor any other Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender Parties.

Section 9.07 Assignments and Participations; Replacement Notes. (a) Each Lender may (and, if demanded by the Borrower in accordance with Section 2.20 or Section 9.01(b) will) assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of one or more of the Facilities (other than any right to make Competitive Bid Advances and Competitive Bid Advances owing to it), (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or a Fund Affiliate of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 under each Facility or an integral multiple of $1,000,000 in excess thereof (or such lesser amount as shall be approved by the Administrative Agent and, so long as no Default shall have occurred and be continuing at the time of effectiveness of such assignment, the Borrower), (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to Section 2.20 or Section 9.01(b) shall be an assignment at par of all rights and obligations of the assigning Lender under this Agreement, (v) no such assignments shall be permitted (A) until the Administrative Agent shall have notified the Lender Parties that syndication of the Commitments hereunder has been completed, without the consent of the Administrative Agent, and (B) at any other time without the consent of the Administrative Agent and, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower (which consent, in each case, shall not be unreasonably withheld, conditioned or delayed), except if such assignment is being made by a Lender to an Affiliate or Fund Affiliate of such Lender, (vi) no such assignments shall be made to any Defaulting Lender or Potential Defaulting Lender or any of their respective subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause, and (vii) except to the extent contemplated by Sections 2.20 and 9.01(b), the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and, except if such assignment is being made by a Lender to an Affiliate or Fund Affiliate of such Lender, a processing and recordation fee of $3,500; provided, however, that (x) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment, and (y) for each such assignment made as a result of a demand by the Borrower pursuant to Section 2.20 or Section 9.01(b), the Borrower shall pay to the Administrative Agent the applicable processing and recordation fee. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment will be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participants in Letters of Credit in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder becomes effective under applicable law without compliance with the provisions of this Section 9.07(a), then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender or Issuing Bank, as the case may be, hereunder and (ii) the Lender or Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.12, 7.06, 8.05 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s or Issuing Bank’s rights and obligations under this Agreement, such Lender or Issuing Bank shall cease to be a party hereto).

(c) By executing and delivering an Assignment and Acceptance, each Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan

Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or Issuing Bank, as the case may be.

(d) The Administrative Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender Party from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lender Parties may treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or the Administrative Agent or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit D hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and each other Agent. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall, if requested by the applicable Lender, execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a substitute Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each Facility pursuant to such Assignment and Acceptance and, if any assigning Lender has retained a Commitment hereunder under such Facility, a substitute Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such substitute Note or Notes, if any, shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

(f) Each Issuing Bank may assign to one or more Eligible Assignees all or a portion of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that (i) except in the case of an assignment to a Person that immediately prior to such assignment was an Issuing Bank or an assignment of all of an Issuing Bank’s rights and obligations under this Agreement, the amount of the Letter of Credit Commitment of the assigning Issuing Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 and shall be in an integral multiple of $1,000,000 in excess thereof, (ii) each such assignment shall be to an Eligible Assignee and (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500, provided that such fee shall not be payable if the assigning Issuing Bank is making such assignment simultaneously with the assignment in its capacity as a Lender of all or a portion of its Revolving Credit Commitment to the same Eligible Assignee.

(g) Each Lender Party may sell participations to one or more Persons (other than any natural person or any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender Party’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement, (v) no Participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except that any agreement with respect to such participation may provide that such Participant may have a consent right regarding whether the applicable Lender Party will approve of an amendment, waiver or consent to the extent such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation and (vi) a Participant shall be entitled to the benefits of Section 2.12 (subject to the requirements and limitations therein, including the requirements under Sections 2.12(f) and 2.12(g) (it being understood that the documentation required under Sections 2.12(f) and 2.12(g) shall be delivered to the participating Lender Party)) to the same extent as if it were a Lender Party and had acquired its interest by assignment pursuant to Section 9.07(a); provided, however, that such Participant shall not be entitled to receive any greater payment under Section 2.12, with respect to any participation than its participating Lender Party would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or any other Obligations under the Loan Documents (the “Participant Register”), provided, however, that no Lender shall have any obligation to disclose all or any portion of such Participant Register (including the identity of any Participant or any information relating to any Participant’s interest in any such Commitment, Advances or any other Obligations, under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Advance or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(h) Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Loan Parties (or any of them) furnished to such Lender Party by or on behalf of any Loan Party; provided, however, that prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Information received by it from such Lender Party on the same terms as provided in Section 9.13.

(i) Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time pledge or assign, or grant a security interest in all or any portion of its rights under this Agreement (including, without limitation, any pledge or assignment of, or grant of a security interest in, the Advances owing to such Lender and any Note or Notes held by it), including in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or any other central bank in accordance with applicable local laws or regulations.

(j) Upon notice to the Borrower from the Administrative Agent or any Lender of the loss, theft, destruction or mutilation of any Lender’s Note, the Borrower will execute and deliver, in lieu of such original Note, a replacement promissory note, identical in form and substance to, and dated as of the same date as, the Note so lost, stolen or mutilated, subject to delivery by such Lender to the Borrower of an affidavit of lost note and indemnity in form reasonably acceptable to the Borrower. Upon the execution and delivery of the replacement Note, all references herein or in any of the other Loan Documents to the lost, stolen or mutilated Note shall be deemed references to the replacement Note.

Section 9.08 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or by email with a pdf or similar attachment shall be effective as delivery of an original executed counterpart of this Agreement.

Section 9.09 Severability. In case one or more provisions of this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 9.10 Survival of Representations. All representations and warranties contained in this Agreement and in any other Loan Document or made in writing by or on behalf of any Loan Party in connection herewith or therewith shall survive the execution and delivery of this Agreement and the Loan Documents, the making of the Advances and any investigation made by or on behalf of the any Lender Party, none of which investigations shall diminish any Lender Party’s right to rely on such representations and warranties.

Section 9.11 Usury Not Intended. It is the intent of the Borrower and each Lender Party in the execution and performance of this Agreement and the other Loan Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender Party including such applicable laws of the State of New York and the United States of America from time to time in effect. In furtherance thereof, the Lender Parties and the Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes hereof “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, taken, charged, received, reserved or paid under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts contracted for, taken, charged, received, reserved or paid on the Advances, include amounts which, by applicable law, are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and, each Lender Party receiving the same shall credit the same on the principal of the Obligations of the Borrower under the Loan Documents (or if such Obligations shall have been paid in full, refund said excess to the Borrower). In the event that the Obligations of the Borrower under the Loan Documents are accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the principal of the Obligations of the Borrower under the Loan Documents (or, if such Obligations shall have been paid in full, refunded to the Borrower). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Borrower and the Lender Parties shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Facility all amounts considered to be interest under applicable law at any time contracted for, taken, charged, received, reserved or paid in connection with the Obligations of the Loan Parties under the Loan Documents. The provisions of this Section shall control over all other provisions of this Agreement or the other Loan Documents which may be in apparent conflict herewith.

Section 9.12 No Liability of Issuing Bank. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. None of any Issuing Bank or any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

Section 9.13 Confidentiality. (a) Each of the Administrative Agent, the Lender Parties and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over such Person or any such Related Party (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or any pledgee in connection with any pledge made pursuant to Section 9.07(i), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions at least as restrictive as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) on a confidential basis to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the Facility, (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facility or (C) external auditors as may be required by a Lender Party’s policies or policies of any governmental or quasi-governmental entity affecting a Lender Party, (viii) with the consent of the Borrower or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 9.13 or (B) becomes available to the Administrative Agent, such Lender Party, such Issuing Bank or any of their respective Affiliates on a non-confidential basis from a source other than the Parent or any of its Subsidiaries without the Administrative Agent, such Lender Party, such Issuing Bank or any of their respective Affiliates having knowledge that a duty of confidentiality to the Parent or any of its Subsidiaries has been breached. For purposes of this Section, “Information” means all information that any Loan Party furnishes to the Administrative Agent or any Lender Party in writing designated as confidential, but does not include any such information that is or becomes generally available to the public other than by way of a breach of the confidentiality provisions of this Section 9.13 or that is or becomes available to the Administrative Agent or such Lender Party from a source other than the Loan Parties or the Administrative Agent or any other Lender

Party and not in violation of any confidentiality agreement with respect to such information that is actually known to the Administrative Agent or such Lender Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) Certain of the Lender Parties may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to any of the Parent Guarantor, any or its Subsidiaries or their respective securities (“Restricting Information”). Other Lender Parties may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information. Each Lender Party acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person. None of the Administrative Agent or any of its directors, officers, agents or employees shall, by making any Communications (including Restricting Information) available to a Lender Party, by participating in any conversations or other interactions with a Lender Party or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its directors, officers, agents or employees be responsible or liable in any way for any decision a Lender Party may make to limit or to not limit its access to Restricting Information. In particular, none of the Administrative Agent or any of its directors, officers, agents or employees (i) shall have, and the Administrative Agent, on behalf of itself and each of its directors, officers, agents and employees, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender Party has or has not limited its access to Restricting Information, such Lender Party’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender Party’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to any Loan Party, any Lender Party or any of their respective Affiliates, directors, officers, agents or employees arising out of or relating to the Administrative Agent or any of its directors, officers, agents or employees providing or not providing Restricting Information to any Lender Party, other than as found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent or any of its directors, officers, agents or employees.

(c) Each Loan Party agrees that (i) all Communications it provides to the Administrative Agent intended for delivery to the Lender Parties whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” if such Communications are determined by the Loan Parties in good faith not to contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Loan Party shall be deemed to have authorized the Administrative Agent and the Lender Parties to treat such Communications as either publicly available information or not material information (although such Communications shall remain subject to the confidentiality undertakings of Section 9.13(a)) with respect to such Loan Party or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Lender Parties and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information” and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information” (and shall not post such Communications to a portion of the Approved Electronic Platform designated “Public Side Information”). Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by a Loan Party regarding whether a Communication contains or does not contain material non-public information with respect to any of the Loan Parties or their securities nor shall the Administrative Agent or any of its Affiliates incur any liability to any Loan Party, any Lender Party or any other Person for any action taken by the Administrative Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender Party that may decide not to take access to Restricting

Information. Nothing in this Section 9.13(c) shall modify or limit a Person’s obligations under Section 9.13 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.

(d) Each Lender Party acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information. Accordingly, each Lender Party agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) in writing to the Administrative Agent. Each Lender Party agrees to notify the Administrative Agent from time to time of such Lender Party’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

(e) Each Lender Party acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lender Parties generally. Each Lender Party that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lender Parties may have access to Restricting Information that is not available to such electing Lender Party. Each such electing Lender Party acknowledges the possibility that, due to its election not to take access to Restricting Information, it may not have access to any Communications (including, without being limited to, the items required to be made available to the Administrative Agent in Section 5.03 unless or until such Communications (if any) have been filed or incorporated into documents which have been filed with the Securities and Exchange Commission by the Parent Guarantor). None of the Loan Parties, the Administrative Agent or any Lender Party with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender Party or to use such Restricting Information on behalf of such electing Lender Party, and shall not be liable for the failure to so disclose or use, such Restricting Information.

(f) Sections 9.13(b), (c), (d) and (e) are designed to assist the Administrative Agent, the Lender Parties and the Loan Parties, in complying with their respective contractual obligations and applicable law in circumstances where certain Lender Parties express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lender Parties hereunder or thereunder may contain Restricting Information. None of the Administrative Agent or any of its directors, officers, agents or employees warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its directors, officers, agents or employees warrant or make any other statement to the effect that a Loan Party’s or Lender Party’s adherence to such provisions will be sufficient to ensure compliance by such Loan Party or Lender Party with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lender Parties and each Loan Party assumes the risks associated therewith.

Section 9.14 Release of Subsidiary Guarantors. (a) Within five (5) Business Days following the written request by the Parent Guarantor, the Administrative Agent, on behalf of the Lender Parties, shall release all Subsidiary Guarantors from their respective obligations under this Agreement and each other Loan Document so long as: (i) there is no monetary Event of Default existing under this Agreement at the time of such request and no Default or Event of Default will exist immediately following such release; (ii) the Parent Guarantor shall have received and have in effect at such time an Investment Grade Rating; and (iii) a Responsible Officer of the Parent Guarantor shall have delivered to the Administrative Agent a certificate in form and substance reasonably satisfactory to the Administrative Agent stating that each Subsidiary Guarantor is either being released from its obligation under any Senior Financing Transaction or has not then provided (and is not then required by the terms of such Senior Financing Transaction to provide) a guaranty with respect to any Senior Financing Transaction to which the Parent Guarantor is a party or to which it is simultaneously (or substantially simultaneously) entering into; provided, however, that in the event the Parent Guarantor is not able to make such statement with respect to any specific Subsidiary Guarantor, such Subsidiary Guarantor shall not be released from its obligations under this Agreement and each other Loan

Document until the Parent Guarantor makes such statement with respect to such Subsidiary Guarantor, but all other Subsidiary Guarantors shall be released as provided herein (collectively, clauses (i), (ii) and (iii) shall be considered a “Release Event”). In addition, following a Release Event, a Subsidiary of the Parent Guarantor shall not be required to become a Guarantor hereunder unless and until such Subsidiary thereafter becomes a guarantor or borrower in respect of any of the Obligations under a Senior Financing Transaction.

(b) In addition to the foregoing, at any time prior to the date on which the Parent Guarantor shall have received and then have in effect an Investment Grade Rating, within five (5) Business Days after the written request of the Parent Guarantor (each, an “Early Release Request”), including but not limited to, in connection with the sale or financing of any applicable Unencumbered Asset then being designated as a non-Unencumbered Asset as permitted hereunder, the Administrative Agent, on behalf of the Lender Parties, shall release the Subsidiary Guarantors designated in such request from their respective obligations under this Agreement and each other Loan Document so long as: (i) there is no monetary Event of Default existing under this Agreement at the time of such request and no Default or Event of Default will exist immediately following such release; (ii) immediately following such release the Borrower and the Parent Guarantor shall be in compliance with the covenants in Section 5.04, on a pro forma basis immediately after giving effect to such release; and (iii) the Parent Guarantor shall have delivered to the Administrative Agent (A) a certificate confirming compliance with (i) and (ii) above and (B) an updated Schedule II listing each Unencumbered Asset as of the date such Subsidiary Guarantor is removed as a Guarantor hereunder.

Section 9.15 Patriot Act Notification. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Parent Guarantor and the Borrower shall, and shall cause each of their Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lenders in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

Section 9.16 Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or other proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, against any other party hereto in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts, and each of parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in any such New York State court or, to the extent permitted or required by law, in such Federal court. Each of the Loan Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any litigation, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.17 Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 9.18 WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE OTHER LOAN PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDER PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES, THE LETTERS OF CREDIT OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Section 9.19 No Fiduciary Duties. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Administrative Agent, any Lender Party or any Affiliate thereof, on the one hand, and such Loan Party, its stockholders or its Affiliates, on the other. The Loan Parties agree that the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions. Each Loan Party agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each of the Loan Parties acknowledges that the Administrative Agent, the Lender Parties and their respective Affiliates may have interests in, or may be providing or may in the future provide financial or other services to other parties with interests which a Loan Party may regard as conflicting with its interests and may possess information (whether or not material to the Loan Parties) other than as a result of (x) the Administrative Agent acting as administrative agent hereunder or (y) the Lender Parties acting in their respective capacities as such hereunder, that the Administrative Agent or any such Lender Party may not be entitled to share with any Loan Party. Without prejudice to the foregoing, each of the Loan Parties agrees that the Administrative Agent, the Lender Parties and their respective Affiliates may (a) deal (whether for its own or its customers’ account) in, or advise on, securities of any Person, and (b) accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with other Persons in each case, as if the Administrative Agent were not the Administrative Agent and as if the Lender Parties were not Lender Parties, and without any duty to account therefor to the Loan Parties. Each of the Loan Parties hereby irrevocably waives, in favor of the Administrative Agent, the Lender Parties and the Arrangers, any conflict of interest which may arise by virtue of the Administrative Agent, the Arrangers and/or the Lender Parties acting in various capacities under the Loan Documents or for other customers of the Administrative Agent, any Arranger or any Lender Party as described in this Section 9.19.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or representatives thereunto duly authorized, as of the date first above written.

BORROWER:

EASTERLY GOVERNMENT PROPERTIES LP,
a Delaware limited partnership

By:	EASTERLY GOVERNMENT PROPERTIES, INC., a Maryland corporation, its sole General Partner

By:
Name:
Title:

PARENT GUARANTOR:

EASTERLY GOVERNMENT PROPERTIES, INC.

By:
Name:
Title:

Signature Page	EASTERLY PARTNERS, LLC
CREDIT AGREEMENTNYDOCS03/997490.15

SUBSIDIARY GUARANTORS:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

Signature Page	EASTERLY PARTNERS, LLC
CREDIT AGREEMENT

ADMINISTRATIVE AGENT, INITIAL LENDER, AND INITIAL ISSUING BANK:

CITIBANK, N.A.

By:
Name:
Title:

Signature Page	EASTERLY PARTNERS, LLC
CREDIT AGREEMENT

INITIAL ISSUING BANK AND INITIAL LENDER:

ROYAL BANK OF CANADA

By:
Name:
Title:

Signature Page	EASTERLY PARTNERS, LLC
CREDIT AGREEMENT

, as an Initial Lender

By:
Name:
Title:

Signature Page	EASTERLY PARTNERS, LLC
CREDIT AGREEMENT